UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )
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American International Group, Inc.
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AIG®

2026

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

American International Group, Inc.

A Letter from our Chairman & Chief Executive Officer and our Lead Independent Director

Dear Fellow Shareholders:
2025 was an exceptional year of accomplishment for AIG. We delivered sustained underwriting excellence, balanced capital management, strong financial performance and made excellent progress against our strategy to successfully position AIG for the future.
AIG’s performance represents the culmination of our multi-year strategic repositioning and outstanding execution. Our work to revise underwriting standards, modernize operations, divest non-core businesses, continue to evolve reinsurance to manage volatility, simplify our structure, and strengthen the balance sheet reached an important inflection point in 2025. For the first time since 2008, we generated more than $2 billion in underwriting income, and delivered Net income per diluted share of $5.43, compared to net loss per diluted share of $2.17 in the prior year and $7.09 in adjusted after-tax income per diluted share, a 43 percent increase year-over-year. We returned $6.8 billion of capital to shareholders and ended the year with an 18 percent debt-to-capital ratio.
At the same time, we have been focused on AI and its benefits. We accelerated the deployment of GenAI across our core underwriting and claims processes, entered into strategic transactions with Convex Group, Onex Corporation and Everest Group, and expanded our special purpose vehicle strategy with partners including Blackstone, Amwins and Palantir. Together, these initiatives strengthened AIG and support long-term earnings growth.
In early 2025, we hosted an Investor Day where management outlined a clear, compelling strategy and set ambitious financial objectives. The company is on track to achieve or exceed each of its Investor Day objectives. In 2025, AIG delivered strong Earnings per Share growth, surpassed its target Core Operating Return on Equity, and returned significant capital to shareholders.
During 2025, the Board remained focused on CEO succession and the continuation of a multi-year succession planning process. Following Mr. Zaffino's notice that he was considering retiring as CEO, we selected Eric Andersen who joined AIG in February as President & CEO Elect. A highly experienced global insurance leader with nearly 30 years at Aon, Mr. Andersen is known for his integrity, strategic vision, and proven ability to drive shareholder value. He is expected to assume the role of Chief Executive Officer and join the Board of Directors on or after June 1, 2026, with Mr. Zaffino continuing to serve as Executive Chair to support a seamless transition and ensure continuity. The Board is confident that Mr. Andersen is the right leader for AIG’s next chapter, and is well prepared to drive the company forward.
In addition to our focus on succession planning, the Board remained actively engaged throughout the year. During 2025, we conducted a two-day strategy session in London with the leaders of our International Commercial business lines. We also deepened our focus on AI as an enabler of future growth, spending time with management to review AIG’s progress in scaling GenAI across the enterprise, enhancing end-to-end processes and optimizing portfolios. We conducted extensive shareholder outreach to investors representing approximately 76 percent of the company’s shares outstanding and held meetings with those representing 50 percent of shares outstanding. We leveraged insights from these sessions to inform our governance and oversight.
On behalf of the Board and our colleagues, we would like to extend our sincere gratitude to Paola Bergamaschi and Jimmy Dunne for their dedication and contributions to AIG. Ms. Bergamaschi stepped down from the Board in October 2025 in connection with her appointment to the Board of Directors of Talbot Underwriting Ltd., an AIG subsidiary. Mr. Dunne will retire on the day of the Annual Meeting.
AIG’s foundation is stronger than it has been in decades, supported by a compelling strategy, an outstanding management team, and an exceptional track record of execution. We look forward to sharing our progress with you at the Annual Meeting of Shareholders, which will be held on May 13, 2026, at 11:00 a.m. Eastern Time at www.virtualshareholdermeeting.com/AIG2026.
Thank you for your continued engagement and support.
Sincerely,

Peter Zaffino Chairman & Chief Executive Officer

John G. Rice Lead Independent Director

Peter Zaffino Chairman & CEO	John G. Rice Lead Independent Director
AIG 2026 PROXY STATEMENT  1

March 31, 2026
Matters to Be Voted On:

1Election of the Ten Director Nominees Named in this Proxy Statement
2Advisory Vote to Approve Named Executive Officer Compensation
3Ratify Appointment of PricewaterhouseCoopers LLP to Serve as Independent Auditor for 2026
4Other business, if Properly Presented at the Annual Meeting

Your vote is very important. We encourage you to vote.

Who May Vote:

If you owned shares of American International Group, Inc. common stock at the close of business on March 16, 2026 (the record date), you are entitled to receive this Notice of the 2026 Annual Meeting and to vote at the 2026 Annual Meeting, either during the virtual meeting or by proxy.
How to Participate:

To participate in the 2026 Annual Meeting via the website (www.virtualshareholdermeeting.com/AIG2026), enter the 16-digit voting control number found on your proxy card, voting instruction form, notice of internet availability of proxy materials, or email notification. You can find detailed instructions on page 105 of this Proxy Statement.

Please carefully review this Proxy Statement and vote in one of the four ways identified on this page under “How to Vote.”

By Order of the Board of Directors.

Sincerely,
Chris Banthin
Senior Vice President and Corporate Secretary

The Board of Directors is soliciting proxies to be voted at our 2026 Annual Meeting of Shareholders on May 13, 2026, and at any postponed or reconvened meeting. We expect that the proxy materials and notice of internet availability will be mailed and made available to shareholders beginning on or about March 31, 2026.
2026 Annual Meeting of Shareholders to be Held in Virtual Format Only:
Date May 13, 2026
Time 11:00AM ET
Location www.virtualshareholdermeeting.com/AIG2026

How to Vote:
Telephone Call the telephone number on your proxy card or voting instruction form or in other communications
Internet Go to www.proxyvote.com and follow the instructions
Mail Sign, date and mail your proxy card or voting instruction form in the enclosed envelope
Online during the Meeting Attend the 2026 Annual Meeting online. See page 105 for instructions on how to attend and vote online
2  AIG 2026 PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held virtually on May 13, 2026. The Notice of the 2026 Annual Meeting of Shareholders and Proxy Statement, as well as our 2025 Annual Report, are available free of charge at www.proxyvote.com or at www.aig.com. References in either document to our website are for the convenience of readers, and information available at or through our website is not a part of, nor is it incorporated by reference in, the Proxy Statement or Annual Report.
Our principal executive offices are located at 1271 Avenue of the Americas, New York, New York, 10020-1304.
AIG 2026 PROXY STATEMENT  3

Certain Important Terms

Note: we use the terms the “Company,” “AIG,” “we,” “us,” and “our,” to refer to AIG Parent and its consolidated subsidiaries, unless the context refers to AIG Parent only. We also use the following capitalized terms and acronyms:

Term	Means

2010 Plan	American International Group, Inc. 2010 Stock Incentive Plan
2013 Plan	American International Group, Inc. 2013 Omnibus Incentive Plan
2021 Plan	American International Group, Inc. 2021 Omnibus Incentive Plan
AATI	Adjusted After-Tax Income
AI	Artificial Intelligence
AIG Clawback Policy	American International Group, Inc. Clawback Policy
AIG Parent	American International Group, Inc.
Amwins	Amwins Group, Inc.
AYCR	Accident Year Combined Ratio, as adjusted
Blackstone	Blackstone Inc.
Board	Board of Directors of AIG Parent
Business Competitors	Companies which closely match our specific mix of businesses and with which we compete for business. Please see page 77 for a list of our Business Competitors.
By-Laws	American International Group, Inc. By-Laws
CD&A	Compensation Discussion & Analysis
CEO	Chief Executive Officer of AIG Parent
Certificate of Incorporation	Restated Certificate of Incorporation of American International Group, Inc.
CMRC	Compensation and Management Resources Committee
Convex	Convex Group Limited
Corebridge	Corebridge Financial, Inc.
Corporate Governance Guidelines	American International Group, Inc. Corporate Governance Guidelines
CVC	CVC Capital Partners plc
CYCR	Calendar Year Combined Ratio
DSU	Deferred stock units
Equity Plan	American International Group, Inc. Long Term Incentive Plan (as amended and restated effective February 1, 2024)
ERM	Enterprise Risk Management
ESP	American International Group, Inc. 2012 Executive Severance Plan
Everest	Everest Group, Ltd.

4  AIG 2026 PROXY STATEMENT

Term	Means

Exchange Act	Securities Exchange Act of 1934
GenAI	Generative artificial intelligence
GOE	General operating expenses
Investments AOCI	Investments Accumulated Other Comprehensive Income
LLM	Large Language Model
LTI	Long-term incentive
LTI Plan	2021 Plan and the Equity Plan, collectively
Management	Senior officers
NCGC	Nominating and Corporate Governance Committee
NPW	Net Premiums Written
NYSE	New York Stock Exchange
Onex	Onex Corporation
Pay Governance	Pay Governance LLC
PCAOB	Public Company Accounting Oversight Board
P&C	Property & Casualty
PSU	Performance share unit
PwC	PricewaterhouseCoopers LLP
ROE	Return on Equity
RSU	Restricted stock unit
Say-on-Pay vote	Advisory vote to approve the compensation paid to named executive officers
SEC	Securities and Exchange Commission
Section 16 Officers	Individuals meeting the definition found in Rule 16a-1 of the Exchange Act
Securities Act	Securities Act of 1933
SMA	Separately Managed Account
STI	Short-term incentive
STI Plan	American International Group, Inc. Annual Short-Term Incentive Plan
Talbot	Talbot Underwriting Ltd.
TSR	Total Shareholder Return
AIG 2026 PROXY STATEMENT  5

Proxy Statement Summary	2026 Annual Meeting of Shareholders to be Held in Virtual Format Only: Please visit www.virtualshareholdermeeting.com/AIG2026 Date and Time: May 13, 2026 11:00 a.m. Eastern Time

This summary highlights information contained in this Proxy Statement. It does not contain all of the information you should consider in making a voting decision, and you should read the entire Proxy Statement carefully before voting.

Voting Matters and Vote Recommendation			Board’s Recommendation	More Information

Management Proposals	Item 1	Election of the Ten Director Nominees Named in this Proxy Statement	FOR each Director Nominee	Page 13
	Item 2	Advisory Vote to Approve Named Executive Officer Compensation	FOR	Page 40
	Item 3	Ratify Appointment of PricewaterhouseCoopers LLP to Serve as Independent Auditor for 2026	FOR	Page 102

What's New
■Announced leadership transition to take place in 2026 (see page 25)
■Revised Board leadership structure to separate the Chair and CEO roles following the leadership transition (see page 25)
■Increased engagement with shareholders (see pages 37 and 49)
■Enhanced governance and compensation disclosures (see disclosure beginning on pages 23 and 43)
■Implemented executive compensation program changes (see page 50)
■Added new disclosure regarding Board oversight of artificial intelligence (see page 32)
■Revised governance documents and key public company policies, including By-Laws, CMRC charter, Insider Trading Policy, Related Party Transaction Policy and Regulation FD Policy (see page 23)

6  AIG 2026 PROXY STATEMENT

Proxy Statement Summary About Us
About Us
We are a leading global insurance organization. We provide insurance solutions that help businesses and individuals in over 200 countries and jurisdictions protect their assets and manage risks through our operations, licenses and authorizations as well as network partners.

World-Class Underwriting and Claims Expertise executed through franchises that are among the leaders in their geographies and segments, providing differentiated service.
Global Reach and Breadth of Loyal Customers
including millions of clients in over 200 countries and jurisdictions, ranging from individuals to small and medium-sized businesses to multi-national Fortune 500 companies.
Millions of clients in
200+
countries and jurisdictions
Broad and Long-Standing Distribution Relationships with brokers, agents, advisors, marketplaces and other distributors strengthened through our dedication to quality.

Global Workforce of more than 22,000 colleagues committed to taking ownership, setting the standard, winning together, being allies and doing what's right.	Balance Sheet Strength and Financial Flexibility with approximately $41 billion in shareholders’ equity and AIG Parent liquidity sources of $9.3 billion as of December 31, 2025.
22K+ colleagues	~$41B & in shareholders’ equity	$9.3B in AIG Parent liquidity sources

Leadership Transition
On January 6, 2026, we announced that Chairman & CEO Peter Zaffino had informed the Board that he intends to retire as CEO by mid-year after successfully leading the Company’s transformation and strategic repositioning as a top-performing global property and casualty insurer. Mr. Zaffino will transition to Executive Chair of the Board at that time. As a result, Eric Andersen joined the Company as President & CEO Elect on February 16, 2026 and is expected to assume the role of CEO and join the Board of Directors after June 1, 2026, following an orderly transition period. See pages 25 and 45 for information regarding the leadership transition.
AIG 2026 PROXY STATEMENT  7

Proxy Statement Summary 2026 Priorities and 2025 Highlights
2026 Priorities

Advance Investor Day financial objectives Deliver on the strategic and financial objectives we set during Investor Day on March 31, 2025.
Deliver sustainable, profitable organic growth
Maintain underwriting discipline and continue to enhance our culture of underwriting excellence by growing our business in a balanced and diversified way.

Maintain our commitment to operational excellence
Continue to assess and simplify our end-to-end processes across our businesses and functions to strengthen operations and support continuous improvement.

Scale and accelerate our data and digital strategies, including GenAI deployment
Continue to execute our comprehensive data and digital strategies by accelerating the implementation of Underwriting by AIG Assist and Claims by AIG Assist across our businesses. Further embed GenAI capabilities throughout the organization.

Continue to invest in high-performance, Learn-It-All culture
Leverage the foundation of our renewed Purpose & Values and continue investing in the skills, capabilities, and ways of working required to create long-term competitive advantage.

2025 Highlights

Strong Financial Performance and Balanced Capital Management Supporting Financial Strength, Growth and Shareholder Return
■Generated Net income attributable to AIG common shareholders per diluted share of $5.43, compared to net loss per diluted share of $2.17 in the prior year, and Adjusted after-tax income attributable to AIG common shareholders per diluted share* of $7.09, compared to $4.95 in the prior year, an increase of 43 percent from the prior year.
■Delivered $2.3 billion of underwriting income, a 22 percent increase from the prior year.
■Produced strong combined ratio of 90.1 percent and Accident year combined ratio, as adjusted* of 88.3 percent.
■Achieved Return on equity of 7.5 percent and Core Operating return on equity* of 11.1 percent.
■Returned approximately $6.8 billion of capital to shareholders through approximately $5.8 billion of stock repurchases, reducing outstanding shares by 11 percent, and approximately $1.0 billion in common stock dividends.
■Received upgrades to financial strength ratings of AIG’s significant insurance subsidiaries by Fitch, S&P and Moody's and affirmation by A.M. Best.

Execution of Strategic Transactions
■Acquired the renewal rights of Everest's global retail commercial insurance portfolios for an aggregate purchase price of $301 million.
■Completed acquisition of minority ownership stakes in Convex, a privately held global specialty insurer for approximately $2.1 billion and Onex, a global asset manager, for approximately $646 million.
■Established strategic relationship with CVC to form large-scale separately managed accounts (SMAs) across CVC’s credit strategies and the launch of CVC’s private equity secondaries evergreen platform with AIG as a cornerstone investor, contributing up to $1.5 billion from our existing private equity portfolio. In parallel, we intend to allocate up to $2 billion to SMAs and funds managed by CVC, with an initial $1 billion to be deployed through 2026.
■Launched strategic collaboration with Amwins and Blackstone to form Lloyd’s Syndicate 2479, providing capacity for portfolio solutions.

*    Items that are marked with an asterisk are non-GAAP financial measures. See Appendix A for a reconciliation showing how these metrics are calculated from our audited financial statements.
8  AIG 2026 PROXY STATEMENT

Proxy Statement Summary Governance Snapshot
Governance Snapshot

Board Structure	Board Independence
■All Directors are independent except our Chairman & CEO ■100% independent committees ■Strong Lead Independent Director role ■Ongoing board refreshment

Nominee Highlights

Key Qualifications for Our Nominees

Leadership of complex global organizations	Risk oversight and financial management

Accounting expertise and high level of financial literacy	Experience in business transformations

Technology, cybersecurity, artificial intelligence, data management and digital strategies	Insurance, financial services and corporate governance backgrounds

AIG 2026 PROXY STATEMENT  9

Proxy Statement Summary Corporate Governance Highlights
Corporate Governance Highlights

		Director Since		Current Committee Memberships
Director Nominee	Age		Occupation and Background	Audit	CMR	NCG	Risk

James Cole, Jr.	57	2021	Chairman & Chief Executive Officer, The Jasco Group, LLC; Former Delegated Deputy Secretary of Education and General Counsel, U.S. Department of Education			C

John (Chris) Inglis	71	2024	Senior Strategic Advisor, Paladin Capital Group; Former National Cyber Director	M			M

Courtney Leimkuhler	46	2024	Co-founder and Managing Partner, Springbank Collective				M

Linda A. Mills	76	2015	President, Cadore Group, LLC; Former Corporate Vice President of Operations, Northrop Grumman Corporation		C		M

Diana M. Murphy	69	2023	Managing Director, Rocksolid Holdings, LLC		M	M

Juan R. Perez	59	2025	Former Executive Vice President and Chief Information Officer, Salesforce.com, Inc.		M

Peter R. Porrino	69	2019	Former Executive Vice President & Chief Financial Officer, XL Group Ltd	C

John G. Rice Lead Independent Director	69	2022	Former Non-Executive Chairman, GE Gas Power; Former President & Chief Executive Officer, GE Global Growth Organization			M

Vanessa A. Wittman	58	2023	Former Chief Financial Officer, Glossier, Inc.	M			C

Peter Zaffino	59	2020	Chairman & Chief Executive Officer, AIG

KEY TO COMMITTEES
CMR Compensation and Management Resources    NCG Nominating and Corporate Governance
 C  Chair    M  Member
We believe our nominees’ distinctive and complementary skills, experience, viewpoints and backgrounds promote a well-functioning, highly qualified Board. We have undertaken significant Board refreshment in recent years to ensure that the directors are positioned to provide guidance and oversight as we continue to make meaningful progress on strategic priorities, including the repositioning of our portfolio for sustainable, profitable growth.
10  AIG 2026 PROXY STATEMENT

Proxy Statement Summary Corporate Governance Highlights
Board Composition and Accountability

Board Leadership	■Mr. Rice serves as Lead Independent Director to the Board ■All members of Board committees are independent

Board Evaluations
■Annual Board, committee and individual director evaluations to facilitate ongoing, systematic examination of effectiveness and accountability with periodic assessments facilitated by third-party advisors

Director Independence
■Our Board has determined that all director nominees, other than Mr. Zaffino, are independent
■Board committees are independent under the applicable standards of the NYSE and any other applicable law, rule or regulation
■Our Corporate Governance Guidelines require that at least two-thirds of the Board be independent under the applicable standards of the NYSE

Annual Elections	■All of our directors are elected annually

Overboarding Policy
■A director may not serve on the boards of more than three other public companies (other than AIG Parent or a company in which AIG has a significant equity interest) absent special circumstances
■A director who is an executive officer of another public company may not serve on the board of more than one public company (other than AIG and the public company for which such director serves as an executive officer)
■A member of the Audit Committee may not serve on more than two audit committees of other public companies
■The CEO may not serve on the board of more than one public company, other than a company in which AIG has a significant equity interest

Risk Oversight	■The Board, directly or through its committees, oversees risk management policies and practices, including our risk appetite statement, and regularly discusses risk-related issues

Proxy Access	■We have adopted a proxy access right applying corporate best practices, allowing shareholders to include director nominations in our Proxy Statement

Right to Call Special Meeting	■Shareholders holding 25 percent of our voting stock may call special meetings

Action by Written Consent	■Shareholders may act by written consent

Majority Voting Standard
■Each of our directors is elected by a majority of the votes cast in an uncontested election
■Incumbent directors are required to submit irrevocable resignations prior to being nominated for re-election that becomes effective upon the nominee's failure to receive the required vote and the Board's acceptance of such resignation

Voting Rights	■Shareholders have equal voting rights per share

Stakeholder Engagement	■We prioritize a program of regular engagement with our stakeholders

AIG 2026 PROXY STATEMENT  11

Proxy Statement Summary Corporate Governance Highlights
Shareholder Engagement
In addition to our ongoing stakeholder dialogue facilitated by our Investor Relations team, we maintain a Shareholder Engagement Program that is intended to assist the Board in understanding and considering the issues that matter most to our shareholders. A wide range of topics are discussed at the meetings, including business performance, corporate governance, executive compensation and sustainability matters. Shareholders are also encouraged to raise any other matters that are on their minds.
In 2025, our shareholder engagement team included our (i) Lead Independent Director, (ii) CMRC Chair, (iii) General Counsel, (iv) Chief Human Resources Officer, (v) Head of Total Rewards, (vi) Head of Investors Relations, and (vii) Corporate Secretary. As instructed by the CMRC, the team broadened the usual scope of our shareholder outreach, with a heightened focus on obtaining specific feedback from shareholders who did not support our executive compensation program in 2025.
By the Numbers: Outreach and Engagement in 2025

Reached out to 61 top shareholders	Representing approximately	Held 35 meetings with shareholders	Representing approximately

	of shares outstanding		of shares outstanding

Met with ISS and Glass Lewis during Fall Engagement	Lead Independent Director and CMRC Chair led 63% of shareholder meetings	Representing approximately

of shares outstanding

The vast majority of these shareholder discussions centered on executive compensation matters. Across the board, shareholders requested more detailed disclosure regarding the CMRC’s decision-making process and clearer explanations of the various components of our executive compensation program. They also asked us to consider various program enhancements. You can find a complete summary of what we heard with respect to our executive compensation program and how we responded on page 49.

Shareholders Provided Feedback on the Key Topics Below
■Business performance ■Board composition and refreshment ■Board oversight of AI ■CEO and Management succession planning ■Our leadership transition ■Sustainability disclosures
Based on these discussions, we have expanded our disclosure regarding governance matters, including adding new disclosure regarding the Board’s oversight of AI and the leadership transition (see pages 32, 25 and 45, respectively).
12  AIG 2026 PROXY STATEMENT

Election of Directors

What am I voting on?

The Board is seeking your support for the election of each of the ten director nominees to serve on the Board until the 2027 Annual Meeting or until a successor is duly qualified and elected.
Our director nominees hold and have held senior positions as leaders of various large and complex global businesses. They have been chief executive officers, chief financial officers, chief information officers and senior executives of financial services, insurance, media, technology, private equity and industrial firms, as well as senior government officials and a military officer. Through these roles, our nominees have developed expertise in such areas as insurance, financial services, international business operations, risk management, corporate governance, M&A, technology, data and digital strategies, cybersecurity and human capital management. With this blend of skills and experience, our nominees bring fresh perspectives and a seasoned and practical approach to Board deliberations and oversight. Each director nominee is independent except for our Chairman & CEO, Mr. Zaffino.
Detailed biographical information for each director nominee follows. We have included the key experiences and qualifications and skills, including other U.S. public company directorships, that our nominees bring to the Board. Each director nominee is currently a director on the Board and has consented to being named as a nominee in the proxy materials and to serve if elected.

Voting Recommendation
The Board unanimously recommends a vote FOR each of the nominees for election to the Board at the 2026 Annual Meeting.

AIG 2026 PROXY STATEMENT  13

Proposal 1 – Election of Directors Board Composition and Refreshment Process
Board Composition and Refreshment Process
We seek to maintain a Board that possesses the substantial and varied skills, experience, viewpoints and backgrounds necessary to provide guidance on our strategy and oversee Management’s assessment of our opportunities and handling of our challenges and risks. To that end, we prioritize effective and aligned Board composition, supplemented by a thoughtful and ongoing approach to refreshment.
Over the past several years, the Board, with significant support from the NCGC, has undertaken a thorough evaluation of the size and composition of the Board and its committees. When evaluating Board composition, the Board and the NCGC consider the characteristics and qualifications of existing directors, potential director departures and our evolving strategic objectives and business environment. The Board does not impose term or age limits because the Board believes that, in certain circumstances, legacy directors can be uniquely positioned to provide continuity of insight and perspective regarding our operations and strategic direction.
With respect to our recent Board refreshment, we have sought to balance fresh perspectives with legacy knowledge and the requisite skills, expertise and competencies to provide sound stewardship as we sustain and build on our momentum. In particular, we have added directors who meet our strategic needs and priorities as we transition from transformation to growth accelerated by innovative data and digital strategies. As a result of the proactive management of the refreshment process, the average tenure of the director nominees is 4 years.
Identification of Board Candidates
We seek directors who are committed to our Purpose & Values, which serve as guideposts for decisions at every level of the Company and cultivate a culture of commitment to each other and to our shareholders. The NCGC identifies candidates in several ways:
■current and former directors and senior management may recommend suitable candidates;
■any shareholder may recommend a director candidate by writing to our Corporate Secretary (see page 108 for contact information); and
■the NCGC may engage third-party search firms to ensure that there is a large pool of suitable candidates.
The Board and the NCGC conduct a rigorous review of director candidates, taking into consideration the following criteria set forth in our Corporate Governance Guidelines:
■High personal and professional ethics, values and integrity
■Ability to work as part of an effective, collegial group
■Commitment to representing the long-term interests of the Company and our shareholders
■Skills, expertise, background and experience with businesses and other organizations that the Board deems relevant
■Interplay of the candidate’s experience with the experience of other Board members
■Personal background and professional experience, skills and qualifications
■Contribution of the candidate’s skills and experience to ensuring that the Board has the necessary tools to perform its oversight function effectively
■Ability and willingness to devote the time necessary to fulfill duties
14  AIG 2026 PROXY STATEMENT

Proposal 1 – Election of Directors Board Composition and Refreshment Process
Key Skills, Experience and Expertise
The NCGC regularly reviews with the Board the essential skills, experience and expertise that are most important in selecting candidates to serve as directors, considering our complex businesses, regulatory environment and the mix of capabilities and experience already represented on the Board. To this end, the Board and the NCGC have identified the following key skills and areas of expertise as essential for effective oversight in light of our businesses and strategy:

Insurance Experience working in the insurance industry, particularly property and casualty

Financial Services Experience in the non-insurance financial services industry, including banking and financial markets

Business Transformation Experience leading or overseeing successful long-term business transformations and corporate restructurings at scale or significant acquisitions and integrations

Public Company Executive Leadership Experience in a significant leadership position at a public company, such as a chief executive officer, chief financial officer or other senior leadership role

Risk Management Experience with the identification, assessment and oversight of enterprise risk management programs and best practices, including those relating to operational risks and cyber risks

Regulatory/Government Experience working in highly regulated industries and/or as a regulator or other government official

Financial Reporting/Accounting Experience with financial reporting, accounting or auditing processes and standards

International Experience Experience managing or overseeing businesses outside the U.S. and/or working or living in countries outside the U.S.

Technology/Cyber
Experience with oversight, development and adoption of technology, including artificial intelligence, and management of related issues and risks, including information security, cybersecurity and data management

Digital Knowledge of or experience with digital transformations, digital workflows and GenAI, as well as related issues and risks

Governance/Sustainability Experience with sustainability and governance-related issues

AIG 2026 PROXY STATEMENT  15

Proposal 1 – Election of Directors Board Composition and Refreshment Process
We believe our nominees’ varied and complementary skills, experiences, viewpoints and backgrounds promote a well-functioning, highly-qualified Board to provide appropriate guidance and independent oversight. In the nominees’ biographies below — as well as the summary graphic below — we highlight each nominee's key skills, experience and areas of expertise.

Director Nominee and Title	Director Since

James Cole, Jr. Chairman & Chief Executive Officer, The Jasco Group, LLC; Former Delegated Deputy Secretary of Education and General Counsel, U.S. Department of Education	2021		¢	¢		¢	¢			¢		¢

John (Chris) Inglis Senior Strategic Advisor, Paladin Capital Group; Former National Cyber Director	2024			¢		¢	¢		¢	¢	¢	¢

Courtney Leimkuhler Co-founder and Managing Partner, Springbank Collective	2024	¢	¢	¢		¢		¢			¢

Linda A. Mills President, Cadore Group, LLC; Former Corporate Vice President of Operations, Northrop Grumman Corporation	2015			¢	¢		¢	¢	¢	¢	¢	¢

Diana M. Murphy Managing Director, Rocksolid Holdings, LLC	2023		¢	¢	¢			¢				¢

Juan R. Perez Former Executive Vice President and Chief Information Officer, Salesforce.com, Inc.	2025			¢	¢					¢	¢

Peter R. Porrino Former Executive Vice President & Chief Financial Officer, XL Group Ltd	2019	¢			¢	¢	¢	¢

John G. Rice LEAD INDEPENDENT DIRECTOR Former Non-Executive Chairman, GE Gas Power; Former President & Chief Executive Officer, GE Global Growth Organization	2022		¢	¢	¢	¢	¢	¢	¢	¢		¢

Vanessa A. Wittman Former Chief Financial Officer, Glossier, Inc.	2023	¢	¢	¢	¢	¢		¢	¢		¢

Peter Zaffino Chairman & Chief Executive Officer, AIG	2020	¢	¢	¢	¢	¢	¢	¢	¢	¢	¢	¢

Total		4	6	9	7	7	6	7	5	6	6	6

16  AIG 2026 PROXY STATEMENT

Proposal 1 – Election of Directors Director Nominees
Director Nominees
The Board, on the recommendation of the NCGC, has nominated the ten director nominees presented below for Board election.
All are incumbent directors and were elected by the shareholders at the 2025 Annual Meeting. As previously disclosed, Paola Bergamaschi retired from the Board in October 2025 in connection with her election to the board of directors of Talbot, and James Dunne III is not standing for re-election and will retire as a director at the 2026 Annual Meeting. We thank Ms. Bergamaschi and Mr. Dunne for their service and valuable contributions as directors.
Director Independence

All of our non-management directors are independent under the NYSE listing standards. To be considered independent, a director must have no disqualifying relationships, as defined by the NYSE, and the Board must affirmatively determine that the director has no material relationships with the Company, either directly or as a partner, shareholder or officer of another organization that has a relationship with the Company.
All director nominees are independent except for the Chairman & CEO
Independence Assessment Process
Before joining the Board, and annually thereafter, each director completes a questionnaire seeking information about relationships and transactions that may require disclosure, that may affect the director's independence determination or that may affect the heightened independence standards that apply to CMRC and Audit Committee members. Directors are required to update the Corporate Secretary if any of their answers to the questionnaire change during the year.
The NCGC makes recommendations to the Board regarding the independence of directors and nominees after considering all known relevant facts and circumstances about relationships bearing on the independence of the directors and nominees. In making its assessment, the NCGC considers the information received from the questionnaires as well as its review of payments to the Company from, and payments or donations made by the Company to, the directors and nominees, their immediate family members and entities affiliated with the directors, nominees and their immediate family members (collectively, director-affiliated entities).
In its most recent assessment, the NCGC considered sales of Company insurance products and services to director-affiliated entities on substantially the same terms as other similarly situated parties, investments made by the Company in director-affiliated entities and fees paid by the Company to director-affiliated entities pursuant to transactions in the ordinary course of business. The NCGC reviewed these relationships to assess their materiality and determine if they would impair the independence and judgment of the relevant director.
Board Determination
The Board, on the recommendation of the NCGC, has determined that each director nominee, other than Mr. Zaffino, does not have a direct or indirect material relationship with the Company and is independent under the NYSE listing standards. The Board has also determined that all Audit Committee members satisfy the heightened audit committee independence standards under SEC and NYSE rules and that all CMRC members satisfy the relevant heightened standards under NYSE rules. Ms. Bergamaschi and Mr. Dunne were also determined to be independent.
AIG 2026 PROXY STATEMENT  17

Proposal 1 – Election of Directors Director Nominees
Director Nominee Biographies

James Cole Jr.

KEY EXPERIENCE AND QUALIFICATIONS:
In light of Mr. Cole’s considerable public policy, government and investment portfolio management experience, as well as his professional experience as a corporate lawyer advising multinational corporations on their strategic transactions and corporate governance matters, the Board has concluded that Mr. Cole should be re-elected.
CAREER HIGHLIGHTS:
The Jasco Group, LLC (investment management firm)
—Chairman & Chief Executive Officer, since 2017
U.S. Department of Education
—Delegated Deputy Secretary of Education & General Counsel, 2016 to 2017
—General Counsel, 2014 to 2017
—Senior Advisor to the Secretary, 2014
U.S. Department of Transportation
—Deputy General Counsel, 2011 to 2014
Wachtell, Lipton, Rosen & Katz
—Partner, 2004 to 2011
OTHER CURRENT US PUBLIC COMPANY DIRECTORSHIPS:
—None

Independent Age: 57 Director Since: 2021 COMMITTEES: ■Nominating and Corporate Governance (Chair)

John (Chris) Inglis

KEY EXPERIENCE AND QUALIFICATIONS:
In light of Mr. Inglis’ broad and considerable experience in technology, cybersecurity, information security and data management, as well as public policy and government, the Board has concluded that Mr. Inglis should be re-elected.
CAREER HIGHLIGHTS:
Paladin Capital Group (cyber venture capital investment firm)
— Senior Strategic Advisor, since 2023
U.S. National Cyber Director, 2021 to 2023
Commissioner, U.S. Cyberspace Solarium Commission, 2019 to 2020
National Security Agency
— Deputy Director and Chief Operating Officer, 2006 to 2014
U.S. Air Force pilot and commander at Squadron, Group and Joint Forces level(s), 1976 to 2006
—Active duty and reserves
—Retired as Brigadier General and Command Pilot, U.S. Air Force
OTHER CURRENT US PUBLIC COMPANY DIRECTORSHIPS:
—Huntington Bancshares Inc., 2016 to 2021 and since 2023
FORMER PUBLIC COMPANY DIRECTORSHIPS:
—FedEx Corporation, 2015 to 2021

Independent Age: 71 Director Since: 2024 COMMITTEES: ■Risk ■Audit
18  AIG 2026 PROXY STATEMENT

Proposal 1 – Election of Directors Director Nominees

Courtney Leimkuhler

KEY EXPERIENCE AND QUALIFICATIONS:
In light of Ms. Leimkuhler’s extensive background in financial services, including the global insurance industry, and her experience with investment portfolio management, business transformations and digital strategies, finance and accounting, the Board has concluded that Ms. Leimkuhler should be re-elected.
CAREER HIGHLIGHTS:
Springbank Collective (venture capital firm)
—Co-Founder and Managing Partner, 2019 to present
Marsh & McLennan Companies, Inc.
—Chief Financial Officer of Marsh, LLC and other Marsh subsidiaries, 2013 to 2017
New York Stock Exchange Euronext
—Head of Corporate Strategy and M&A, 2009 to 2013
—Corporate Development, 2004 to 2005, 2007 to 2009
Goldman Sachs
—Various positions, 2001 to 2004
OTHER CURRENT US PUBLIC COMPANY DIRECTORSHIPS:
—None

Independent Age: 46 Director Since: 2024 COMMITTEES: ■Risk

Linda A. Mills

KEY EXPERIENCE AND QUALIFICATIONS:
In light of Ms. Mills’ experience with large and complex international operations, risk and financial management, information technology and cybersecurity, and her prior management of a significant line of business, the Board has concluded that Ms. Mills should be re-elected.
CAREER HIGHLIGHTS:
Cadore Group, LLC (management and IT consulting)
—CEO & President, 2015 to present
Northrop Grumman Corporation
—Corporate Vice President, Operations, 2013 to 2015
—Corporate Vice President & President, Information Systems and Information
—Technology sectors, 2008 to 2012
—President of the Civilian Agencies Group, 2006 to 2007
—Vice President of Operations and Process, Information Technology Sector, 2003 to 2006
TRW, Inc.
—Various positions, 1979 to 2002, including Vice President of Information Systems and Processes
OTHER CURRENT US PUBLIC COMPANY DIRECTORSHIPS:
—None
FORMER PUBLIC COMPANY DIRECTORSHIPS:
—Navient Corporation (non-executive chair), 2014 to 2025

Independent Age: 76 Director Since: 2015 COMMITTEES: ■Compensation and Management Resources (Chair) ■Risk
AIG 2026 PROXY STATEMENT  19

Proposal 1 – Election of Directors Director Nominees

Diana M. Murphy

KEY EXPERIENCE AND QUALIFICATIONS:
In light of Ms. Murphy’s significant experience in leading complex companies through strategic and organizational change and serving as a public company director, as well as her background in media, communications and marketing, the Board has concluded that Ms. Murphy should be re-elected.
CAREER HIGHLIGHTS:
Rocksolid Holdings, LLC (private equity)
—Managing Director, 2007 to present
United States Golf Association
—President, 2016 to 2018
—Vice President, 2014 to 2015
—Treasurer, 2013 to 2014
Georgia Research Alliance Venture Fund
—Managing Director, 2012 to 2015
Chartwell Capital Management Co., Inc
—Managing Director, 1997 to 2007
Tribune Media Company, 1979 to 1995
—Chief Revenue Officer and Senior Vice President, Advertising and Marketing, The Baltimore Sun Company, 1992 to 1995
—Various positions, 1979 to 1992
OTHER CURRENT US PUBLIC COMPANY DIRECTORSHIPS:
—Atlanta Braves Holdings, Inc., since 2023
—Landstar System, Inc. (non-executive chair), since 1998
FORMER PUBLIC COMPANY DIRECTORSHIPS:
—Synovus Financial Corp., 2017 to 2025
—CTS Corporation, 2010-2020

Independent Age: 69 Director Since: 2023 COMMITTEES: ■Compensation and Management Resources ■Nominating and Corporate Governance

Juan R. Perez

KEY EXPERIENCE AND QUALIFICATIONS:
In light of Mr. Perez’s expertise in leveraging performance-enhancing strategies across operations and operational planning, as well as his technology skills and capabilities and experience leading data and digital strategies, the Board has concluded that Mr. Perez should be re-elected.
CAREER HIGHLIGHTS:
Salesforce.com, Inc. (customer relationship management technology)
—CIO Advisor, since 2025
—Executive Vice President and Chief Information Officer, 2022 to 2025
United Parcel Service, Inc., 1990 to 2022
—Various leadership positions, including serving as Chief Information and Engineering Officer from April 2017 to March 2022 and Chief Information Officer from March 2016 to April 2017
OTHER CURRENT US PUBLIC COMPANY DIRECTORSHIPS:
—Westinghouse Air Brake Technologies Corporation, since 2025
FORMER PUBLIC COMPANY DIRECTORSHIPS:
—The Hershey Company, 2019 to 2025

Independent Age: 59 Director Since: 2025 COMMITTEES: ■Compensation and Management Resources
20  AIG 2026 PROXY STATEMENT

Proposal 1 – Election of Directors Director Nominees

Peter R. Porrino

KEY EXPERIENCE AND QUALIFICATIONS:
In light of Mr. Porrino’s professional experience related to the global insurance industry, as well as his experience in finance, accounting and risk management, the Board has concluded that Mr. Porrino should be re-elected.
CAREER HIGHLIGHTS:
XL Group Ltd (insurance and reinsurance)
—Senior Advisor to the Chief Executive Officer, 2017 to 2018
—Executive Vice President & Chief Financial Officer, 2011 to 2017
Ernst & Young LLP
—Global Insurance Industry Leader, 1999 through 2011
Consolidated International Group
—President & Chief Executive Officer, 1998 to 1999
Zurich Insurance Group
—Chief Financial Officer & Chief Operating Officer of Zurich Re Centre, 1993 to 1998
Ernst & Young LLP
—Auditor, 1978 to 1993
OTHER CURRENT US PUBLIC COMPANY DIRECTORSHIPS:
—None

Independent Age: 69 Director Since: 2019 COMMITTEES: ■Audit (Chair)

John G. Rice

KEY EXPERIENCE AND QUALIFICATIONS:
In light of Mr. Rice’s public company leadership experience, including leading complex, global organizations and his experience in finance, operations, business transformation, technology and digital strategies, the Board has concluded that Mr. Rice should be re-elected.
CAREER HIGHLIGHTS:
General Electric Company (multinational conglomerate)
—Non-Executive Chairman, GE Gas Power, 2018 to 2020
—Vice Chairman, GE, 2005 to 2018
—President & Chief Executive Officer, GE Global Growth Organization, 2010 to 2017
—Various other senior positions, including:
•President & Chief Executive Officer, GE Technology Infrastructure, 2005 to 2010
•Vice Chairman, GE Industrial, 2005 to 2007
•President and Chief Executive Officer, GE Energy, 2000 to 2005
•Senior Vice President, GE Power Systems, 2000 to 2003
•Vice President, GE Transportation Systems, 1997 to 1999
OTHER CURRENT US PUBLIC COMPANY DIRECTORSHIPS:
—Baker Hughes Company, since 2017

Lead Independent Director Age: 69 Director Since: 2022 COMMITTEES: ■Nominating and Corporate Governance
AIG 2026 PROXY STATEMENT  21

Proposal 1 – Election of Directors Director Nominees

Vanessa A. Wittman

KEY EXPERIENCE AND QUALIFICATIONS:
In light of Ms. Wittman’s experience as a seasoned public company director and senior financial executive in global organizations across a range of industries, including insurance, consumer products and technology as well as her experience in risk management, the Board has concluded that Ms. Wittman should be re-elected.
CAREER HIGHLIGHTS:
Glossier, Inc. (consumer products)
—Chief Financial Officer, 2019 to 2022
Oath Inc.
—Chief Financial Officer, 2018 to 2019
Dropbox, Inc.
—Chief Financial Officer, 2015 to 2016
Motorola Mobility Holdings, Inc.
—Chief Financial Officer, 2012 to 2014
Marsh & McLennan Companies
—Executive Vice President & Chief Financial Officer, 2008 to 2012
OTHER CURRENT US PUBLIC COMPANY DIRECTORSHIPS:
—Oscar Health, Inc., since 2021
—Booking Holdings Inc., since 2019

Independent Age: 58 Director Since: 2023 COMMITTEES: ■Audit (Financial Expert) ■Risk (Chair)

Peter Zaffino

KEY EXPERIENCE AND QUALIFICATIONS:
In light of Mr. Zaffino’s deep insurance expertise, leadership capabilities, financial, operational and transformation skills, and his continued exceptional performance as our CEO, the Board has concluded that Mr. Zaffino should be re-elected.
CAREER HIGHLIGHTS:
American International Group, Inc.
—Chairman (since 2022), Chief Executive Officer (since 2021) and President (2020 to 2026)
—Executive Vice President & Global Chief Operating Officer, 2017 to 2021
—Chief Executive Officer, General Insurance, 2017 to 2019
Marsh & McLennan Companies, Inc.
—Various senior positions, including:
•Chairman for the Risk and Insurance Services segment, 2015 to 2017
•Chief Executive Officer of Marsh, LLC, 2011 to 2017
•President & Chief Executive Officer of Guy Carpenter, 2008 to 2011
•Guy Carpenter, 2001 to 2008
GE Capital, 1995 to 2001
OTHER CURRENT US PUBLIC COMPANY DIRECTORSHIPS:
—None
FORMER PUBLIC COMPANY DIRECTORSHIPS:
—Corebridge Financial, Inc. (chair), 2021 to 2024

Chairman & Chief Executive Officer Age: 59 Director Since: 2020
22  AIG 2026 PROXY STATEMENT

Corporate Governance

Our Continuing Commitment to Effective and Robust Corporate Governance Practices
The Board is committed to effective corporate governance practices that are designed to maintain high standards of oversight, accountability, integrity and ethics while promoting the long-term interests of our shareholders. The Board continuously reviews and considers these practices to enhance its effectiveness.
Our corporate governance framework enables our directors to provide advice, insight and oversight that advances the interests of the Company and our shareholders. We maintain sound governance standards, as reflected in our By-Laws, Certificate of Incorporation, Director, Officer and Senior Financial Officer Code of Business Conduct and Ethics, Corporate Governance Guidelines, committee charters, our systematic approach to risk management and our commitment to transparent financial reporting and strong internal controls. The Board also maintains a comprehensive statement on director expectations which goes beyond our Corporate Governance Guidelines to provide very specific expectations for our directors related to our primary values of integrity, diligence, teamwork, impact and independence.
Corporate Governance Updates
The Board and Management regularly review our corporate governance documents and make modifications from time to time to reflect recent developments and investor feedback and ensure their continued effectiveness. In 2025, we comprehensively reviewed and made updates to our By-Laws, CMRC Charter and key public company policies.
■By-Laws. The By-Laws were amended and restated to reflect Delaware law updates and current market practices, as well as to make certain clarifying, ministerial and other changes. In general, the Board prioritized amendments that balanced reasonableness, clarity and the protection of shareholder voting rights. In particular, amendments were made to clarify and update procedures and informational requirements related to special shareholder meetings, shareholder advance notices of matters to be brought at annual shareholder meetings, special board meetings, shareholder written consents, contested elections and other items.
■CMRC Charter. The CMRC Charter was amended to (i) clarify the CMRC's oversight responsibility with respect to benefit plans, (ii) update the description of the CMRC's responsibility with respect to human capital management practices and programs, and (iii) confirm that the CMRC may determine the composition of the group of executive officers subject to stock ownership guidelines.
■Key Public Company Policies. Our Insider Trading Policy, Related Party Transaction Policy and Regulation FD Policy were updated to align their provisions with current best practices and evolving legal and regulatory requirements. The policies were also simplified and clarified to further enhance user understanding.
AIG 2026 PROXY STATEMENT  23

Corporate Governance Corporate Governance Framework
Corporate Governance Framework
Highlights of our governance framework are outlined below. We encourage you to visit the Leadership and Governance page of our website (www.aig.com) where you can access more information about our corporate governance.
The Board is Accountable and Committed to Shareholder Rights
■Annual director elections
■Majority voting for directors in uncontested elections
■Proxy access provided to shareholders
■Shareholders can act by written consent
■Shareholders holding 25 percent of voting stock can call special meetings
■Stringent share ownership requirements for directors and senior management
■No hedging, short sales or pledging of AIG securities
■Clawback policies that provide protections beyond those required by NYSE
■Annual advisory vote on executive compensation
■Active and ongoing shareholder engagement
■Equal voting rights per share
■No supermajority voting requirements
■Annual Board, committee and director evaluations
■Limits on director service on the boards of other public companies
■Director equity awards not paid until after retirement from the Board
■No director attending less than 75 percent of regular Board and applicable committee meetings for two consecutive years will be re-nominated absent extraordinary circumstances
The Board is Independent and Highly Skilled
■All director nominees are independent, except for our Chairman & CEO, Mr. Zaffino
■All standing committees are comprised entirely of independent directors
■Independent directors meet regularly without management in conjunction with regularly scheduled Board and committee meetings
■Lead Independent Director role is comprehensive and consequential with explicit responsibilities
■The NCGC regularly reviews the composition of our Board, taking into consideration the skills, experience, viewpoints and backgrounds of the existing directors, both individually and as a group
The Board and its Committees are Actively Engaged in Oversight
■The Board, directly and through its committees, oversees our strategic, capital and financial plans as well as our ERM practices, including cybersecurity, sustainability and human capital risks
■The Board, through the CMRC, annually evaluates CEO performance and oversees executive compensation and human capital management practices and programs, including retention, talent development, management succession planning and compensation and benefits
■The Board, directly and through the NCGC, oversees succession planning for the Chairman & CEO and our policies, practices and reporting with respect to current and emerging public policy issues of significance to the Company, including issues relating to sustainability, corporate social responsibility, government relations and lobbying
■The Board, through the Audit Committee, oversees financial and compliance risk exposures and our Internal Audit function
■The Board, through the Risk Committee, oversees our ERM and risk framework, risk profile and operational risks

24  AIG 2026 PROXY STATEMENT

Corporate Governance Corporate Governance Framework
Board Meetings and Attendance in 2025

100% Average Board meeting attendance	7 Board meetings	17 Committee meetings	99% Average Committee meeting attendance

In conjunction with each regularly scheduled Board and committee meeting, the independent directors meet in sessions without management. These sessions are led by the Lead Independent Director and committee chairs following Board and committee meetings, respectively.
Under the Corporate Governance Guidelines, directors are expected to attend the Annual Meeting. Each of the directors who stood for election at the 2025 Annual Meeting participated in that meeting.
Board Structure
The Board Maintains a Flexible Leadership Structure
The Board does not have a policy about whether the roles of Chair of the Board and CEO should be separate or combined. Rather, the Board believes it is prudent to periodically evaluate and make a determination regarding the leadership structure that serves the best interests of the Company and its shareholders, considering the Company’s needs and circumstances at any given time.
While Mr. Zaffino remains as Chairman & CEO, the Board believes that the present structure, which includes a Lead Independent Director with well-defined responsibilities, provides the Company and the Board with exemplary leadership, appropriate independent oversight of management, and continuity of experience. This structure complements ongoing Board refreshment and aligns with the importance of maintaining a single voice in leadership communications to shareholders, the investor community, employees and other stakeholders.
When Mr. Zaffino informed the Board of his intention to retire as CEO earlier this year, the Board reevaluated the current leadership structure. At that time, the Board determined that it would be in the best interests of the Company and its shareholders to separate the Chair and CEO roles once Mr. Zaffino retires as CEO. Accordingly, when Mr. Andersen becomes CEO, Mr. Zaffino will become Executive Chair. The Board believes this leadership structure will put the Company in the best position to navigate the transition process, to set Mr. Andersen up for success and to continue to benefit from Mr. Zaffino’s leadership. In particular, this structure enables Mr. Andersen to focus on the daily activities of running the Company as CEO while Mr. Zaffino continues to support key priorities such as digital and data initiatives, foster key strategic relationships and maintain his leadership role on the Board.
The Lead Independent Director Has Well-Defined Responsibilities
Our By-Laws and Corporate Governance Guidelines require that the Board select a non-management director to serve as Lead Independent Director when the Board Chair is not independent. The Board believes that a Lead Independent Director with well-defined responsibilities enhances the effectiveness of the independent directors, improves risk management and oversight and provides a channel for independent directors to candidly raise issues or concerns for the Board’s consideration. The Lead Independent Director’s broad responsibilities ensure the role has a strong voice.
Mr. Rice currently serves as our Lead Independent Director. His intimate understanding of the Company’s business and strategy serve as an invaluable resource to Mr. Zaffino and senior management as they set and execute the strategy of the Company. Mr. Zaffino and Mr. Rice maintain consistent and transparent communication and regularly discuss matters related to strategy, risk and business opportunities. Mr. Rice also serves as an effective liaison between management and the Board due to the strong relationships that he has built with both Mr. Zaffino and his fellow non-management directors.
AIG 2026 PROXY STATEMENT  25

Corporate Governance Board Structure
Chairman and Lead Independent Director Responsibilities

Responsibility	Chairman	Lead Independent Director

Provide leadership to the Board in its oversight of management	■

Chair meetings of the Board and the annual shareholder meeting	■

Communicate with shareholders, government officials and other stakeholders	■	■

Set agendas for, and schedule meetings of, the Board	■	■

Review and approve agendas for each committee of the Board and coordinate with the committee chairs to schedule committee meetings	■

Review the quality, quantity, appropriateness and timeliness of information provided to the Board	■	■

Confer regularly with the Lead Independent Director on matters of importance, including with respect to management, operational and other business developments that may require action or oversight by the Board	■

Provide advice, guidance and assistance to the Chairman		■

Call and chair the executive sessions of the independent directors, in conjunction with each regularly scheduled meeting of the Board, and call and chair additional executive sessions and meetings of the independent directors, as needed
■

Coordinate with the chair of the NCGC with respect to identifying and evaluating candidates qualified to serve as directors on the Board	■	■

Coordinate with the chair of the NCGC with respect to the format and process for the performance evaluations of the Board and its committees	■	■

Chair meetings of the Board in the absence of the Chairman		■

Serve as a liaison and facilitate communication between the Chairman and the independent Directors		■

Confer regularly with the Chairman on matters of importance that may require action or oversight by the Board		■

Carrying out such other duties as are requested by the independent directors, the Board, or any of its committees from time to time		■

We Generally Limit Service on Other Public Company Boards
The Board values the experience directors bring from other public company boards on which they serve, but acknowledges that such service may also present significant demands on a director’s time and availability and may present other conflicts. In these circumstances, under our Corporate Governance Guidelines, a director must obtain the consent of the Chairman & CEO and chair of the NCGC before joining the board of another company. In addition, absent special circumstances, the Board generally imposes the following limits:
26  AIG 2026 PROXY STATEMENT

Corporate Governance Board Structure
■A director may not serve on the boards of more than three public companies (other than AIG Parent or a company in which AIG has a significant equity interest)
■A director who is an executive officer of another public company may not serve on the board of more than one public company (other than AIG Parent and the public company for which such director serves as an executive officer)
■A member of the Audit Committee may not serve on more than two audit committees of other public companies
■Our CEO may not serve on the board of more than one public company (other than AIG Parent or a company in which we have a significant equity interest)
All of our director nominees meet these guidelines.
We Strongly Support Director Orientation and Continuing Education
We believe that director orientation and education are vital to the ability of directors to fulfill their roles, and we provide varied opportunities to support their continuous learning. Upon joining our Board, each new director participates in a comprehensive director orientation program during which they meet with senior executives, fellow directors and our independent auditor in a mix of both one-on-one and group meetings. Educational sessions provide overviews of our lines of business and various functions as well as our reserving practices, the regulatory environment and the core responsibilities and best practices of public company directors. The sessions are open to all directors. New directors also receive extensive written orientation materials to familiarize them with our strategic priorities, the insurance industry, our accounting practices and our culture, policies, practices and history.
All directors receive ongoing education throughout the year regarding matters relevant to the Company, including artificial intelligence, data and digital strategy and risk management in addition to industry-specific topics. We also maintain subscriptions and/or memberships with various professional associations that offer publications, conferences and programs that are relevant to our Board. Directors are encouraged to attend outside continuing education programs and are reimbursed for the cost of such programs and related expenses.
The Board Maintains a Robust Performance Evaluation Process
The Board believes that a thorough and constructive performance evaluation process is an important element of good corporate governance to promote Board effectiveness and continuous improvement. Accordingly, the Board and its committees conduct an annual formal performance evaluation process. The NCGC determines the format and process for the performance evaluations in coordination with the Chairman & CEO and the Lead Independent Director.
The performance evaluation process is designed to facilitate ongoing, systematic examination of the Board’s and committees’ effectiveness and accountability, and to identify opportunities for improving operations and procedures. The process for the performance evaluations may be conducted with or without a third-party facilitator who specializes in corporate governance and solicits anonymous feedback. A third-party facilitator was used in the annual evaluation process in 2023. When a third-party facilitator is not utilized, the Board conducts the process internally.

How it Worked in 2025
■The NCGC approved the format and process for the performance evaluations for the Board committees and individual directors.
■The performance evaluations were part of a thorough process, including self-assessments in executive sessions and interviews by the Lead Independent Director and the NCGC Chair.
■The Lead Independent Director and NCGC Chair reported to the full Board on the performance evaluations and feedback received, and led a discussion of opportunities for refinement and change.

How Performance Evaluations Contribute to Board Performance
■The self-assessments are intended to collect the perspectives of each director and assess various indicators of effective governance, including Board size and composition, communication among directors, Board dynamics and director onboarding.
■The performance evaluation process has in the past led to Board refreshment actions, further evolved the evaluation process, streamlined Board and committee meeting materials and agendas and improved meeting discussions.

AIG 2026 PROXY STATEMENT  27

Corporate Governance Board Committees
Board Committees
The Board has four standing committees: Audit, Compensation and Management Resources, Nominating and Corporate Governance and Risk. Each of these committees is composed exclusively of independent directors. Committee meetings are generally held in conjunction with scheduled Board meetings and additional meetings are held as needed, including meetings of the Audit Committee to review quarterly and year-end earnings reports.
Each committee operates under a written charter – all of which are available on our website (www.aig.com). Each charter is reviewed annually by the respective committee to confirm that it accurately and adequately states each of the respective committee's responsibilities. Under those charters, each committee has the authority to retain independent advisors to assist in the performance of its responsibilities. Each committee reviews reports from senior management and reports its actions to, and discusses its recommendations with, the full Board.
In 2025, after reflecting on shareholder satisfaction with our current governance practices and developments in the law and corporate governance practices, the Board determined that no revisions were required to committee charters, other than certain updates to the CMRC charter, as discussed above and outlined below.
All committee chairs are appointed at least annually by the Board.
The tables below reflect the committee membership and the number of committee meetings held in 2025.
Audit Committee

Members	Primary Responsibilities

Peter R. Porrino, Chair John C. Inglis Vanessa A. Wittman 6 MEETINGS HELD IN 2025
■Assists the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of our internal audit function
■Reviews and discusses with management major financial risk exposures and the steps management has taken to monitor and control such exposures, including risk assessment and risk management policies
■Assists the Board in its evaluation of the qualifications, performance and independence of the independent auditor, including responsibility for the appointment, compensation, retention and oversight of the firm's work
■Assists the Board in its oversight of the performance of our internal audit function, including responsibility for the appointment, replacement, reassignment or dismissal of, and being involved in the performance reviews of, our chief internal auditor
■Assists the Board in its oversight of compliance with regulatory requirements, including reviewing periodically with management any significant legal, compliance and regulatory matters that have arisen or that may have a material impact on our business, financial statements or compliance policies, relations with regulators and governmental agencies and any material reports or inquiries from regulators and government agencies
■Approves regular, periodic cash dividends on our common stock consistent with Board-approved dividend policies

The Board has determined, on the recommendation of the NCGC, that: (i) each current Audit Committee member is financially literate in accordance with NYSE listing standards, and (ii) each of Peter Porrino and Vanessa Wittman is an “audit committee financial expert” as that term is defined under SEC rules and regulations.
28  AIG 2026 PROXY STATEMENT

Corporate Governance Board Committees
Compensation and Management Resources Committee

Members	Primary Responsibilities

Linda A. Mills, Chair James Dunne III Diana M. Murphy Juan R. Perez 5 MEETINGS HELD IN 2025
Oversees our executive compensation and benefits philosophy and policies generally, including reviewing and recommending to the Board the adoption, amendment and termination of any incentive compensation and equity-based programs that require Board approval
Reviews and approves incentive award performance goals, objectives and metrics for Section 16 Officers and evaluating their performance in light of those goals, objectives and metrics and, based on recommendations from the CEO, approving the compensation of Section 16 Officers, including salary, incentive or equity compensation, and any special benefits and executive perquisites; and any hiring and severance or similar termination payments proposed to be made to any prospective, current or former Section 16 Officer
Reviews and approves annual corporate goals, objectives and metrics relevant to the compensation of the CEO and evaluates the CEO’s performance in light of those goals, objectives and metrics and determines and recommends that the Board approve the CEO's compensation based on its evaluation
Establishes and reviews compliance with stock ownership guidelines for executive officers
Oversees the assessment of the risks related to compensation programs and policies
Oversees human capital management practices and programs, including retention, talent development, management succession planning and compensation and benefits
Engages the services of an independent compensation consultant to advise on executive compensation matters

The CMRC may delegate its authority to one or more subcommittees consisting solely of one or more members of the CMRC when it deems it appropriate. The CMRC may delegate to the CEO the authority to make grants to employees other than Section 16 Officers under equity compensation plans as the CMRC deems appropriate and in accordance with the terms of such plans.
AIG 2026 PROXY STATEMENT  29

Corporate Governance Board Committees
Nominating and Corporate Governance Committee

Members	Primary Responsibilities

James Cole, Jr., Chair Diana M. Murphy John G. Rice 4 MEETINGS HELD IN 2025
■In consultation with the Chairman & CEO and the Lead Independent Director, identifies and evaluates candidates qualified to serve as directors, consistent with criteria set forth in the Corporate Governance Guidelines and recommends these individuals to the Board for nomination, election or appointment as members of the Board and committees
■Makes recommendations to the Board regarding committee and committee chair assignments and makes recommendations to the Board as to determinations of director independence
■Reviews the appropriate size and composition of the Board and its committees and, where appropriate, recommends changes to the Board
■Oversees and reports to the Board on CEO succession planning
■Oversees the performance evaluation of the Board and its committees
■Reviews and makes recommendations to the Board regarding the form and amount of independent director compensation and the minimum stock ownership guidelines for independent directors
■Oversees our policies, practices and reporting with respect to current and emerging public policy issues of significance to the Company, including issues relating to climate, sustainability, corporate social responsibility and lobbying activities

Risk Committee

Members	Primary Responsibilities

Vanessa A. Wittman, Chair John C. Inglis Courtney Leimkuhler Linda A. Mills 2 MEETINGS HELD IN 2025
■Assists the Board in overseeing and reviewing information regarding our enterprise risk management and overall risk framework, and management’s identification, measurement, management and reporting of key risks facing the Company
■Annually reviews, and recommends to the Board that it approve, the Risk Appetite Statement
■Reviews the selection and assessment of top risks, watch risks and emerging risks by the ERM group, including operational risk
■Reviews risk management strategies, risk mitigation strategies and controls and other matters related to the management of risks pertaining to the business
■Provides input to the CEO regarding the appointment, removal and performance of the Chief Risk Officer

30  AIG 2026 PROXY STATEMENT

Corporate Governance Areas of Board Oversight
Areas of Board Oversight
The Board fulfills its oversight role with respect to our strategic priorities through year-round discussions and presentations covering Company-wide and business unit-specific updates.
In 2025, the Board conducted a two-day strategy session in London with the leaders of our International Commercial business lines. Among other topics, the meetings included an overview of the International Commercial business with deep dives on various business lines including the Talbot business, the AIG UK business and the Global Specialty business. The Board also toured the facilities of Lloyd’s of London, a key strategic partner to our business, and engaged in a robust dialogue with its CEO.
Board Oversight of Risk Management
We consider risk management an integral part of our business strategy and a key element of our approach to corporate governance. We have an integrated process for managing risks throughout our organization in accordance with our firm-wide risk appetite.

Board of Directors
The Board, directly or through its committees, oversees our risk management policies and practices, including our risk appetite statement, and regularly discusses risk-related issues. The Board oversees the management of risk, including those related to insurance, market, credit, capital, liquidity, operational, technology and business and strategy, through the complementary functioning of the committees.

Audit Committee
■Discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including risk assessment and risk management policies
■Reviews with management any significant legal, compliance or regulatory risks

Compensation and Management Resources Committee
■Oversees the assessment of the risks related to our human capital and compensation programs and policies, including the administration of policies regarding the recoupment, repayment or forfeiture of compensation
■Receives periodic reports from our Chief Risk Officer on risk assessments of our compensation programs and policies

Nominating and Corporate Governance Committee
■Oversees and reports to the Board on risks related to director independence and related party transactions, public policy and lobbying activities, and sustainability-related issues

Risk Committee
■Assists the Board in overseeing and reviewing information regarding enterprise risk management and our overall risk framework, and management’s identification, measurement, management and reporting of key risks
■Annually reviews, and recommends to the Board that it approve, the risk appetite statement

Management
Management has the day-to-day responsibility for assessing and managing our risk exposure, and the Board and its committees provide oversight in connection with those efforts, with particular focus on reviewing our most significant existing and emerging risks.

AIG 2026 PROXY STATEMENT  31

Corporate Governance Areas of Board Oversight
Board Oversight of Cybersecurity
Like other global companies, we continue to witness the increased sophistication and activities of unauthorized parties attempting cyber and other computer-related penetrations such as "denial of service" attacks, phishing, untargeted but sophisticated and automated attacks, and other disruptive software in an effort to compromise systems, networks and obtain sensitive information. Cybersecurity risks may also derive from unintentional human error or intentional malice on the part of employees or third parties who have authorized access to our systems or information. We require employees to complete regular training on cyber-related topics.
We maintain a documented Information Security Program (the Program) that is informed by industry standards, frameworks and best practices and is designed to protect the confidentiality, integrity and availability of our information assets and systems that store, process or transmit information.
Our Board oversees the Program and the management of risks from cybersecurity threats. The Board reviews and monitors our business and technology strategy, including the policies, processes and practices that management implements to address risks from cybersecurity threats. The Board believes that all directors are responsible for oversight of these matters given the increasing importance of cybersecurity to our risk profile, as well as the significant role our technology strategy plays in our strategic priorities. The Chief Information Officer, Chief Information Security Officer (CISO) and Chief Risk Officer provide updates to the Board as appropriate.
We have an established issue escalation protocol for technology incidents, including cyber related incidents. In the event of a material cybersecurity incident, the Board will receive prompt information and ongoing updates about the incident.
At least once each year, the Board discusses our approach to cybersecurity risk management with the CISO. The CISO and regional/country information security officers regularly present to our regional and country leadership boards on material cyber risks and our information security posture and strategy.
Board Oversight of Artificial Intelligence
The Board maintains direct oversight over our AI strategy and related risks. It receives periodic updates from Management regarding the Company’s ability to build, use and access AI in a way that is responsible and designed to meet regulatory requirements.
We currently use AI systems in our business, including applying GenAI to various aspects of the underwriting and claims processes and data extraction in certain lines of business. The AIG Global Artificial Intelligence Policy (the AI Policy) defines the requirements for the governance and management of our AI systems. This policy provides a framework which is designed to manage and control how this technology may be used within our environment to minimize the risks stemming from the use or future use of AI systems – for both internally and externally hosted/developed AI systems.
Pursuant to the AI Policy, we maintain an AI Advisory Council, which is led by the Chief Digital Officer and includes senior personnel from Legal, Technology, Data, Enterprise Risk Management, Digital, Business Operations and Procurement as well as other business units and functions as required. The AI Advisory Council maintains both a Steering Group and a Working Group. The Steering Group is responsible for determining appropriate escalation and remediation with respect to risks associated with AI systems. The Working Group is responsible for evaluating and approving new AI use cases and technologies in alignment with our corporate values and standards.
We also maintain the AIG AI Center of Excellence which leads our development and deployment of AI systems in accordance with priorities set by the AI Advisory Council and our leadership. Among other functions, it provides expertise, knowledge and guidance regarding onboarding, implementation, deployment and use of AI systems.
Board Oversight of Human Capital Management
Our talented and dedicated colleagues are our greatest asset and support our culture of underwriting expertise and excellence. To this end, we place significant focus on human capital management: namely retaining, developing and attracting high caliber talent.
Our CMRC is responsible for overseeing human capital management practices and programs, including retention, talent development and compensation and benefits. Management periodically reports to the CMRC on our various human capital management initiatives and metrics, including succession planning for key roles.
32  AIG 2026 PROXY STATEMENT

Corporate Governance Areas of Board Oversight
CEO Succession Planning
Overview
The NCGC oversees and reports to the Board on succession planning with respect to the CEO. CEO succession planning is regularly reviewed by the Board and since 2024, we have retained a third-party firm to assist in augmenting and facilitating the process. The NCGC and Board process includes horizon scanning, identification and development of internal candidates and CEO succession plans under various scenarios. Discussions occur with the CEO as well as in executive sessions of solely non-management directors.
The Board and Management have also developed steps to address emergency CEO succession planning in extraordinary circumstances. Our emergency CEO succession planning is intended to enable us to respond to an unexpected vacancy by continuing our safe and sound operation and minimizing potential disruption or loss of continuity to our business and operations.
Mr. Zaffino's Succession
Upon being notified by Mr. Zaffino that he was considering retiring as CEO, the Board leveraged its existing multi-year succession planning process described above to search for a highly qualified leader to succeed Mr. Zaffino as CEO. During this process, assisted by outside advisors, the Board worked to identify the best candidate with relevant global insurance sector expertise. The Board also worked with the CMRC to design a thoughtful and competitive compensation package that enabled the Company to attract Mr. Andersen, a high-caliber executive talent.
As part of a planned and thoughtful transition timeline, Mr. Andersen became President & CEO Elect on February 16, 2026. Mr. Andersen is expected to assume the role of CEO and join the Board after June 1, 2026. When Mr. Andersen becomes CEO, Mr. Zaffino will remain actively involved with the Company as Executive Chair as described above on page 25.
Management Succession Planning
The Board recognizes the importance of management succession planning. To this end, our CEO and Chief Human Resources Officer periodically present a management succession plan for our executive leadership team to the CMRC. The plan includes readiness assessments and career development opportunities for key positions.
The Board interacts with the potential successors to executive leadership team members in various forums, including one-on-one meetings and larger group sessions. In addition, our Lead Independent Director regularly participates in our annual leadership forum, which is an opportunity for our top senior talent to interact with each other and the executive leadership team as they learn about the Company’s top strategic priorities.
Management also periodically performs larger organizational talent reviews through which top internal talent is identified and career development and succession plans are created for roles several levels below the CEO. The succession plans for critical roles are evaluated to assess the strength, depth and readiness of our talent bench. The vast majority of critical roles have at least one identified internal successor.
We are focused on raising the profile of high performing employees and assisting our top leaders to develop skills, behaviors and leadership acumen to continue the successful transformation of the business. To that end, top talent receives mentorship from members of the executive leadership team as well as curated development plans and coaching. Furthermore, as technology evolves, we continue to focus on the skills and tools needed by our colleagues for the AIG of the future with robust training and development programs.
Competitive Compensation and Benefits
We seek to align compensation with individual and Company performance and provide the appropriate market-competitive incentives to attract, retain and motivate employees to achieve outstanding results.
Management and the CMRC engage the services of third-party compensation consultants to help monitor the competitiveness of our incentive programs. We provide a performance-driven compensation structure that consists of base salary and, for eligible employees, short- and long-term incentives. We also offer comprehensive benefits to support the health, wellness, work-life balance and retirement preparedness/savings needs of our employees, including, for eligible employees, subsidized health care plans, life and disability insurance, wellness and mental health benefits, legal assistance, paid time off, 16 hours of paid volunteer time off, 2:1 matching grants for eligible charitable donations, parental and bonding leave and both matching and Company 401(k) contributions for eligible employees.
AIG 2026 PROXY STATEMENT  33

Corporate Governance Areas of Board Oversight
Talent Development
Equipping our people with the skills and capabilities to be successful and contribute is another priority. We do this by giving our employees access to meaningful tools, learning opportunities and resources to assist in their professional development no matter where they are in their career paths. We offer extensive online learning programs through a global learning management system. Through these programs, employees can increase their insurance and business knowledge, build critical job skills and earn continuing education credits.
We also place significant importance on promoting internal talent and succession planning. Accordingly, we use a globally consistent streamlined process to support succession planning and talent development. This approach helps identify a pipeline of talent for positions at all levels of the organization and the actions needed to support their development. In 2025, 38 percent of all our open positions were filled with internal talent.
Health and Wellness
The health, safety and wellness of our employees is a priority. We offer numerous benefits and wellness programs focused on the physical, social and financial wellness of our employees. Nearly every country in which we operate has an Employee Assistance Program (EAP), which provides employees with confidential counselling, mental health resources and information to help employees and their dependents through times of stress and anxiety. In many countries where local market and regulations permit, our EAP and other programs also offer work-life balance assistance, eldercare advice, bereavement support, and legal and financial guidance.
We also maintain the AIG Compassionate Colleagues Fund (the Fund), which enables the Company and its employees to provide direct relief to help eligible colleagues overcome unforeseen financial hardships and disasters. Since its inception in 2021, the Fund has provided more than 3,600 grants to employees in 19 countries.
Culture of Inclusion and Integrity
We strive to create an inclusive workplace that provides equal opportunities for all colleagues. We believe in building a culture where everyone is valued and where all perspectives are welcome. Our business is built on the fundamental Value of “Do What’s Right” and we strive to uphold the highest standards of integrity.
Board Oversight of Sustainability Matters
As with other strategic components of our business, we bolster our sustainability initiatives with robust governance, proactive risk identification, rigorous processes and effective controls. Sustainability is integrated into our business strategy to support long-term profitable growth and value creation. Our strategy is focused on assessing sustainability risks and opportunities, finding solutions that benefit our clients and the communities in which we live and work, delivering value to our stakeholders and further establishing our leadership in the industries in which we operate.
The NCGC oversees and reports to the Board as necessary with respect to sustainability, corporate social responsibility and lobbying and public policy matters.
Additional Information Available in Sustainability Reports
For more information on how we identify and address sustainability and governance topics, please see our 2024 Sustainability Report, which can be found on our website at www.aig.com. This report details various sustainability efforts across the Company and how we see them as strategically important building blocks to support a cleaner and healthier environment, to uphold our commitment to supporting the communities where we live and work and to make these efforts accountable, scalable and repeatable. We will release our 2025 report later this year.
34  AIG 2026 PROXY STATEMENT

Corporate Governance Director Compensation
Director Compensation

Highlights of our Director Compensation Program
■No fees for Board meeting attendance
■Emphasis on equity, aligning director interests with shareholders
■Formulaic annual equity grants to support independence
■Benchmarking against peers with advice from independent compensation consultant
■No compensation payable to non-independent directors for their service as directors
■Stringent director stock ownership guidelines

We use a combination of cash and deferred stock-based awards to retain and attract qualified candidates to serve as independent directors. In setting director compensation, the NCGC considers the significant amount of time that directors spend in fulfilling their duties, as well as the varied and complementary skills, experience, viewpoints and backgrounds of our directors.
2025 Compensation Structure for Independent Directors

Base Annual Retainer	($)

Cash Retainer	125,000
Deferred Stock Units (DSUs) Award	185,000
Annual Lead Independent Director Cash Retainer	260,000

Annual Committee Chair Cash Retainers	($)

Audit Committee	40,000
Risk Committee	40,000
Compensation and Management Resources Committee	30,000
Nominating and Corporate Governance Committee	20,000
Annual Cash Retainers
The base annual cash retainer, Lead Independent Director retainer and committee chair retainers are payable in four equal installments on the first business day of each quarter in arrears of service for the preceding quarter. Each year, independent directors may elect to receive their base annual, Lead Independent Director and committee chair cash retainers, as applicable, in the form of DSUs. The number of DSUs granted is based on the closing price of our common stock on the date the cash retainer would otherwise be payable.
DSU Award
The annual grant of $185,000 in the form of DSUs is made for prospective service and granted at the time of our Annual Meeting for the upcoming one-year term. A pro-rated DSU award is made for directors who join the Board between annual meetings. Each DSU includes dividend equivalent rights that entitle the independent director to a quarterly payment, in the form of additional DSUs, equal to the amount of any regular quarterly dividend that would have been paid to the director if the DSU had been actual shares of stock. DSUs are settled in shares of our common stock on a one-for-one basis.
Directors may elect to defer the payment date of the DSUs granted for a calendar year, including any DSUs that were elected in lieu of cash. Deferred DSUs will be paid ratably over five years after service on the Board ends. Directors may also make subsequent deferral elections at least 12 months before any DSUs are due to be paid. Without a deferral election, the DSUs will be paid promptly after the last trading day of the month in which service on the Board ends.
Matching Grants Program
Independent directors are eligible for the AIG Matching Grants Program, through which we provide a two-for-one match on charitable donations in an amount of up to $10,000 per director annually on the same terms and conditions that apply to employees.
AIG 2026 PROXY STATEMENT  35

Corporate Governance Director Compensation
Stock Ownership Guidelines
Under our director stock ownership guidelines, independent directors are required to retain any shares of our common stock received as a result of an equity-based award granted by us until such time as they own shares of our common stock (including DSUs) with a value equal to at least five times the base annual retainer.
Prohibition on Hedging and Pledging
Our Insider Trading Policy prohibits directors from engaging in hedging transactions with respect to any AIG Parent securities, including by trading in any derivative security relating to AIG Parent's securities. In particular, other than pursuant to a Company compensation or benefit plan or dividend distribution, directors may not acquire, write or otherwise enter into an instrument that has a value determined by reference to AIG Parent securities, whether or not the instrument is issued by AIG. Examples of derivative securities include put and call options, forward contracts, collars and equity swaps. In addition, the Insider Trading Policy prohibits directors from pledging AIG securities and none of the directors have pledged any AIG securities.
The following table contains information with respect to the compensation of the individuals who served as independent directors for all or part of 2025.
2025 Independent Director Compensation

Independent Directors During 2025	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)

Paola Bergamaschi(5)	98,846	184,989	—	283,835
James Cole, Jr.	145,000	184,989	10,000	339,989
James Dunne III	125,000	184,989	10,000	319,989
John (Chris) Inglis	125,000	184,989	10,000	319,989
Courtney Leimkuhler	125,000	184,989	—	309,989
Linda A. Mills	155,000	184,989	10,000	349,989
Diana M. Murphy	125,000	184,989	—	309,989
Juan R. Perez	107,987	228,049	—	336,036
Peter R. Porrino	165,000	184,989	10,000	359,989
John G. Rice	385,000	184,989	10,000	579,989
Vanessa A. Wittman	165,000	184,989	10,000	359,989
(1)This column represents annual retainer fees, Lead Independent Director retainer fees and committee chair retainer fees, as applicable. For Ms. Bergamaschi, the amount includes a prorated Board retainer fee for her service as a director until her resignation from the Board, effective October 15, 2025. For Mr. Perez, the amount includes a prorated Board retainer fee for his service as a director upon appointment to the Board, effective February 19, 2025.
(2)This column represents the grant date fair value of DSUs granted in 2025 to independent directors determined in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718, based on the closing price of our common stock on the date of grant.
(3)At December 31, 2025, directors had outstanding DSUs as follows: (i) Paola Bergamaschi — 9,843; (ii) James Cole, Jr. — 16,623; (iii) James Dunne III — 7,797; (iv) John Inglis — 5,227; (v) Courtney Leimkuhler — 3,613; (vi) Linda A. Mills — 43,675; (vii) Diana M. Murphy — 9,059; (viii) Juan R. Perez — 2,878; (ix) Peter R. Porrino — 49,442; (x) John G. Rice — 14,590; and (xi) Vanessa A. Wittman — 9,059.
(4)This amount includes charitable contributions disbursed during 2025 under AIG’s Matching Grants Program, through which we provide a two-for-one match on charitable donations in an amount of up to $10,000 annually per independent director.
(5)Ms. Bergamaschi resigned from the Board in October 2025.
36  AIG 2026 PROXY STATEMENT

Corporate Governance Stakeholder Engagement
Stakeholder Engagement
Overview
Stakeholder engagement is central to our commitment to strong governance, and we prioritize ongoing dialogue with our stakeholders. To this end, we regularly communicate with investors and other stakeholders to provide updates on our strategy and performance while gaining insights on their perspectives. We seek collaborative dialogue on topics that affect our business and feedback from these discussions is shared with the Board.
As part of our engagement efforts, members of our investor relations and executive leadership teams meet with a wide range of stakeholders, including existing and prospective shareholders, fixed income investors and credit rating agencies. Our investor relations team engages in targeted outreach to stakeholders and regularly responds to inbound communications requests. In 2025, our Investor Relations team led over 500 meetings with over 160 equity shareholders representing approximately 55 percent of our shares outstanding. Ongoing activities include:
■Quarterly earnings calls
■Investor conferences
■One-on-one and group investor meetings
■Regular responses to investor and analyst questions by telephone and email
■Periodic reviews with credit rating agencies
Investor presentations are made available in the Investors—Webcasts and Presentations section of our website at www.aig.com/home/investor-relations/webcasts-and-presentations.
Shareholder Engagement Program
Year-Round Shareholder Engagement Program
In addition to our ongoing stakeholder dialogue facilitated by our Investor Relations team, we maintain a shareholder engagement program that is intended to assist the Board in understanding and considering the issues that matter most to our shareholders. A wide range of topics are discussed at the meetings, including business performance, corporate governance, executive compensation and sustainability matters. Shareholders are also encouraged to raise any other matters that are on their minds.
To provide our shareholders with ample opportunity to voice their feedback, the program includes proactive outreach during the spring and fall of each calendar year. Spring engagement tends to focus on questions that arise for shareholders as they consider the proposals to be voted on during the annual meeting. Fall engagement provides shareholders with additional time to thoughtfully consider more general feedback for the Company. We also respond to all inbound requests for meetings throughout the year.
AIG 2026 PROXY STATEMENT  37

Corporate Governance Stakeholder Engagement
Our engagement team includes members of the Board and Management who report the shareholder feedback received at the spring, fall and other meetings to the CMRC, NCGC and Board as appropriate. The Board’s review of the feedback continues throughout the year. In a typical year, the program works as follows:

Annual Meeting

Summer	Fall	Winter	Spring
■Engagement team analyzes the results of the annual meeting votes as well as general trends and developments identified during the proxy season
■Engagement team formulates a plan for shareholder engagement for the upcoming year, including potential responses to shareholder feedback
■The team’s analysis and plan is discussed with NCGC, CMRC and Board members as appropriate

■Fall engagement meetings are conducted
■Regular review of corporate governance organizational documents, policies and practices is conducted, informed by shareholder feedback
■Regular review of design and elements of executive compensation program is conducted and planning begins for next year’s incentive plans, informed by shareholder feedback

■Engagement team reviews the key takeaways from fall engagement and discusses potential responsiveness actions with the NCGC, CMRC and Board as appropriate
■Engagement team meets with shareholder proponents if any shareholder proposals are received
■Board approves annual meeting agenda and other related items

■Proxy statement is filed, disclosing changes from the previous year, the prior year’s engagement activities, shareholder feedback and actions taken by the Company
■Spring engagement meetings are conducted focused on the proposals submitted for shareholder approval
■Engagement team reviews the key takeaways from proxy season engagement with the Board

2025 Shareholder Engagement Program
In 2025, our shareholder engagement team included our (i) Lead Independent Director, (ii) CMRC Chair, (iii) General Counsel, (iv) Chief Human Resources Officer, (v) Head of Total Rewards, (vi) Head of Investors Relations, and (vii) Corporate Secretary. As instructed by the CMRC, the team broadened the usual scope of our shareholder outreach, with a heightened focus on obtaining specific feedback from shareholders who did not support our executive compensation program in 2025.

Reached out to 61 investors representing approximately 76% of our shares outstanding	Held 35 meetings with investors owning approximately 50% of our shares outstanding	During 2025, we met with each shareholder who accepted our invitation and accepted all inbound engagement requests	Lead Independent Director and CMRC Chair led meetings with investors owning approximately 43% of our shares outstanding
The vast majority of discussion at our engagement meetings centered on executive compensation matters. Across the board, shareholders requested more detailed disclosure regarding the CMRC’s decision-making process and clearer explanations of the various components of our executive compensation program. They also asked us to consider various program enhancements.
You can find a complete summary of what we heard with respect to our executive compensation program and how we responded on page 49.
Other topics covered in 2025 shareholder engagement meetings included:
■Business performance
■Board composition and refreshment
■Board oversight of AI
■CEO and Management succession planning
■Our leadership transition
■Sustainability disclosures
Based on these discussions, we have expanded our disclosure regarding governance matters, including adding new disclosure regarding the Board’s oversight of AI (see page 32) and the leadership transition (see pages 25 and 45).
38  AIG 2026 PROXY STATEMENT

Corporate Governance Ownership of Certain Beneficial Owners
Ownership of Certain Beneficial Owners
The following table shows information as of January 31, 2026 (the Table Date), unless otherwise indicated, regarding the only persons who, to our knowledge, beneficially own more than five percent of our common stock. As of the Table Date, 536,882,479 shares of our common stock were issued and outstanding.
Shares of Common Stock Beneficially Owned

Name and Address	Number of Shares	%

BlackRock, Inc. 50 Hudson Yards New York, NY 10001	41,200,202(1)	7.7
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	68,482,752(2)	12.8
(1)All information provided with respect to this entity is based solely on information disclosed in a Schedule 13G/A filed with the SEC on April 17, 2025, by BlackRock, Inc. (BlackRock) reporting beneficial ownership as of March 31, 2025. Item 4 to this Schedule 13G/A provides details as to the voting and investment power of BlackRock as well as the right to acquire our common stock within 60 days.
(2)All information provided with respect to this entity is based solely on information disclosed in a Schedule 13G/A filed with the SEC on October 30, 2025, by The Vanguard Group reporting beneficial ownership as of September 30, 2025. Item 4 to this Schedule 13G/A provides details as to the voting and investment power of The Vanguard Group as well as the right to acquire our common stock within 60 days.
The following table summarizes the ownership of our common stock by (1) each of our current directors, (2) each of our 2025 named executives and (3) our current directors and executive officers as a group. The directors and executive officers have sole voting and investment power with respect to the shares of common stock listed.

Common Stock Owned Beneficially as of January 31, 2026	Amount and Nature of Beneficial Ownership(1)	% of Class

James Cole, Jr.	16,623	*
James Dunne III	7,797	*
Rose Marie Glazer	142,715	*
Jonathan Hancock	300,307	*
John (Chris) Inglis	7,908	*
Courtney Leimkuhler	4,897	*
Linda A. Mills	44,127	*
Diana M. Murphy	9,059	*
Juan R. Perez	2,878	*
Peter R. Porrino	49,924	*
John G. Rice	34,590	*
Claude Wade	76,477	*
Keith Walsh	34,133	*
Vanessa A. Wittman	9,059	*
Peter Zaffino	2,177,207	*
All current directors and current executive officers as a group (22 individuals)	3,238,630	*
*None of the directors, the named executives or the directors and executive officers together as a group owned more than one percent of our common stock as of January 31, 2026.
(1)Amount of equity securities shown includes (i) shares of common stock underlying options, RSUs and/or PSUs which may be exercised or vested within
60 days as follows: Glazer — 36,512 shares; Hancock — 49,522 shares; Wade — 29,955 shares; Walsh — 25,847 shares; and Zaffino — 218,463 shares and all current executive officers as a group — 459,078 shares; and (ii) DSUs granted to each independent director with delivery of the underlying common stock deferred until such director ceases to be a member of the Board, as follows: Cole — 16,623 shares; Dunne — 7,797 shares; Inglis— 5,227 shares; Leimkuhler — 3,613 shares; Mills— 44,127 shares; Murphy— 9,059 shares; Perez — 2,878; Porrino — 49,924 shares; Rice — 14,590 shares; and Wittman — 9,059 shares.
AIG 2026 PROXY STATEMENT  39

Advisory Vote to Approve Named Executive Officer Compensation

What am I voting on?
We are asking shareholders to approve, on an advisory basis, the 2025 compensation of our named executives as disclosed in this Proxy Statement.

Voting Recommendation
The Board unanimously recommends a vote FOR the 2025 compensation of our named executives.

This advisory Say-on-Pay vote is being requested in accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC. This vote is not binding on the Board or the Company. However, the CMRC will consider the outcome of the vote when considering future executive compensation arrangements. We currently hold our Say-on-Pay votes on an annual basis, which is consistent with the results of the most recent vote at the 2025 Annual Meeting on the frequency of our Say-on-Pay vote. This practice will continue at least until the next vote on the frequency of future Say-on-Pay votes, which will occur at the 2031 Annual Meeting.
The Board and the CMRC believe that our executive compensation program has effectively aligned pay with performance, while facilitating the retention of highly talented executives who are critical to our long-term success. Accordingly, the Board recommends that shareholders vote FOR the following resolution:
RESOLVED: that the shareholders of the common stock of AIG Parent approve, on an advisory basis, the compensation of AIG Parent’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and in the related narrative disclosures contained in this Proxy Statement.

40  AIG 2026 PROXY STATEMENT

Letter from the Compensation and Management Resources Committee

Dear Fellow Shareholders,
The CMRC was very active in 2025 as we managed the leadership transition and enhanced shareholder engagement program initiatives described below. These initiatives were in addition to our regular responsibilities related to our oversight of the Company’s compensation programs, including approving compensation decisions, actively engaging and monitoring non-CEO succession planning and receiving regular updates on the Company’s human capital framework and key practices.
Throughout our work, we remain focused on ensuring that our compensation decisions align to delivering on the Company objectives and that our compensation programs enable the Company to attract, develop and retain top-performing and high-potential talent – both for today and for our future. We encourage you to review the Compensation Discussion & Analysis section that follows for additional details.
Leadership Transition
Upon being notified by Mr. Zaffino that he was considering retiring as CEO, the Board leveraged its existing multi-year succession planning process to search for a highly qualified leader to succeed Mr. Zaffino as CEO. During this process, assisted by outside advisors, we worked in partnership with the Board to identify the best candidate with relevant global insurance sector expertise, and then designed a thoughtful and competitive compensation package that enabled the Company to attract Mr. Andersen, a high-caliber executive talent, to initially serve as President & CEO Elect and then as CEO. Our decision-making process was informed by comprehensive benchmarking analyses from our independent compensation consultant as well as consideration of shareholder feedback received in recent years with respect to CEO compensation. You can find a summary of the terms of Mr. Andersen’s compensation arrangements on page 45.
As part of the transition, we also worked with our independent compensation consultant to set appropriate compensation for Mr. Zaffino while he remains CEO and then as he transitions to Executive Chair. In parallel, we worked with our outside counsel to perform a careful review of Mr. Zaffino’s employment agreement and to amend the agreement to facilitate the orderly transition of his responsibilities, document the agreed upon compensation arrangement and ensure the continued applicability of certain restrictive covenants, including strengthening his non-compete provision, following his departure. You can find a summary of the amended employment agreement on page 92.
Our overriding goal during this process was to ensure that the compensation arrangements would facilitate continuity of leadership, continued acceleration of our strategic imperatives and alignment with long-term shareholder value creation.
Shareholder Engagement Program
During 2025 and early 2026, we undertook a comprehensive shareholder engagement program to better understand shareholder sentiment relating to our executive compensation program. Specifically, we instructed Management to broaden the usual scope of our shareholder outreach, with a heightened focus on obtaining specific feedback from shareholders who did not support our executive compensation program in 2025. As a result, we met with shareholders representing approximately 50 percent of the Company’s outstanding common stock across more than 35 engagements. The Lead Independent Director and CMRC Chair personally participated in 22 of these engagements.
Overwhelmingly, we heard that shareholders wanted additional information regarding our decision-making process and clearer explanations of the various elements of our executive compensation program. As part of our regular assessment of year-on-year improvements to our compensation program design and disclosure, which also takes into account shareholder feedback, we have expanded this year’s disclosure to include more detailed information on a number of topics, including:
■our shareholder engagement program, shareholder feedback received and associated responsiveness actions taken;
■our performance metrics, including a description of each performance metric, why we use it and how it is evaluated in each of the STI and LTI plans;
■our goal-setting process, the rigor of our performance goals and our forward-looking goals for relative Total Shareholder Return metrics;
AIG 2026 PROXY STATEMENT  41

■how our STI and LTI payouts are calculated; and
■our use of peer groups.
Additionally, we made various enhancements to our 2026 executive compensation program, including:
■adopting a cap of 100 percent for the relative TSR metric used in calculating the 2026 PSU payout if the Company’s TSR for the performance period is negative;
■increasing the rigor of our performance goals related to our relative TSR performance metric;
■further diversifying and also reducing the number of our performance metrics;
■updating the peer group used for our compensation benchmarking to reflect our significant business transformation, including the disposition of our life and retirement business, and future strategic direction; and
■increasing the CEO’s stock ownership guidelines from five times to ten times base salary.
A full description of our 2026 executive compensation program can be found on page 80. You can also find a complete summary of what we heard from our shareholders and how we responded on page 49.
Looking Ahead
As we plan for the rest of 2026, we remain committed to maintaining an active and open dialogue with our shareholders. We will also endeavor to maintain close alignment of our executive compensation program with our next stage of growth, profitability and shareholder experience.
We appreciate your continued support of AIG and engagement on these important topics. On behalf of the full Board, we respectfully ask for your vote in support of this year’s executive compensation proposal.
Sincerely,
Compensation and Management Resources Committee
Linda A. Mills, Chair
James Dunne III
Diana M. Murphy
Juan R. Perez
42  AIG 2026 PROXY STATEMENT

Compensation Discussion and Analysis

2025 Named Executives

Peter Zaffino Chairman & Chief Executive Officer

Keith Walsh Executive Vice President & Chief Financial Officer

Rose Marie Glazer Executive Vice President & General Counsel

Jonathan Hancock Executive Vice President, Chief Executive Officer, General Insurance

Claude Wade Executive Vice President, Chief Digital Officer and Global Head of Business Operations & Claims

AIG 2026 PROXY STATEMENT  43

Compensation Discussion and Analysis 2025 Executive Compensation Program Highlights
2025 Executive Compensation Program Highlights
This section provides a brief overview of the following key topics related to our 2025 executive compensation program:
■Our 2025 Financial Performance
■Our Leadership Transition
■Our 2025 Compensation Decisions and Payouts
■Our 2025 STI and LTI Plan Metrics
■Our 2025 Shareholder Engagement Program
Please review the remainder of the CD&A for further details regarding each of these topics as well as descriptions of our compensation philosophy, compensation design, use of market data and other important information.
Our 2025 Financial Performance
We continued to deliver strong profitability and growth across our businesses in 2025 while strengthening our capital structure and improving our financial performance.

Successful Completion of Strategic Transactions
■Acquired the renewal rights of Everest's global retail commercial insurance portfolios for an aggregate purchase price of $301 million.
■Completed acquisition of minority ownership stakes in Convex, a privately held global specialty insurer for approximately $2.1 billion and Onex, a global asset manager, for approximately $646 million.
■Established strategic relationship with CVC to form large-scale separately managed accounts (SMAs) across CVC’s credit strategies and the launch of CVC’s private equity secondaries evergreen platform with AIG as a cornerstone investor, contributing up to $1.5 billion from our existing private equity portfolio. In parallel, we intend to allocate up to $2 billion to SMAs and funds managed by CVC, with an initial $1 billion to be deployed through 2026.
■Launched strategic collaboration with Amwins and Blackstone to form Lloyd’s Syndicate 2479, providing capacity for portfolio solutions.

Strong Financial Performance
■Delivered $2.3 billion of underwriting income, up 22 percent year-over-year.
■Delivered combined ratio of 90.1 percent and accident year combined ratio, as adjusted* of 88.3 percent.
■Achieved Net income attributable to AIG common shareholders per diluted share of $5.43, compared to net loss per diluted share of $2.17 in the prior year, and Adjusted after-tax income attributable to AIG common shareholders per diluted share* of $7.09, compared to $4.95 in the prior year, an increase of 43 percent from the prior year.

Outstanding Balanced Capital Management Strategy Supporting Financial Strength, Growth and Shareholder Return
■Achieved Return on equity of 7.5 percent and Core Operating Return on equity* of 11.1 percent.
■Returned approximately $6.8 billion of capital to shareholders through approximately $5.8 billion of stock repurchases, reducing outstanding shares by 11 percent, and approximately $1.0 billion in common stock dividends.
■Received upgrades to financial strength ratings of our significant insurance subsidiaries by Fitch, S&P and Moody's and affirmation by A.M. Best.

Our incentive plans reflect measures of success directly aligned to our strategic priorities. These achievements, combined with individual performance, contributed to short-term incentives being earned at an average of 186 percent of target for our named executives and 2023 PSUs being earned at 161 percent of target.
*    Items in this Compensation Discussion and Analysis that are marked with an asterisk are non-GAAP financial measures which are used as performance measures in our incentive compensation programs. We make adjustments to U.S. GAAP financial measures for purposes of these metrics. See Appendix A for an explanation and/or a reconciliation of how these metrics are calculated from our audited financial statements.
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Compensation Discussion and Analysis 2025 Executive Compensation Program Highlights
Our Leadership Transition
Earlier this year, Chairman & CEO Peter Zaffino notified the Board of his intention to retire as CEO in 2026. As a result, Eric Andersen joined us as President & CEO Elect in February 2026 and is expected to assume the role of CEO and join the Board on or after June 1, 2026, at which time Mr. Zaffino will transition to the role of Executive Chair. See pages 25 and 33 for more details on the leadership transition and CEO succession planning process, respectively.
During 2025, the CMRC followed a rigorous process to determine the appropriate compensation structure for both Mr. Zaffino and Mr. Andersen. The CMRC worked closely with its independent compensation consultant, Pay Governance, to obtain and review extensive market data and analyses with the goal of building a compensation package to attract a successor to Mr. Zaffino who could lead the Company into its next phase of strategic progress while ensuring strong alignment with shareholder interests. The CMRC also sought to ensure that Mr. Zaffino was appropriately incentivized during this transition to facilitate continuity of leadership. As part of its review, the CMRC took into account shareholder feedback received in recent years regarding CEO compensation. The CMRC also worked with outside counsel to negotiate an amendment to the terms of Mr. Zaffino’s employment agreement and the terms of Mr. Andersen’s offer letter.
The CMRC reviewed its findings and recommendations with the Board, which approved each of Mr. Zaffino’s and Mr. Andersen’s compensation arrangements as described below.
Mr. Zaffino
2026 annual target direct compensation of $25 million as Chairman & CEO, decreasing to $15 million when he becomes Executive Chair:

Position	Base Salary	Target STI Award	Actual 2026 LTI Award /Target 2027 LTI Award

CEO	$1,500,000	$6,000,000	$17,500,000 actual 2026 LTI award in the form of 75 percent performance share units and 25 percent stock options granted in February 2026

Executive Chair	$1,500,000	$6,000,000	$7,500,000 target 2027 LTI award in the form of 50 percent performance share units, 25 percent restricted stock units and 25 percent stock options

The amendment to Mr. Zaffino’s agreement confirms that Mr. Zaffino will be subject to a twelve-month non-competition covenant in addition to his other restrictive covenants following the end of his employment.
Mr. Andersen
2026 annual target direct compensation of $14 million as President & CEO Elect, increasing to $18 million when he becomes CEO:

Position	Base Salary	Target STI Award	Actual 2026 LTI Award / Target 2027 LTI Award

President & CEO Elect	$1,250,000	$3,250,000	$9,500,000 actual 2026 LTI award in the form of 50 percent performance share units, 25 percent restricted stock units and 25 percent stock options granted in February 2026

CEO	$1,500,000	$4,000,000 (prorated for 2026)	$12,500,000 target 2027 LTI award in the form of 50 percent performance share units, 25 percent restricted stock units and 25 percent stock options

Partial Buy-Out of Forfeited Earned Equity Awards: In agreeing to join the Company, Mr. Andersen forfeited significant equity awards granted by his prior employer that had already been earned by Mr. Andersen, but not yet delivered to him. Accordingly, Mr. Andersen received a $12,500,000 equity award in February 2026 to partially offset the amount of earned equity he forfeited and to create immediate alignment with shareholder interests. After considering that the forfeited equity had been earned by Mr. Andersen prior to its forfeiture, the CMRC granted the buy-out award in the form of restricted stock units. The restricted stock units have a 3-year cliff vesting period. This award was a necessary incentive to encourage Mr. Andersen to join the Company.
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Compensation Discussion and Analysis 2025 Executive Compensation Program Highlights
Benefits and Restrictive Covenants: Mr. Andersen is entitled to benefits consistent with senior executives of the Company and subject to customary restrictive covenants, including twelve-month non-competition and non-solicitation covenants following the end of his employment. Upon becoming CEO, he will also be entitled to a $195,000 allowance for personal use of Company aircraft.
Our 2025 Compensation Decisions and Payouts
Annual target direct compensation for our named executives, informed by our peer group benchmarks, is allocated predominantly to at-risk variable incentives.
We design our compensation program to attract, retain and motivate proven high-caliber executives, with pay aligned to shareholder interests through performance-based incentives.

2025 Annual Compensation Component	Zaffino ($)	Walsh ($)	Glazer ($)	Hancock(1) ($)	Wade ($)

Base Salary	1,500,000	1,000,000	1,000,000	1,084,793	1,000,000
Target STI	6,000,000	1,500,000	1,500,000	2,122,711	2,000,000
Target LTI	17,500,000	2,500,000	2,500,000	2,932,769	2,000,000
Target Direct Compensation	25,000,000	5,000,000	5,000,000	6,140,273	5,000,000
(1)    Mr. Hancock is based in the United Kingdom and his compensation is denominated in GBP. His base salary and Target STI values were converted to USD using the December 2025 monthly average FX rate of 1.33925. His Target LTI value was converted to USD using the January 2025 monthly average FX Rate of 1.23485.
Adjustments were made to the annual target direct compensation of Mr. Zaffino and Mr. Hancock in 2025 as follows:
Mr. Zaffino. In the first quarter of 2025, the CMRC approved an increase in Mr. Zaffino’s target STI award from $4,500,000 to $6,000,000 and target LTI award from $14,000,000 to $17,500,000 based on current market data provided by Pay Governance and to align his pay with the Company’s exceptional performance under his leadership, including optimization of the portfolio, reduction of the overall expense base and ratios, leverage of AI to develop improved digital workflow and enable better analysis and growth, significant improvement in underwriting performance and cultivation of a high-performing team.
Mr. Hancock. Mr. Hancock was promoted to Executive Vice President and Chief Executive Officer of General Insurance on December 1, 2025. In connection with this promotion and after consideration of current market data provided by Pay Governance, Mr. Hancock's target STI award was increased to $2,500,000 for the 2026 performance year and his target LTI award was increased to $5,000,000 for the 2026 grant cycle.
2025 annual compensation decisions were informed by annual target direct compensation for our named executives, Company performance and individual performance. 2025 incentive plan payouts reflected strong Company financial performance and improved shareholder returns.
Our incentive plans reflect measures of success directly aligned to our strategic priorities. 2025 Company achievements, combined with individual performance, contributed to short-term incentives being earned at an average of 186 percent of target for our named executives. 2023 PSUs were earned at 161 percent of target.

	Zaffino	Walsh	Glazer	Hancock	Wade

2025 Actual STI Payment	$12,000,000	$2,600,000	$3,000,000	$3,778,426	$3,550,000
2025 STI Percent of Target Earned (Company Performance Score x Individual Performance Score)(1)	200%	173%	200%	178%	178%
2025 Actual LTI Grant(2)	$17,500,000	$2,500,000	$2,500,000	$2,932,769	$2,000,000
(1)See page 60 for a detailed explanation of the factors considered in assessing Company and individual performance. All award payouts are capped at a maximum of 200 percent of target.
(2)Represents the dollar amounts approved by the CMRC that are used to determine the number of PSUs, RSUs and stock options granted. For PSUs and RSUs, the amount granted is based on the average closing price of our common stock over the five trading days preceding the grant date, rounded down to the nearest whole unit. For stock options, the amount granted is based on the grant date fair value of a share as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718, rounded down to the nearest whole option. These dollar amounts may differ from the grant date fair values reported in the Summary Compensation Table, which are determined in accordance with Topic 718.
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Compensation Discussion and Analysis 2025 Executive Compensation Program Highlights
Our 2025 STI and LTI Plan Metrics
Our STI and LTI plans are purpose-built to incent executives to focus on initiatives that advance both our near-term priorities and long-term strategic objectives. The CMRC reviews and calibrates the plans each year to ensure that the metrics remain aligned with the Company’s strategy and desired shareholder outcomes.
During our 2025 shareholder engagement meetings, we received feedback from our shareholders regarding the diversity, consistency and quantity of performance metrics used in our STI and LTI plans. The following details this feedback and provides further insight into the CMRC’s decisions regarding which metrics should be included and how they should be evaluated.
Diversity of Metrics. During our engagement meetings, some shareholders inquired about our use of overlapping performance metrics in our STI and LTI plans. We explained that, although the same underlying performance metric may be included in both plans, the metric is evaluated differently in each plan to ensure that: (i) executives properly balance short-term and long-term goals, considering the Company’s strategic progress and evolving objectives and (ii) the Company’s absolute performance is considered in the context of its performance relative to its peers. For example, although Calendar Year Combined Ratio is included in both the 2025 STI and LTI plans, it is evaluated on an absolute basis in the STI plan and on a relative basis against peers in the LTI plan.
There is only one metric in the 2025 STI and LTI plans that is evaluated in the same manner under both plans – Accident Year Combined Ratio, as adjusted. Its inclusion in both plans is purposeful due to the nature of the metric. Specifically, because it takes multiple years to understand the profitability of policies issued by the Company, the CMRC believes that executives should be held accountable (or rewarded) not only for the impact of the Accident Year Combined Ratio, as adjusted in the current year (STI plan), but also as it matures over time (LTI plan). The inclusion in both plans incentivizes executives to consider both the short-term and long-term effects of their decision-making related to the issuance of policies.
The following table further explains the metrics used in the 2025 STI and LTI plans.

Performance Metric	What is it?*	How is it evaluated in the STI plan?	How is it evaluated in the LTI plan?	Why do we use it?

Calendar Year Combined Ratio
A ratio that describes, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred measured on a calendar year basis. Includes catastrophe losses (CATs) and related reinstatement premiums, and prior year development (PYD), net of premium adjustments.
		In the STI plan, CYCR is evaluated on an absolute basis.	In the LTI plan, CYCR is evaluated on a relative basis to our Business Competitors.
We use CYCR because we believe it is a strong indicator of our underwriting performance and aligns accountability as it includes fully loaded loss and expense ratios which take into account CAT losses and PYD. It also contextualizes our performance relative to our Business Competitors in the LTI plan.

Accident Year Combined Ratio, as adjusted*	A combined ratio that excludes CATs and related reinstatement premiums and PYD, net of premium adjustments. The ratio is calculated on an accident year basis, the year the accident occurred.	In the STI plan, AYCR, as adjusted is evaluated on an absolute basis for a one-year period.	In the LTI plan, AYCR, as adjusted is evaluated on an absolute basis for each calendar year within the three-year performance period.
We use AYCR, as adjusted because we believe it is a meaningful measure of our underwriting results and reflects underwriting decisions that will impact our financial results on an ongoing basis. We use this metric in both the STI and LTI plans to drive accountability and delivery of exceptional performance in both the short and long-term.

Diluted AATI Attributable to AIG Common Shareholders Per Share*	A measure of how much adjusted operating profit the Company generates for each outstanding share of stock.	In the STI plan, Diluted AATI Attributable to AIG Common Shareholders Per Share is evaluated on an absolute basis.	In the LTI plan, Diluted AATI Attributable to AIG Common Shareholders Per Share is evaluated based on growth for each calendar year within the three-year performance period.	We use Diluted AATI Attributable to AIG Common Shareholders Per Share* because we believe it is a strong indicator of our success in generating, managing and deploying capital.

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Compensation Discussion and Analysis 2025 Executive Compensation Program Highlights

Performance Metric	What is it?*	How is it evaluated in the STI plan?	How is it evaluated in the LTI plan?	Why do we use it?

Core Operating Return on Equity*
A measure of the rate of return of adjusted operating profit on common shareholders’ equity excluding Investments Accumulated Other Comprehensive Income, Deferred Tax Asset and our ownership interest in Corebridge.
		In the STI plan, Core Operating ROE is evaluated on an absolute basis.	N/A	We use Core Operating ROE because we believe it is a strong indicator of the growth in underlying profitability of our property and casualty business and measures our discipline in allocating capital.

Adjusted Tangible Book Value Per Share*	A measure of AIG adjusted common equity, excluding Investments Accumulated Other Comprehensive Income and intangible assets, on a per share basis.	N/A	Adjusted Tangible Book Value Per Share is evaluated based on growth for each calendar year within the three-year performance period.	We use Adjusted Tangible Book Value Per Share because we believe it is a meaningful measure of realizable shareholder value.

Total Shareholder Return	A measure of the total amount we return to investors during the performance period.	N/A	Total Shareholder Return performance is evaluated relative to our Business Competitors.
We use relative Total Shareholder Return because we believe it is a strong indicator of our success in creating long-term earnings growth for shareholders at a pace more favorable than our Business Competitors.

*    We make adjustments to U.S. GAAP financial measures for purposes of this performance metric. See Appendix A for an explanation of how this metric is calculated from our audited financial statements.
Consistency of Metrics. Some shareholders indicated that they would like to see more consistency in our performance metrics year-over-year. Generally, our performance metrics remain the same each year unless a change in strategy or focus makes a different metric more relevant. For example, the majority of the metrics used in our 2025 STI and LTI plans were similar to those in our 2024 STI and LTI plans. However, the 2024 STI and LTI plans each had one metric based on expense reduction which the CMRC believed was no longer appropriate for 2025 since the expense savings targets had been largely achieved ahead of schedule. In addition, each of the named executives has expense savings targets included within their individual goals.
Quantity of Metrics. Some shareholders indicated that they would like to see fewer metrics in our incentive plans to reduce complexity. In accordance with this preference, each of the 2026 STI and LTI plans will have fewer metrics than the 2025 STI and LTI plans. See page 80 for a description of the 2026 STI and LTI plans.
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Compensation Discussion and Analysis 2025 Executive Compensation Program Highlights
Our 2025 Shareholder Engagement Program
In 2025, our advisory executive compensation proposal received the support of 65 percent of votes cast by our shareholders, which was below where we had hoped. In response to this vote, members of our Board and Management increased our engagement with our shareholders to better understand the key drivers behind shareholder votes on our executive compensation. Our 2025 Shareholder Engagement Program took place in Spring 2025 and Fall 2025. Spring 2025 engagement included 9 meetings and focused on the 2025 Annual Meeting proposals. Fall 2025 engagement was conducted after the 2025 Annual Meeting and focused primarily on executive compensation topics. See page 37 for a more complete description of our Shareholder Engagement Program.
By the Numbers:

Reached out to 61 top shareholders	Representing approximately	Held 35 meetings with shareholders	Representing approximately

	of shares outstanding		of shares outstanding

Met with ISS and Glass Lewis during Fall Engagement	Lead Independent Director and CMRC Chair led 63% of shareholder meetings	Representing approximately

of shares outstanding

Shareholder Feedback
During our engagement meetings, members of the Board and Management discussed a number of compensation-related topics with shareholders, including various executive compensation program changes being considered by the CMRC. While views on specific program elements varied, shareholders universally sought more detailed disclosure regarding the CMRC’s decision-making process and clearer explanations of the various components of our executive compensation program. Shareholders welcomed the CMRC’s plan to provide such disclosure and also expressed support for the potential compensation program changes already under consideration by the CMRC.
AIG 2026 PROXY STATEMENT  49

Compensation Discussion and Analysis 2025 Executive Compensation Program Highlights
The following table provides a summary of the key feedback themes received during the engagement meetings conducted after the 2025 Annual Meeting and relevant decisions made by the CMRC with respect to the executive compensation program.

What We Heard	Relevant CMRC Decisions

General Disclosure

Request for more detailed disclosure regarding shareholder feedback related to the Say-on-Pay vote and the key drivers behind our 2025 vote outcome
■Broadened the usual scope of our shareholder outreach, with a heightened focus on obtaining specific feedback from shareholders who did not vote in support of our executive compensation program in 2025
■Expanded disclosure related to engagement efforts as presented in this section and on page 37 to provide a more detailed account of the key themes of the shareholder feedback we received and the Board’s responsiveness actions and perspectives

Request for more detailed disclosure regarding the CMRC’s decision-making processes	■Expanded disclosure related to the CMRC’s decision-making processes (see page 58 for this disclosure)

STI and LTI Plan Performance Metrics, Goals and Payout Calculations

Request for additional explanation of our various performance metrics and how they are selected by the CMRC
■Provided a table containing a description of each metric, why we use it and how it is evaluated for each of the STI and LTI plans (see page 47 for the table)
■Expanded disclosure related to the CMRC’s selection of performance metrics for the incentive plans (see page 58 for this disclosure)

Concern regarding overlapping metrics in our STI and LTI plans
■Added disclosure clarifying the current level of diversification of our performance metrics and the reasons why overlapping metrics were used (see page 47 for this disclosure)
■Further diversified the performance metrics in our 2026 STI and LTI plans, including removing Accident Year Combined Ratio, as adjusted from the 2026 LTI plan (see page 80 for a description of our 2026 STI and LTI plan performance metrics)

Preference for more continuity in our STI and LTI plan performance metrics year-over-year
■Added disclosure clarifying the rigorous process used to establish plan metrics and ensuring that they are aligned to the Company’s strategic priorities (see page 58 for this disclosure)
■Provided disclosure regarding the metrics in our 2026 STI and LTI plans, all of which were previously used in our 2025 STI and LTI plans (see page 80 for a description of our 2026 STI and LTI plan performance metrics)

Preference for fewer performance metrics in our STI and LTI plans	■Reduced the number of performance metrics in each of the 2026 STI and LTI plans (see page 80 for a description of the 2026 STI and LTI plans)

Preference for forward-looking disclosure of threshold, target, stretch and maximum performance goals associated with LTI performance metrics, especially the relative TSR metric which is based solely on the Company’s position versus competitors
■Added forward-looking disclosure of threshold, target, stretch and maximum performance goals associated with the TSR metric in our 2025 and 2026 LTI plans (see pages 77 and 80 for this disclosure)
■Considered adding similar disclosure for other LTI performance metrics, but did not do so since the CMRC strongly believes the disclosure of this level of detail on the Company’s anticipated budgeted results could pose competitive harm to the Company by inadvertently providing forward-looking guidance related to financial performance and giving insight into strategic planning or sensitive internal projections

Preference for more rigorous threshold, target, stretch and maximum performance goals for the relative TSR metric used in the LTI plan
■Implemented more rigorous goals for the relative TSR metric in the 2026 LTI plan, including that a last place ranking will result in no contribution to the PSU Earnout Percentage for the relative TSR metric (see page 80 for a description of the 2026 LTI plan)

Preference for a cap on the relative TSR metric used in calculating PSUs payouts
■Adopted a cap of 100 percent for the relative TSR metric used in calculating the 2026 PSU payout if the Company’s TSR for the performance period is negative (see page 80 for a description of our 2026 LTI plan performance metrics)

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Compensation Discussion and Analysis 2025 Executive Compensation Program Highlights

What We Heard	Relevant CMRC Decisions

Request for expanded disclosure regarding the goal-setting process and goal rigor for the incentive plans	■Expanded disclosure regarding the goal-setting process and goal rigor (see page 58 for this disclosure)

Request for expanded disclosure regarding the calculation of STI and LTI plan payouts
■Expanded disclosure regarding the calculation of the Company Performance Score in the STI plan (see page 61 for this disclosure)
■Expanded disclosure regarding the calculation of the PSU Earnout Percentage in the LTI plan (see page 76 for this disclosure)

Special Awards

Request for more detailed disclosure regarding the circumstances behind the issuance of special awards
■Reaffirmed our commitment to grant special awards only in extraordinary circumstances, such as in connection with non-ordinary course strategic initiatives and transactions, contract extensions or renewals and executive recruitment (see page 52 for our philosophy regarding special awards)
■Reaffirmed our commitment to provide detailed disclosure of the rationale behind any special awards going forward (see page 45 for a description of Mr. Andersen’s partial buy-out award)

Peer Groups

Suggestion to refresh our compensation benchmarking peer group
■Refreshed our compensation benchmarking peer group based on a comprehensive screening process with the assistance of Pay Governance to reflect our current core competencies, the companies with which we compete for talent and the disposition of our life and retirement business (see page 55 for a description of the review)

Request for further clarification on how and why we use two separate peer groups
■Clarified that only one peer group is used for compensation benchmarking purposes and that, among other factors, the peer group reflects companies with which we compete for talent (see page 55 for a description of our peer group)
■Adjusted our terminology to make it clear that, solely for purposes of the relative performance metrics in the LTI plan, we compare the Company’s performance to publicly traded companies that closely match our specific mix of businesses and with which we compete for business (see page 77 for a description of our Business Competitors)

Stock Ownership Requirements

Preference for more rigorous stock ownership requirements for our CEO	■Increased our CEO’s stock ownership requirement to 10x base salary from 5x base salary (see page 83 for a summary of our stock ownership guidelines)

See page 37 for more information on our shareholder engagement efforts in 2025, including details of topics that were discussed more broadly.
AIG 2026 PROXY STATEMENT  51

Compensation Discussion and Analysis Compensation Design
Compensation Design
Our Philosophy

Our compensation philosophy is based on a set of foundational principles that guide how we structure our compensation programs for our global workforce and how we align our compensation decisions. Our philosophy is long-term oriented and risk-balanced, enabling us to attract and retain the best talent to address our needs for the business environment in which we operate.
The CMRC evaluates and adjusts our programs annually, balancing strategic priorities, talent needs, progress, stakeholder feedback and market considerations to ensure the programs continue to align with our business model and promote desired outcomes.
■Long-term oriented ■Strategically aligned ■Risk-balanced ■Talent attracting ■Streamlined ■Transparent

Principle	Component	How We Apply It to our Named Executives

We retain and attract the best talent	Offer market-competitive compensation to retain and attract the best employees and leaders
■Compensation levels set with reference to market data in the insurance, financial services and technology industries where we compete for talent
■Special awards prudently used only in extraordinary circumstances, such as in connection with non-ordinary course strategic initiatives and transactions, contract extensions or renewals and executive recruitment, with terms that align with the underlying objectives of such awards

We pay for performance
Create a pay for performance culture by offering STI and LTI compensation opportunities that reward employees for the Company's financial performance and individual contributions
Provide a market-competitive, performance-driven compensation structure through a four-part program that consists of base salary, STI, LTI and benefits

■Majority of all compensation is variable and at risk
■Incentives are aligned to business performance and individual contributions
■Clearly defined objective performance measures and goals are used
■Outcomes provide for upside for superior performance, as well as downside in the event of under-performance

We align our employees' interests with our shareholders
Motivate employees to deliver long-term, sustainable underwriting profit, while balancing risk to create long-term, sustainable value for shareholders
Align the long-term economic interests of key employees with those of our shareholders by ensuring that a meaningful component of compensation is provided in equity
Avoid incentives that encourage employees to take unnecessary or excessive risks that could threaten the value or reputation of AIG
Maintain strong compensation best practices by meeting evolving standards of compensation governance and complying with regulations applicable to employee compensation

■Largest component of target compensation is
equity-based
■Majority of annual equity-based compensation is performance-based, in the form of PSUs and stock options
■Risk management policies apply, including a Financial Restatement Clawback Policy and an additional Clawback Policy that provides protections beyond those required by NYSE, share ownership requirements both during and for a period following employment and anti-hedging and pledging policies
■Performance goals are set with rigorous standards commensurate with both the opportunity and our risk guidelines
■Annual risk assessments evaluate compensation plans to ensure they appropriately balance risk and reward
■Evolving compensation best-practices are identified through engagement with independent outside compensation consultants and shareholders as well as analysis of peer group practices

52  AIG 2026 PROXY STATEMENT

Compensation Discussion and Analysis Compensation Design
Compensation Best Practices
We are committed to embracing the highest standards of corporate governance. We design our programs to pay for performance in alignment with the expectations of our shareholders and to minimize risk.

What We Do:

■Pay for performance
■Deliver majority of executive compensation in the form of at-risk, performance-based pay
■Align performance objectives with our short-term and long-term strategies
■Engage with our shareholders on matters including executive compensation and governance
■Require meaningful share ownership and retention during employment and for six months following departure
■Prohibit pledging and hedging of AIG securities
■Review and periodically update compensation benchmarking peer group

■Cap payout opportunities under incentive plans applicable to our named executives
■Set stock option exercise prices at no less than the fair market value per share on the date of grant
■Maintain robust clawback policies with protections both in compliance with and beyond those required by the NYSE
■Conduct annual risk review of incentive plans
■Engage an independent compensation consultant and consult with outside legal advisors

What We Avoid:

■No tax gross-ups other than for tax equalization and relocation benefits
■No excessive perquisites, benefits or pension payments
■No reloading or repricing of stock options
■No dividends or dividend equivalents vest unless and until corresponding LTI awards vest
■Single-trigger change in control benefits

AIG 2026 PROXY STATEMENT  53

Compensation Discussion and Analysis Compensation Design
Balanced Compensation Framework
Our annual compensation program is designed to give appropriate weighting to fixed and variable pay, short-term and long-term performance and financial performance and individual contributions. We provide three elements of annual target direct compensation: base salary, an STI award and an LTI award. Our annual target direct compensation and mix of components are set with reference to market data for comparable positions at our peers. We also provide market-based perquisites and benefits.
We may provide special awards in connection with extraordinary circumstances, such as non-ordinary course strategic initiatives and transactions, contract extensions or renewals and executive recruitment.

At Risk At least 81 percent of each named executive’s annual target direct compensation is at risk based on performance and subject to our clawback policies.
Long-Term Oriented and Performance-Based
With respect to 2025 compensation, at least one-third of each named executive’s annual target direct compensation was delivered in LTI, of which at least 75 percent is in the form of performance-based awards (PSUs and stock options) that reward long-term value creation and performance achievements, and stock price appreciation relative to our trading price at the time of grant. In 2025, long-term incentive awards for our Chairman & CEO were in the form of PSUs and stock options only.
Risk Balanced Our Enterprise Risk Management team reviews all incentive plans to ensure the appropriate balance of risk and reward, without encouraging excessive risk-taking.

Chairman & CEO Annual Target Direct Compensation as of December 31, 2025	Average Annual Target Direct Compensation of Other Named Executives as of December 31, 2025

54  AIG 2026 PROXY STATEMENT

Compensation Discussion and Analysis Compensation Design
Use of Market Data

The CMRC uses data from a compensation benchmarking peer group to inform compensation-related decisions. The CMRC periodically reviews the compensation benchmarking peer group to ensure continuing relevance.

2025 Compensation Benchmarking Peer Group
Provides perspective and data reflecting compensation levels and insight into pay practices
Reflects our core competencies and business profile, and the companies with which we compete for talent
No changes to the 2025 peer group relative to 2024

Compensation Benchmarking Peer Group for 2025 Executive Compensation Program

The Allstate Corporation (NYSE:ALL)
American Express Company (NYSE:AXP)
Bank of America Corporation (NYSE:BAC)
BlackRock, Inc. (NYSE:BLK)
Capital One Financial Corporation (NYSE:COF)
Chubb Limited (NYSE:CB)
The Cigna Group (NYSE:CI)
Citigroup Inc. (NYSE:C) JPMorgan Chase & Co. (NYSE:JPM) Manulife Financial Corporation (NYSE:MFC) Marsh & McLennan Companies, Inc. (NYSE:MRSH) MetLife, Inc. (NYSE:MET)	The Progressive Corporation (NYSE:PGR) Prudential Financial, Inc. (NYSE:PRU) The Travelers Companies, Inc. (NYSE:TRV) U.S. Bancorp (NYSE:USB) Wells Fargo & Company (NYSE:WFC)

Compensation Benchmarking Peer Group for 2026 Executive Compensation Program
Given our significant business transformation, including the disposition of our life and retirement business, and future strategic direction, the CMRC undertook a review of the compensation benchmarking peer group in 2025 with the support of Pay Governance.
As part of the review, the CMRC conducted a comprehensive screening process to identify a list of peer companies that appropriately reflects our current core competencies and business profile. In developing updates to the peer group, the CMRC considered the following criteria:
■Property & Casualty insurance/brokerage business
■Risk management capability
■Global complexity
■Balance sheet complexity
■Driving technology/digital transformation
■Size and scale
■Competition for talent and essential skills needed to take AIG to the next level of success
The following table lists the 15 members of the 2026 compensation benchmarking peer group and highlights the criteria on which their inclusion is based. Changes include:
■Four life and retirement companies were removed from the peer group to reflect the divestiture of Corebridge (Manulife, MetLife, Prudential and Cigna)
■Two larger scale banks were removed from the peer group (Bank of America and JPMorgan)
■Two global brokerage and asset management companies were added to the peer group (Aon plc (NYSE: AON) and Ameriprise Financial, Inc. (NYSE: AMP))
■Two global financial technology businesses were added to the peer group (PayPal Holdings, Inc. (Nasdaq: PYPL) and
Visa Inc. (NYSE: V))

AIG 2026 PROXY STATEMENT  55

Compensation Discussion and Analysis Compensation Design

Peer	P&C Insurance/ Brokerage	Risk Management Capability	Global Complexity	Balance Sheet Complexity	Driving Technology and Digital Transformation	Size and Scale	Competitor for Talent and Essential Skills

Allstate	■	■		■	■	■	■
AmEx		■	■	■	■	■	■
Ameriprise		■	■	■	■	■
Aon	■	■	■	■	■	■	■
BlackRock		■	■	■	■	■	■
Capital One		■		■	■	■	■
Chubb	■	■	■	■	■	■	■
Citigroup		■	■	■	■		■
MMC	■	■	■	■	■	■	■
PayPal		■	■	■	■	■
Progressive	■	■		■	■	■	■
Travelers	■	■	■	■	■	■	■
US Bancorp		■		■	■	■
Visa		■	■	■	■	■
Wells Fargo		■	■	■	■		■
56  AIG 2026 PROXY STATEMENT

Compensation Discussion and Analysis Compensation Governance
Compensation Governance
Role of the CMRC
The CMRC is chaired by Ms. Mills and is comprised of four independent directors. The CMRC held five meetings in 2025. In reaching decisions, the CMRC may solicit the opinions of Management, outside counsel and Pay Governance. The role of the CMRC and its interplay with Management and the Board are set forth below.

Management	CMRC	Board

■CEO makes recommendations to the CMRC regarding compensation for the Section 16 Officers, including the named executives (other than himself)
■Human Resources performs many of the organizational and administrative tasks that underlie the CMRC’s review and determination process. Our Chief Human Resources Officer oversees this work.
■Finance provides the CMRC with detailed information and data necessary to determine appropriate performance metrics, goals and outcomes.

■Reviews and approves CEO goals and evaluates CEO performance
■Reviews and recommends CEO compensation to the Board
■Approves compensation for other Section 16 Officers, including all named executives
■Oversees compensation and benefit programs
■Oversees management development and succession planning programs for executive management other than the CEO
■Oversees the assessment of risks related to compensation programs
■Oversees human capital management practices and programs, including retention, talent development, compensation and benefits
■Recommends approval of this CD&A to the Board
■Engages Pay Governance, an independent compensation consultant as well as outside counsel
■Oversees compliance with stock ownership guidelines
■Oversees the administration and enforcement of clawback policies and any recoupment-related activity
■Provides feedback on CEO performance ■Approves CEO compensation ■Reviews and approves CMRC recommendations for incentive plans where shareholder approval is required ■Approves this CD&A
The CMRC regularly reviews or receives updates on various topics, including incentive compensation plan risk, regulatory developments with respect to compensation matters, human capital programs, shareholder engagement and employee benefit plans.
The CMRC also plays a key role with respect to succession planning for officers other than the CEO. Specifically, the CMRC periodically reviews management succession plans for the executive leadership team with the CEO and Chief Human Resources Officer. The plans include readiness assessments and career development opportunities for key positions. See page 29 for more information regarding the CMRC’s activities.
AIG 2026 PROXY STATEMENT  57

Compensation Discussion and Analysis Compensation Governance
CMRC Decision-Making Processes
Performance Metrics and Corporate Goals
The CMRC considers the appropriate performance metrics and goals for each year’s incentive plans over a series of meetings beginning in October of the prior year and ending in the following February when the final metrics and goals are approved by the CMRC. During these meetings, the CMRC and Management review and discuss information related to the Company’s budget, strategic plans and historical performance, shareholder expectations and peer company performance and metrics. The CMRC then selects performance metrics for the incentive plans that are aligned to the Company’s short-term and long-term strategies, using a balanced approach that considers both the Company’s absolute and relative performance and prioritizes simplicity. During this process, the CMRC also considers market practices and recommendations from shareholders.
The CMRC approves threshold, target, stretch and maximum performance goals for each metric that are aligned to pre-established annual and multi-year financial targets. The CMRC considers a reasonable range of outcomes and carefully calibrates the performance goals to ensure that they are sufficiently rigorous to incentivize delivery on our commitments.
Executive Goals
In the first quarter of each year, the CMRC reviews and approves performance goals for the year for all executive officers, including the CEO. The goals are structured to reward actions in four core areas: Financial, Strategic, Operational and Organizational. These individual performance goals include a combination of detailed quantitative and qualitative components and take into consideration each executive’s business objectives and responsibilities.
Performance Assessments
After the year is completed, all executives provide a comprehensive written scorecard of their achievements against their goals.
The CEO reviews the scorecards for each executive other than himself with the CMRC and makes a recommendation as to their performance assessment for the CMRC’s consideration. Beyond the achievement of financial and individual objectives for executives, the CMRC assesses the manner in which the goals were achieved relative to our stated Purpose & Values. See page 63 for a description of the Individual Performance Scorecards.
For the CEO, the CMRC Chair and Lead Independent Director host individual meetings with each director in the first quarter of each year to solicit feedback regarding the CEO’s performance for the prior year. The CMRC also reviews the CEO's written scorecard of his accomplishments against his objectives. The CMRC then provides a detailed memorandum to the Board reporting the feedback received from the directors as well as its overall assessment of the CEO’s performance, including notable strengths, opportunities and general comments. This memorandum forms the basis of the Board’s discussion regarding the CEO’s performance.
Compensation Decisions
The CMRC conducts a comprehensive review of each executive's compensation each year through a series of meetings starting in October of each year. During these meetings, the CMRC reviews detailed information regarding each executive's existing compensation and benefits, outstanding equity awards and termination scenarios as well as peer benchmarking analyses provided by Pay Governance.
In the following February, the CEO reviews the compensation of the executives other than himself with the CMRC and makes a recommendation as to the amount of their STI and LTI plan awards as well as the quantum and mix of their annual target direct compensation for the CMRC’s consideration. The CMRC approves the executives' incentive plan awards as well as any changes in their annual target direct compensation. The CMRC also finalizes its recommendations for the Board regarding the CEO’s compensation. Based on these recommendations, the Board approves the CEO’s incentive plan awards as well as any changes in the CEO’s annual target direct compensation.
The CMRC also performs the following functions with respect to other compensation decisions for a performance year:
■Assesses short-term incentive plan performance against performance goals and approves preliminary and final funding of the aggregate short-term incentive plan pool
■Approves preliminary and aggregate funding of annual LTI awards and grants annual LTI awards to eligible employees
■Assesses PSU performance against three-year goals and approves the PSU Earnout Percentage
58  AIG 2026 PROXY STATEMENT

Compensation Discussion and Analysis Compensation Governance
Qualitative Assessment
A central part of the CMRC’s role involves applying its judgment in making final compensation decisions. This judgment is used in assessing individual performance and may also be used in determining STI and LTI plan payout percentages. This use of judgment, and where appropriate, application of discretion, helps ensure balanced outcomes once all the facts are known at year-end. The CMRC did not use any discretion with respect to the determination of the 2025 STI Company performance score or the 2023 PSU Earnout Percentage.
Input from Independent Compensation Consultants
The CMRC has engaged the services of Pay Governance as its independent executive compensation consultant since October 2021. The independent advisor attends CMRC meetings and:
■Provides views on:
—How compensation program and proposals for senior executives compare to market practices in the insurance industry, financial services and more broadly
—“Best practices” and how they apply to the Company
—The design of current and proposed executive compensation programs and policies
■Responds to questions raised by CMRC members
■Participates in discussions pertaining to compensation and risk, assessing our process and conclusions
■Participates in discussions on performance goals that are proposed by Management for the CMRC’s approval
The CMRC reviews advisor independence annually to understand any relationships with the Company, including CMRC members and executive officers. In 2025, the CMRC assessed Pay Governance’s independence relative to the NYSE listing standards and determined that it remained independent and that its work has not raised any conflicts of interest.
During 2025, the Company continued to engage Johnson Associates to prepare reports presenting market comparisons of total compensation levels for existing employees, new hires and promotions for positions within the CMRC’s purview. In its capacity as the CMRC’s independent advisor, Pay Governance reviewed these reports before they were considered by the CMRC.
During 2025, the Company also engaged Davis Polk & Wardwell LLP to provide legal counsel related to our executive compensation program.
AIG 2026 PROXY STATEMENT  59

Compensation Discussion and Analysis 2025 Compensation Decisions and Outcomes
2025 Compensation Decisions and Outcomes
2025 Base Salary

At a Glance:	■Fixed cash compensation ■Represents 6 to 20 percent of a named executive’s annual target direct compensation ■Reviewed annually or upon a change in role, when appropriate

Base salary is intended to fairly compensate named executives for the responsibilities of their respective positions and achieve an appropriate balance of fixed and variable pay. The CMRC undertakes an annual review of named executive salaries to determine whether they should be adjusted. In making this determination, the CMRC considers a broad range of factors, including scope of role, experience, skillsets and salaries for comparable positions within the Compensation Benchmarking Peer Group, as well as internal parity among executive officers. For 2025, the CMRC did not make any adjustments to the base salaries of our named executives.

Current Named Executives	2024 Year-End Base Salary ($)	2025 Year-End Base Salary ($)	Percent Change (%)

Peter Zaffino	1,500,000	1,500,000	—
Keith Walsh	1,000,000	1,000,000	—
Rose Marie Glazer	1,000,000	1,000,000	—
Jonathan Hancock(1)	1,023,848	1,084,793	—
Claude Wade	1,000,000	1,000,000	—
(1)     Any changes in Mr. Hancock’s base salary amount are due to foreign currency fluctuations. Mr. Hancock is based in the United Kingdom and his compensation is denominated in GBP. The 2025 base salary value was converted to U.S. dollars using the December 2025 monthly average FX rate of 1.33925. The 2024 base salary value was converted to U.S. dollars using the December 2024 monthly average FX rate of 1.26401.
2025 Short-Term Incentive Awards

At a Glance:
■Variable cash incentive awards equal to the amount of the named executive’s target STI award, multiplied by the 2025 Company Performance Score (0 percent to 150 percent) and the named executive’s 2025 Individual Performance Score (0 percent to 150 percent), subject to an overall cap of 200 percent of target
■The 2025 Company Performance Score was 133 percent, based on the Company’s results with respect to four key performance metrics designed to incentivize delivery on our commitments
■2025 Individual Performance Scores were based on performance in four core areas - Financial, Strategic, Operational and Organizational
■Awards are subject to clawback policies (as applicable)
■2025 awards ranged from 173 percent to 200 percent of target, reflecting above-target financial performance and strong individual contributions

Changes for 2025:
■Added Calendar Year Combined Ratio, evaluated on an absolute basis, as one of the performance metrics
■Removed a performance metric tied to expense management which the CMRC believed was no longer appropriate since the expense savings targets had been largely achieved ahead of schedule and each of the named executives has expense savings targets included within their individual goals
■
■

Variable cash incentive awards are generally available for the named executives under the STI Plan. The STI Plan is an ongoing umbrella plan that allows the CMRC or Board to establish annual programs setting forth performance goals and other terms and conditions applicable to cash incentive awards for employees.
60  AIG 2026 PROXY STATEMENT

Compensation Discussion and Analysis 2025 Compensation Decisions and Outcomes
The named executives were all eligible for 2025 STI awards. The amount of a named executive’s 2025 STI award was determined by multiplying the named executive's target STI award by the 2025 Company Performance Score (0 percent to 150 percent) and the named executive’s 2025 Individual Performance Score (0 percent to 150 percent) as further described below. The calculation is as follows, subject to a maximum award of 200 percent of the named executive’s target STI:

Target Short-Term Incentive Award ($)	Company Performance Score (0-150%)	Individual Performance Score (0-150%)	Actual Short-Term Incentive Award ($) (subject to a cap of 200% of target)

Company Performance Scorecard: Four Equally Weighted Performance Metrics		Individual Performance Scorecards: Four Core Areas

1.Calendar Year Combined Ratio (25%) 2.Accident Year Combined Ratio, as adjusted* (25%) 3.Diluted AATI Attributable to AIG Common Shareholders Per Share* (25%) 4.Core Operating ROE* (25%)		1.Financial 2.Strategic 3.Operational 4.Organizational

All STI awards are subject to an overall cap of 200% of the executive's target STI award

Company Performance Scorecard
Calculating the Company Performance Score
The Company Performance Score is determined by measuring corporate performance with respect to key performance metrics chosen to incentivize performance across a range of activities. Each performance metric has a specified weighting and a threshold, target, stretch and maximum performance goal associated with it.
Achievement of the target goal for a performance metric results in a contribution to the Company Performance Score equal to that performance metric’s weighting. Performance below the target goal results in a decreased contribution to the Company Performance Score down to 0 percent. Performance above the target goal results in an increased contribution to the Company Performance Score up to a maximum of 150 percent of the performance metric’s weighting. Accordingly, the Company’s Performance Score could range from 0 percent to 150 percent.
The following table shows the contribution to the Company Performance Score at each performance level. For performance in between the goals listed below, the performance metric’s contribution to the Company Performance Score is determined by linear interpolation.

Performance Metric’s Goal Achievement	Performance Metric’s Contribution to Company Performance Score

Below Threshold Goal	0%
Threshold Goal	50% of performance metric’s weighting
Target Goal	100% of performance metric’s weighting
Stretch Goal	125% of performance metric’s weighting
Maximum or Above	150% of performance metric’s weighting
AIG 2026 PROXY STATEMENT  61

Compensation Discussion and Analysis 2025 Compensation Decisions and Outcomes
2025 Short-Term Incentive Plan Performance Metrics
The 2025 STI performance metrics and their associated goals reflect our continuing commitment to sustain and reward a high-performance culture that supports our strategic priorities. The CMRC seeks to establish performance metrics and goals that are quantitative, rigorous and compatible with effective risk management so as not to incentivize excessive risk-taking. The following table provides further detail on the four performance metrics included in the 2025 STI program.

Performance Metric	What is it?*	How is it evaluated in the STI plan?	Why do we use it?

Calendar Year Combined Ratio
A ratio that describes, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred measured on a calendar year basis. Includes CATs and related reinstatement premiums and PYD, net of premium adjustments.
In the STI plan, CYCR is evaluated on an absolute basis.
We use CYCR because we believe it is a strong indicator of our underwriting performance and aligns accountability as it includes fully loaded loss and expense ratios which take into account CAT losses and prior year development.

Accident Year Combined Ratio, as adjusted*	A combined ratio that excludes CATs and related reinstatement premiums and PYD, net of premium adjustments. The ratio is calculated on an accident year basis, the year the accident occurred.	In the STI plan, AYCR, as adjusted is evaluated on an absolute basis.
We use AYCR, as adjusted because we believe it is a meaningful measure of our underwriting results, and reflects underwriting decisions that will impact our financial results on an ongoing basis. We use this metric to drive accountability and delivery of exceptional performance.

Diluted AATI Attributable to AIG Common Shareholders Per Share*	A measure of how much adjusted operating profit the Company generates for each outstanding share of stock.	In the STI plan, Diluted AATI Attributable to AIG Common Shareholders Per Share is evaluated on an absolute basis.	We use Diluted AATI Attributable to AIG Common Shareholders Per Share because we believe it is a strong indicator of our success in generating, managing and deploying capital.

Core Operating Return on Equity*
A measure of the rate of return of adjusted operating profit on common shareholders’ equity excluding Investments Accumulated Other Comprehensive Income, Deferred Tax Asset and our ownership interest in Corebridge.
		In the STI plan, Core Operating ROE is evaluated on an absolute basis.	We use Core Operating ROE because we believe it is a strong indicator of the growth in underlying profitability of our property and casualty business and measures our discipline in allocating capital.

*    We make adjustments to U.S. GAAP financial measures for purposes of this performance metric. See Appendix A for an explanation of how this metric is calculated from our audited financial statements.
2025 Company Performance Score

Performance Metric	Threshold (50%)	Target (100%)	Stretch (125%)	Maximum (150%)	Actual(1)	% Achieved	Weighting	Contribution to Performance Score

Calendar Year Combined Ratio	93.6%	92.9%	91.6%	91.0%	90.1%	150%	25%	37.5%
Accident Year Combined Ratio, as adjusted*	88.7%	88.0%	86.7%	86.1%	88.3%	82%	25%	20.5%
Diluted AATI Attributable to AIG Common Shareholders Per Share*	$5.30	$5.55	$6.00	$6.20	$7.09	150%	25%	37.5%
Core Operating ROE*	9.4%	9.7%	10.0%	10.3%	11.1%	150%	25%	37.5%

Company Performance Score:								133%

(1)Net of incremental STI funding incurred for achieving performance metrics.
62  AIG 2026 PROXY STATEMENT

Compensation Discussion and Analysis 2025 Compensation Decisions and Outcomes
Individual Performance Scorecards
Given the importance of our named executives in making and operationalizing decisions that continue to set us up for future success, the CMRC also assesses an Individual Performance Scorecard for each named executive. Objectives are structured to reward actions under four core areas: Financial, Strategic, Operational and Organizational. The CMRC has a robust process to review and provide feedback on individual goals at the beginning of the year, and thereafter, conducts a thorough review and assessment as to the achievement of such goals.
These individual performance objectives include a combination of detailed quantitative and qualitative components and take into consideration each named executive’s business objectives and responsibilities.
2025 STI Awards
The CMRC reviewed the target STI awards of the named executives in the first quarter of 2025, taking into consideration information provided by Pay Governance and input from Management, and did not make adjustments for the named executives other than
Mr. Zaffino. The CMRC approved an increase to Mr. Zaffino’s target STI award from $4,500,000 to $6,000,000 based on current market data provided by Pay Governance and to align his pay with the Company’s exceptional performance under his leadership, including optimization of the portfolio, reduction of the overall expense base and ratios, leverage of AI to develop improved digital workflow and enable better analytics and growth, significant improvement in underwriting performance and cultivation of a high-performing team.

The following table shows the target STI award for each named executive for the 2025 performance year as well as the calculation of his or her actual STI award for the 2025 performance year.

Named Executives	2025 Target STI ($)	Company Performance Scorecard Result (%)	Individual Performance Scorecard Result (%)	Combined Performance Result (%)	2025 Actual STI Award ($)

Peter Zaffino	6,000,000	133	150	200	12,000,000
Keith Walsh	1,500,000	133	130	173	2,600,000
Rose Marie Glazer	1,500,000	133	150	200	3,000,000
Jonathan Hancock	2,122,711	133	134	178	3,778,426
Claude Wade	2,000,000	133	133	178	3,550,000
The following pages detail the actual 2025 performance goals and related achievements for each of our named executives.
AIG 2026 PROXY STATEMENT  63

Compensation Discussion and Analysis 2025 Compensation Decisions and Outcomes
Peter Zaffino
Chairman & Chief Executive Officer

Core Area	Goals	Achievements

Financial
■Achieve budgeted financial objectives
■Continue to deliver strong Underwriting Income through underwriting excellence and accretive growth, while prudently managing volatility
■Complete the streamlining of Other Operations, leaving only activities related to being a global regulated public company
■Maintain liquidity over risk appetite statement limit while supporting share repurchase goals and double-digit growth in dividend per share
■Effectively manage debt, maintaining a debt to capital leverage within the 15-20% range
■Preserve a strong capital position in our subsidiaries to support organic growth

■Delivered strong financial performance and improvement in key performance metrics, while both effectively managing risk and driving strategic initiatives, including:
—Achieved Net income per diluted common share of $5.43, compared to net loss per diluted common share of $2.17 in the prior year; Improved Adjusted After-Tax Income attributable to AIG common shareholders* to $4.0 billion, or $7.09 per diluted common share, an increase of 43 percent year-over-year
—Delivered strong General Insurance Calendar Year Combined Ratio of 90.1 percent, an improvement of 170 basis points year-over-year, and Accident Year Combined Ratio, as adjusted* of 88.3 percent
—Increased Book Value Per Share by 9.0 percent to $76.44
—Increased General Insurance underwriting income to $2.3 billion, a 22 percent increase year-over-year
—Delivered Return on Equity (ROE) of 7.5 percent and Core Operating ROE* of 11.1 percent, a 200 bps increase year-over-year
■Delivered $5.8 billion of common stock repurchases and approximately $1.0 billion of common stock dividends, and reduced common shares outstanding to 538 million, an 11 percent reduction year-over-year
■Increased dividends on our common stock by over 10 percent for the third consecutive year
■Achieved positive rating actions from all four major rating agencies through disciplined capital plan execution

Strategic
■Lead a successful Investor Day
■Maintain and improve underwriting performance
■Continue to refine reinsurance structure focused on balance sheet protection and reduction of volatility
■Drive portfolio optimization
■Continue to enhance and build relationships with key stakeholders (investors, distribution partners, strategic partners, rating agencies, regulators, etc.)

■Investor Day
—Successfully hosted an Investor Day on March 31, 2025, showcasing the Company’s significant transformation since 2017, the significant strengthening of the balance sheet, our leading end-to-end GenAI strategy, our vastly improved underwriting platform, the products and expertise we deliver to our clients, our innovative reinsurance strategy as well as setting long-term aspirational target financial performance metrics
■Profitable growth in General Insurance
—Achieved fifth consecutive year of underwriting profit and 17 consecutive quarters of a sub-90 percent AYCR, as adjusted
—Achieved underwriting income over $2 billion, subsequent to sales of Validus Re, Travel Guard and Crop Risk Services
■Reinsurance
—Achieved favorable results, including a reduction of over 20 percent in catastrophe risk adjusted pricing
—Increased the size of reinsurance Syndicate 2478, a special purpose vehicle which assumes a portion of AIG’s outwards reinsurance business

64  AIG 2026 PROXY STATEMENT

Compensation Discussion and Analysis 2025 Compensation Decisions and Outcomes

Core Area	Goals	Achievements

Strategic (continued)
■Portfolio Optimization and Risk Capital Prioritization
—Announced acquisitions of minority ownership stakes in Convex and Onex, along with a 7.5 percent whole account quota share of Convex’s business starting January 1, 2026
—Acquired the renewal rights of Everest's global retail commercial insurance portfolios
—Completed three sales of Corebridge common stock, reducing ownership to approximately 10 percent at year end and generating $2.5 billion in aggregate proceeds
—Launched Syndicate 2479 in collaboration with Amwins and Blackstone, providing capacity for portfolio solutions
■Board Composition and Engagement
—Partnered with the Lead Independent Director and NCGC on recruitment of new independent director with AI, data and digital expertise, further strengthening the Board’s breadth of skills and experience
— Cultivated collaboration between the Board and members of senior management to foster engagement
■Stakeholder Relationships
—Enhanced relationships and reputation with key external partners, including brokers, distributors, clients, vendors and advisors, as well as regulators, policy makers and investment community through Investor Day, participation in key industry conferences and proactive engagement on a global scale

Operational
■Continue to improve
end-to-end and workflow capabilities and enhance workflows to advance our strategic objectives and ability to deliver value to stakeholders
■Evaluate and evolve partner ecosystem to ensure that we have best-in-class partners
■Deliver on data and digital initiatives to augment business processes and enhance our business insights and analytics capabilities

■AIG Next Outcomes
—Successfully completed AIG Next having realized $560 million of annual run rate expense savings
—Created a leaner parent company to better reflect go-forward business with a significantly improved cost structure
—Refined operating models and reduced organizational complexity across business segments leading to enhanced experiences for clients and partners
—Advanced technology transformation and modernized infrastructure
■Partner Ecosystem
—Enhanced relationships with key vendors, partners and advisors to emphasize value, rationalize spend and deliver key outcomes
■Data and Digital
—Restructured underwriting and claims organizations to accelerate and scale our data, digital and GenAI strategy leading to improved time to quote submissions and submit to bind ratios
—Expanded the application of Underwriting by AIG Assist to deliver better insight and services for clients while positioning us to drive growth
—Launched pilot of Claims by AIG Assist to reduce time between receipt of notice of loss reports to issuance of coverage letters
—Enhanced portfolio management capabilities through design and implementation of data processing, significant portfolio modeling and enhanced technology
■Control Environment
—Strengthened Enterprise Risk Management and Internal Audit functions and thoroughly reviewed underwriting guidelines and quality

AIG 2026 PROXY STATEMENT  65

Compensation Discussion and Analysis 2025 Compensation Decisions and Outcomes

Core Area	Goals	Achievements

Organizational	■Continue to embed our Purpose & Values into our interactions with all stakeholders ■Enhance our "Learn It All Culture" ■Focus on recruitment, development and succession planning strategies
■Committed and Inclusive Culture
—Refreshed our Purpose & Values to clearly articulate how we support stakeholders
—Established an open culture of alignment, rooted in collaboration, consistency, transparency and excellent decision making through our top leaders and Executive Leadership Team meetings
■Attract and Retain Top Talent
—Appointed new leaders in key Executive Leadership Team roles, including Chief Underwriting Officer and Chief Digital Officer
—Refreshed talent development ecosystem, including new curricula and learnings opportunities
—Focused on placement of talent into critical roles and development of key personnel to ensure robust succession plans
—Initiated program to modernize our job and career architecture to design a simpler and more globally consistent model that enables better transparency on career growth opportunities
■CEO Succession
—Collaborated with the Board on future organizational structure, including the identification of the best candidate to succeed Mr. Zaffino as CEO

Peter Zaffino Individual Performance Score: 150%

After considering the accomplishments above, the feedback received from each Board member regarding the CEO’s 2025 performance, and other relevant information, the CMRC determined that Mr. Zaffino significantly exceeded expectations in 2025 and approved an Individual Performance Score of 150 percent. In particular, the CMRC considered Mr. Zaffino’s contributions in 2025 to the Company’s strong financial performance, acceleration of its innovative data and digital strategies, negotiation and execution of multiple key strategic transactions and continued strong reinsurance outcomes. Based on Mr. Zaffino’s Individual Performance score and the Company’s Performance Score, the CMRC recommended, and the Board approved, an STI payment for Mr. Zaffino of $12,000,000, representing 200 percent of target.

Target Short-Term Incentive Award $6,000,000	Company Performance Score 133%	Individual Performance Score 150%	=	Actual Short-Term Incentive Award (200% of target) $12,000,000

66  AIG 2026 PROXY STATEMENT

Compensation Discussion and Analysis 2025 Compensation Decisions and Outcomes
Keith Walsh
Executive Vice President & Chief Financial Officer

Core Area	Goals	Achievements

Financial
■Deliver on financial objectives
■Maintain liquidity over risk appetite statement limit while supporting share repurchase goals and double-digit growth in dividend per share
■Maintain a debt to capital leverage ratio within the 15-20 percent range

■Supported delivery of strong General Insurance Calendar Year Combined Ratio of 90.1 percent, an improvement of 170 basis points year-over-year; Accident Year Combined Ratio, as adjusted* of 88.3 percent; increase in Book Value Per Share by 9.0 percent to $76.44; increase in General Insurance underwriting income by 22 percent year-over-year to $2.3 billion; and ROE of 7.5 percent and Core Operating ROE* of 11.1 percent
■Drove enterprise cost objectives to successfully implement expense reduction
■Supported achievement of positive rating actions from all four major rating agencies through disciplined capital plan execution, with first Moody's upgrade since 1990
■Executed plan that delivered $5.8 billion of common stock repurchases and approximately $1 billion of dividends, reducing shares outstanding by 11 percent to 538 million, while maintaining strong holding company liquidity of $6.3 billion
■Retired $1.1 billion debt and achieved an 18 percent debt to total capital ratio

Strategic	■Contribute to a successful Investor Day ■Strengthen investor and analyst relationships ■Support and execute on the Company's strategic actions
■Completed three sales of Corebridge common stock, reducing ownership to approximately 10 percent at year end and generating $2.5 billion in aggregate proceeds
■Supported execution of key transactions, including purchase of equity stakes in Convex and Onex and Everest renewal rights as well as post-close Travel Guard divestiture execution
■Supported the framework and implementation of Investor Day
■Conducted investor outreach covering approximately 86 percent of active shareholder ownership

Operational
■Continue to optimize the operating models for Finance function
■Continue to drive cost transparency measures
■Make progress on the implementation of enhanced technology solutions to support the Finance function and financial reporting

■Implemented consistent enterprise-wide reporting standards, forecasting and analytics to drive transparency and streamlined earnings preparation
■Designed and executed process, implementation and governance improvements to support acceleration of U.S. GAAP close processes while strengthening the control environment
■Improved operational efficiency in tax through technology implementation that provides direct access to source data and reduces expense
■Continued progress on Financial Planning & Analysis modernization leading to increased capabilities and transparency

Organizational	■Organizational Goals Promote a culture rooted in our Purpose & Values ■Advance our “Learn It All Culture”
■Promoted internal mobility by filling 40 percent of new roles internally
■Strengthened Finance leadership by onboarding senior leaders in Audit, Investment Accounting, Financial Controls and Investment Portfolio Analytics
■Increased talent assessment to identify future leaders, potential successors and targeted development plans

AIG 2026 PROXY STATEMENT  67

Compensation Discussion and Analysis 2025 Compensation Decisions and Outcomes

Keith Walsh Individual Performance Score: 130%

Based on these accomplishments, the CMRC determined that Mr. Walsh's contributions exceeded expectations in 2025. As a result, the CMRC approved an Individual Performance Score of 130 percent, which, when combined with the Company Performance Score, resulted in an STI payment of $2,600,000, representing 173 percent of target.

Target Short-Term Incentive Award $1,500,000	Company Performance Score 133%	Individual Performance Score 130%	=	Actual Short-Term Incentive Award (173% of target) $2,600,000

68  AIG 2026 PROXY STATEMENT

Compensation Discussion and Analysis 2025 Compensation Decisions and Outcomes
Rose Marie Glazer
Executive Vice President & General Counsel

Core Area	Goals	Achievements

Financial
■Provide advice and support to deliver underwriting profitability and effectiveness, maintain underwriting discipline, and prudently manage expenses
■Ensure prudent use of outside counsel and third-party vendors
■Work with the CEO to implement capital management strategies and preserve financial flexibility

■Led the Global Legal, Compliance and Regulatory function, which supported capital management efforts and key transactions by providing expert advice, counsel and management of regulatory processes related to strategic initiatives, including sales of Corebridge common stock and other equity holdings, repurchases of our common stock, issuance of senior unsecured notes, repurchase of debt, redemption of notes and refinancing of intercompany loans
■Assessed and adjusted internal staffing models, rigorously evaluated vendor utilization and law firm engagement and implemented new technology and automation solutions to maintain expense discipline and drive savings to support investments in upskilling people and implementing data and digital strategies

Strategic
■Support plans to drive profitable organic and/or inorganic growth
■Contribute to a successful Investor Day
■Foster positive relationships with key external stakeholders (regulators, policymakers, and shareholders, etc.)

■Provided effective wording solutions and coverage advice to the global underwriting community across all product lines, to facilitate the closing and binding of insurance transactions, to maintain high renewal retention rates and to drive new business in a challenging market environment
■Supported development of Investor Day framework and materials
■Took a leadership role in the negotiation and execution of strategic investments in Convex and Onex along with a 7.5 percent whole account quota share of Convex’s business as well as the acquisition of the renewal rights of Everest’s global retail commercial insurance portfolio
■Supported Board refreshment efforts, including the on-boarding of a new director, and implemented enhancements to director orientation program to align with skills needed for the future
■Provided guidance on global regulatory developments and oversaw engagement with global regulators and policymakers
■Revamped and led off-season shareholder engagement process, with outreach to holders representing approximately 76 percent of shares outstanding

Operational
■Support operationalization of the organizational model and expense structure with a focus on operational excellence and efficiency
■Provide legal and regulatory support for data, digital and technology initiatives
■Continue to develop, monitor, and implement risk mitigation strategies

■Provided support and advice on the development, usage, governance and contractual provisions related to the Company’s data, digital and AI strategies, and developed a robust intellectual property strategy to protect our innovation efforts
■Oversaw and guided strategies which lead to favorable decisions and precedent setting outcomes in complex coverage disputes and other litigation matters
■Provided advice and support on critical cyber and data privacy matters
■Developed an automated compliance testing and monitoring program that is designed to provide ongoing surveillance, review and analysis of key compliance risk indicators to identify red flags and potential compliance violations

AIG 2026 PROXY STATEMENT  69

Compensation Discussion and Analysis 2025 Compensation Decisions and Outcomes

Core Area	Goals	Achievements

Organizational	■Promote a culture rooted in our Purpose & Values ■Advance our "Learn It All Culture"
■Fostered a high-performance-driven culture built on quality, excellence, and continuous improvement
■Provided on-the-job learning opportunities to team members to develop expertise and judgment across regions through exposure to complex, cross-jurisdictional matters
■Oversaw implementation of refreshed supplier code of conduct to improve alignment of third-party partners with our values and standards
■Published inaugural Climate Transition Plan and 5th Annual Sustainability Report in partnership with key business and functional areas

Rose Marie Glazer Individual Performance Score: 150%

After considering the accomplishments above, the CMRC’s discussion of her performance, and other relevant information, the CMRC determined that Ms. Glazer’s contributions significantly exceeded expectations in 2025. In particular, the CMRC considered Ms. Glazer’s contributions in 2025 to the negotiation and execution of multiple strategic transactions, support for the successful execution of the Company's capital management strategies, leadership of enhanced off-season shareholder engagement, continued strengthening of global regulatory and policymaker relationships and significant support and advice in furtherance of the Company’s data and digital strategies. As a result, the CMRC approved the maximum Individual Performance Score of 150 percent, which, when combined with the Company Performance Score, resulted in an STI payment of $3,000,000 to Ms. Glazer, representing 200 percent of target.

Target Short-Term Incentive Award $1,500,000	Company Performance Score 133%	Individual Performance Score 150%	=	Actual Short-Term Incentive Award (200% of target) $3,000,000

70  AIG 2026 PROXY STATEMENT

Compensation Discussion and Analysis 2025 Compensation Decisions and Outcomes
Jonathan Hancock
Executive Vice President, Chief Executive Officer, General Insurance

30
Core Area	Goals	Achievements

Financial
■Contribute to achieving the Company’s financial objectives
■Continue to profitably grow International Commercial portfolio while increasing underwriting profit
■Deliver growth and improved performance in Global Personal Lines portfolio

■Achieved International Commercial Insurance underwriting income of $1.1 billion, Calendar Year Combined Ratio of 86.9 percent and Accident Year Combined Ratio, as adjusted* of 85.6 percent
■Achieved Net premiums written of approximately $8.7 billion in International Commercial, an increase of 4 percent year-over-year
■Achieved Global Personal Calendar Year Combined Ratio of 99.0 percent and Accident Year Combined Ratio, as adjusted* of 95.7 percent

Strategic	■Strengthen engagement with key stakeholders in every region ■Maintain underwriting discipline ■Partner on data and digital initiatives
■Implemented robust broker feedback plans and broker specific growth initiatives; improved trading relationships and grew agency channels and share of wallet with key distribution partners across regions and products
■Expanded existing partnerships and developed new partnership opportunities in the UK, EMEA and Asia Pacific in both Commercial and Personal lines
■Increased Global Specialty, Talbot and International Group Accident & Health gross premiums written by 2.6 percent, 2.0 percent and 8.3 percent, respectively, driven by new business growth
■Optimized performance through growth in key business areas as well as repositioned businesses with trading partners
■Maintained a culture of underwriting excellence with a focus on continued prudent risk selection, careful risk positioning, limit management and well architected terms and conditions

Operational	■Continue to refine our operating structure to ensure we operate efficiently as a lean, agile, and high-performing Company ■Advance cost efficiency and reporting rhythms for the regions
■Established enterprise-wide partnerships and standards to drive global operational excellence and manage risk
■Collaborated with digital/AI teams on Underwriting by AIG Assist to simplify end-to-end underwriting processes and develop common operations standards across regions
■Developed streamlined operating model for Global Personal to develop and execute enhanced efficiency and drive growth
■Completed UK process improvements to streamline renewals for approximately 70 percent of applicable portfolios, yielding increases in underwriting capacity and accelerating renewals; expanded key process improvements to Asia hub in Singapore

Organizational	■Promote a culture rooted in our Purpose & Values ■Advance our “Learn It All Culture”
■Promoted culture rooted in collaboration, consistency, transparency and alignment through accelerated training, development and career enhancement opportunities resulting in 34 percent of appointments filled with internal talent
■Appointed senior leaders in key roles globally, including for the UK, Talbot, Latin America and Caribbean as well as global heads of Accident & Health and Marine
■Created career paths for high performing future talent through workforce planning initiatives

AIG 2026 PROXY STATEMENT  71

Compensation Discussion and Analysis 2025 Compensation Decisions and Outcomes

Jonathan Hancock Individual Performance Score: 134%

Based on these accomplishments, the CMRC determined that Mr. Hancock exceeded expectations in 2025. As a result, the CMRC approved an Individual Performance Score of 134 percent, which, when combined with the Company Performance Score, resulted in an STI payment of $3,778,426 representing 178 percent of target.

Target Short-Term Incentive Award $2,122,711	Company Performance Score 133%	Individual Performance Score 134%	=	Actual Short-Term Incentive Award (178% of target) $3,778,426

72  AIG 2026 PROXY STATEMENT

Compensation Discussion and Analysis 2025 Compensation Decisions and Outcomes
Claude Wade
Executive Vice President, Chief Digital Officer and Global Head of Business Operations & Claims

Core Area	Goals	Achievements

Financial	■Contribute to the achievement of the Company’s financial objectives ■Drive meaningful investment in strategic data and digital initiatives
■Improved efficiency of operations and cost structure to generate savings that enabled strategic investments in data, digital and Gen AI, including by:
—implementing new operating models for Asia Pacific and UK regions
—exiting transition services and stranded costs related to disposition of business lines
—shifting operations activities to lower cost locations
—enabling tech solutions

Strategic	■Drive operational excellence, technology enablement and financial discipline across the organization ■Support initiatives to enhance cost transparency and reduction of Other Operations expenses
■Fully deployed Underwriting by AIG Assist in one line of business, resulting in processing a larger volume of new submissions, providing a higher percentage of quotes within a shorter timeframe and reducing human intervention
■Successfully launched Claims by AIG Assist product with core Gen AI capabilities of ingestion, augmentation and prioritization
■Filed patents to protect the Company’s data and digital related innovations
■Opened Atlanta Innovation Hub with initial 500+ employees to foster collaboration among teams, allowing them to develop digital capabilities, test new processes, and improve coordination across functions

Operational
■Accelerate deployment of data and digital strategic Initiatives
■Continue to scale Gen AI expertise and capabilities
■Continue to expand the global footprint and impact of our key Data and Digital platforms and solutions

■Launched application programming interface-enabled data exchange of submission, notification and real time trading services between the Company and partners
■Launched data ingestion framework, advancing the Company’s vision for a unified, enterprise-wide bordereaux ingestion platform
■Launched web-based application to optimize front-end flow for auto and personal injury protection coverage lines
■Reduced operational risk through transition in Asia Pacific region to new digital platform available to approximately 30,000 users, transition to new digital claims capabilities across Western World and launch of automated fraud detection tool in UK and Ireland

Organizational	■Promote a culture rooted in our Purpose & Values ■Advance our “Learn It All Culture”
■Completed internal talent review and succession planning for over 4,000 colleagues
■Placed 36 percent of roles with internal talent
■Accelerated hiring of Gen AI professionals to develop Gen AI capabilities within AIG
■Welcomed 90 Early Career colleagues as analysts, interns or apprentices
■Kicked off Apprentice Program in Atlanta Innovation Hub and launched Early Career Analyst Immersion Series in Claims

Claude Wade Individual Performance Score: 133%

Based on these accomplishments, the CMRC determined that Mr. Wade exceeded expectations in 2025. As a result, the CMRC approved an Individual Performance Score of 133 percent, which, when combined with the Company Performance Score, resulted in an STI payment of $3,550,000, representing 178 percent of target.

Target Short-Term Incentive Award $2,000,000	Company Performance Score 133%	Individual Performance Score 133%	=	Actual Short-Term Incentive Award (178% of target) $3,550,000

AIG 2026 PROXY STATEMENT  73

Compensation Discussion and Analysis 2025 Compensation Decisions and Outcomes
2025 Annual Long-Term Incentive Awards

At a Glance:
■Equity-based awards, including PSUs with performance metrics designed to align with our multi-year strategy
■Chairman & CEO's award is 100 percent performance-based, consisting of PSUs (75 percent) and stock options (25 percent)
■Other named executives' awards are 75 percent performance-based (50 percent PSUs, 25 percent stock options) and 25 percent time-based in the form of RSUs
■PSUs cliff vest after three years, RSUs and stock options vest ratably over three years
■Target annual award value is reviewed annually and informed by market data
■PSU payouts are capped at 200 percent of target
■Awards are subject to clawback policies (as applicable)

Changes for 2025:
■Added Calendar Year Combined Ratio, evaluated on a relative basis to PSU performance metrics
■Added Adjusted Tangible Book Value Per Share* evaluated based on growth to PSU performance metrics
■Removed PSU performance metric tied to expense management which the CMRC believed was no longer appropriate since the expense savings targets had been largely achieved ahead of schedule.

Annual LTI awards typically represent the largest percentage of a named executive’s annual target direct compensation and are granted in equity vehicles (i.e., PSUs, stock options and RSUs) that reward long-term value creation, performance achievements and stock price appreciation. We believe that the mix of PSUs, stock options and RSUs supports a high-performance culture and helps attract and retain key talent through competitive compensation opportunities that are consistent with market practice. In considering LTI annual awards to named executives, the CMRC considers several design principles, including:
■Providing a risk-balanced portfolio of incentive vehicles
■Aligning performance with elements of our strategy that are within management control
■Maintaining simplicity
74  AIG 2026 PROXY STATEMENT

Compensation Discussion and Analysis 2025 Compensation Decisions and Outcomes
2025 Annual LTI Award Allocation
The Chairman & CEO’s 2025 annual LTI award was 100 percent performance-based, consisting of PSUs (75 percent) and stock options (25 percent). Other named executives' 2025 annual LTI awards are 75 percent performance-based (50 percent PSUs, 25 percent stock options) and 25 percent time-based in the form of RSUs.

Performance Based
100%

Chairman & CEO
25%
75%

Stock Options
Align with shareholder interests by rewarding stock price appreciation and shareholder value creation

Restricted Stock Units
Further align the financial interests of our executive leadership team with our shareholders while supporting retention

Other Current NEOs
25%
25%
50%

Performance Based
75%

Performance Stock Units
Align with shareholder expectations and reward the achievement of sustained improvement in key industry indicators of overall profitability

Relative Calendar Year Combined Ratio	+ AYCR, as adjusted*	+ Adjusted Tangible BVPS*	+ Diluted AATI Attributable to AIG Common Shareholders Per Share*	+ Relative Total Shareholder Return
calculated over the three-year performance period relative to a General Insurance peer group	measured annually during the three-year plan period	growth measured over the prior year for each year of the three-year performance period	growth measured over the prior year for each year of the three-year performance period	over the three-year performance period relative to a General Insurance peer group
20%	**20%**	**20%**	**20%**	**20%**

2025 Annual LTI Award Grant Values
In 2025, the CMRC granted equity-based awards to the named executives under the LTI Plan. The LTI Plan is an umbrella plan that allows the CMRC to approve the grant of equity-based awards under annual programs with varying terms and conditions.
Each named executive is assigned a target LTI award. The CMRC reviewed the named executives’ target LTI awards in the first quarter of 2025, taking into consideration information provided by Pay Governance and input from Management, and did not make any adjustments for the named executives other than Mr. Zaffino. The CMRC approved an increase to Mr. Zaffino’s target LTI award from $14,000,000 to $17,500,000 based on current market data provided by Pay Governance and to align his pay with the Company’s exceptional performance under his leadership, including optimization of the portfolio, reduction of the overall expense base and ratios, leverage of AI to develop improved digital workflow and enable better analytics and growth, significant improvement in underwriting performance and cultivation of a high-performing team.
When determining the amount of a named executive’s actual LTI award, the CMRC considers whether to modify the executive’s target LTI award. The actual LTI award granted can reflect a modifier of zero to 150 percent of the executive’s target LTI award, based on the CMRC’s assessment of a range of factors, including consideration of prior year performance and contributions, the complexity of expected contributions and the desire to enhance retention and/or provide incremental incentive for future success over the applicable performance period. For 2025, the CMRC did not apply an upward or downward modifier to target LTI awards.
The following table shows the target 2025 LTI award for each named executive as well as the calculation of his or her 2025 actual LTI award.

Named Executive	2025 Target LTI Value ($)	2025 Individual Modifier (%)	2025 Actual LTI Grant Value ($)

Peter Zaffino	17,500,000	100	17,500,000
Keith Walsh	2,500,000	100	2,500,000
Rose Marie Glazer	2,500,000	100	2,500,000
Jonathan Hancock	2,932,769	100	2,932,769
Claude Wade	2,000,000	100	2,000,000
AIG 2026 PROXY STATEMENT  75

Compensation Discussion and Analysis 2025 Compensation Decisions and Outcomes
In granting LTI awards, the CMRC approves dollar amounts that are converted into PSUs, stock options and RSUs. The number of PSUs and RSUs is determined based on the average closing price of our common stock over the five trading days preceding the grant date, rounded down to the nearest whole unit. The number of stock options is determined based on the grant date fair value of a stock option to purchase a share of our common stock, rounded down to the nearest whole option. The dollar amounts listed above may differ from the grant date fair values reported in the Summary Compensation Table which are determined in accordance with FASB ASC Topic 718.
2025 Annual LTI Award Vehicles
Stock Options
2025 annual stock option awards become exercisable in equal installments on the first, second and third anniversaries of the grant date, subject to continued service through each applicable vesting date. All stock options are granted with an exercise price equal to the closing price of the underlying shares of common stock on the grant date and are subject to a ten-year term. We view stock options as performance-based compensation since stock options provide value solely for upside performance.
Restricted Stock Units
2025 annual RSU awards will vest in equal installments on the first, second and third anniversaries of the grant date, subject to continued service through each applicable vesting date. The awards will be settled in common stock and accrue dividend equivalent rights in the form of cash that is paid if and when the underlying RSUs vest.
Performance Share Units
PSU awards are subject to a three-year cliff vesting period. In addition, PSUs are granted unearned and must be earned as described below or they are forfeited. PSUs will be settled in common stock and accrue dividend equivalent rights in the form of cash that is paid if and when the underlying PSUs are earned and vested.
How PSUs are Earned
The number of PSUs that are earned is determined at the end of a three-year performance period by multiplying the number of unearned PSUs by the PSU Earnout Percentage. The PSU Earnout Percentage is determined based on corporate performance with respect to key performance metrics over the performance period.
Each performance metric applicable to a PSU has a specified weighting and threshold, target, stretch and maximum performance goals associated with it. Achievement of a target goal results in a contribution to the PSU Earnout Percentage equal to the performance metric’s weighting. Performance below the target goal results in a decreased contribution to the PSU Earnout Percentage down to a minimum of 0 percent. Performance above the target goal results in an increased contribution to the PSU Earnout Percentage up to a maximum of 200 percent of the performance metric’s weighting. Performance metrics may be assessed on a cumulative basis or annually for each calendar year within the performance period.
76  AIG 2026 PROXY STATEMENT

Compensation Discussion and Analysis 2025 Compensation Decisions and Outcomes
2025 PSU Performance Metrics and Goals
The performance metrics that apply to 2025 annual PSU awards continue to incentivize the delivery of long-term profitable growth for our shareholders through a culture of underwriting and operational excellence. Each performance metric has a weighting of 20 percent when calculating the PSU Earnout Percentage. The following table details these performance metrics.
Please note that, while the CMRC established the quantitative performance goals for these performance metrics in early 2025, this information is not disclosed for performance metrics other than relative Total Shareholder Return given its commercially sensitive nature. Actual performance relative to these goals will be disclosed following the conclusion of the performance period and the CMRC's assessment of attainment.

Performance Metric	What is it?*	How is it evaluated in the LTI Plan	Why do we use it?

Calendar Year Combined Ratio(1)
A ratio that describes, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred measured on a calendar year basis. Includes catastrophe losses (CATs) and related reinstatement premiums, and prior year development (PYD), net of premium adjustments.
In the LTI plan, CYCR is evaluated on a relative basis to our Business Competitors.
We use CYCR because we believe it is a strong indicator of our underwriting performance and aligns accountability as it includes fully loaded loss and expense ratios which take into account CAT losses and prior year development. It also contextualizes our performance relative to our Business Competitors in the LTI Plan.

Accident Year Combined Ratio, as adjusted*	A combined ratio that excludes CATs and related reinstatement premiums, PYD, net of premium adjustments on an accident year basis, the year the accident occurred.	In the LTI plan, AYCR, as adjusted is evaluated on an absolute basis for each calendar year within the three-year performance period.
We use AYCR, as adjusted because we believe it is a meaningful measure of our underwriting results, and reflects underwriting decisions that will impact our financial results on an ongoing basis. We use this metric to drive accountability and delivery of exceptional performance

Diluted AATI Attributable to AIG Common Shareholders Per Share*	A measure of how much adjusted operating profit the Company generates for each outstanding share of stock.	In the LTI plan, Diluted AATI Attributable to AIG Common Shareholders Per Share is evaluated based on growth for each calendar year within the three-year performance period.	We use Diluted AATI Attributable to AIG Common Shareholders Per Share because we believe it is a strong indicator of our success in generating, managing and deploying capital.
Adjusted Tangible Book Value Per Share*	A measure of AIG adjusted common equity, excluding Investments AOCI and intangible assets, on a per share basis.	Adjusted Tangible Book Value Per Share is evaluated based on growth for each calendar year within the three-year performance period.	We use Adjusted Tangible Book Value Per Share because we believe it is a meaningful measure of realizable shareholder value.
Total Shareholder Return(1)(2)	A measure of the total amount we return to investors during the performance period.	Total Shareholder Return performance is evaluated relative to our Business Competitors.
We use relative Total Shareholder Return because we believe it is a strong indicator of our success in creating long-term earnings growth for shareholders at a pace more favorable than our Business Competitors.

*    We make adjustments to U.S. GAAP financial measures for purposes of this performance metric. See Appendix A for an explanation of how this metric is calculated from our audited financial statements.
(1)     Performance is assessed relative to Business Competitors – companies which closely match our specific mix of businesses and with which we compete for business. Our Business Competitors include: AXA S.A. (CS:PA), Allianz SE (ALV:DE), Chubb Limited (NYSE:CB), CNA Financial Corporation (NYSE:CNA), The Hartford Financial Services Group, Inc. (NYSE:HIG), Tokio Marine Holdings, Inc. (TKS:8766), The Travelers Companies, Inc. (NYSE:TRV) and W.R. Berkley Corporation (NYSE:WRB).
If we are ranked first or second among our Business Competitors, this metric will contribute twice its weighting (40%) to the PSU Earnout Percentage. If we are ranked third or fourth among our Business Competitors, this metric will contribute 150% of its weighting (30%) to the PSU Earnout Percentage. If we are ranked fifth, sixth or seventh among our Business Competitors, this metric will contribute its weighting (20%) to the PSU Earnout Percentage. If we are ranked eighth or ninth among our Business Competitors, this metric will contribute half its weighting (10%) to the PSU Earnout Percentage.
(2)    Relative TSR is calculated based on the average closing stock prices for December 2024 and December 2027 adjusted for regular and special dividends paid over the performance period as well as any stock splits and spin-offs. Foreign company peers stock prices are converted to US dollar to neutralize foreign exchange impact.
AIG 2026 PROXY STATEMENT  77

Compensation Discussion and Analysis 2025 Compensation Decisions and Outcomes
2023 Performance Share Units Achievement
The three-year performance period for the 2023 PSUs ended on December 31, 2025. The PSU Earnout Percentage was 161 percent as detailed in the table below. See page 76 for an explanation of how PSUs are earned.

Performance Metric	Period	Threshold (50%)	Target (100%)	Stretch (150%)	Maximum (200%)	Actual	% Achieved	Weighting	Contribution to PSU Earnout Percentage

Annual Improvement in AYCR, as adjusted*	2023	89.9%	89.1%	88.5%	87.9%	87.7%	166%	25% (8.33% for each year)	42%
	2024	89.5%	88.8%	88.3%	87.8%	88.2%
	2025	89.2%	88.6%	88.2%	87.8%	88.3%

AIG Parent Expenses(1)	2023	$850M	$800M	$750M	$700M	$698M	196%	25% (8.33% for each year)	49%
	2024	$800M	$750M	$700M	$600M	$623M
	2025	$750M	$700M	$600M	$500M	$360M

Diluted Normalized AATI Attributable to AIG Common Shareholders Per Share*(2)	Cumulative	$13.55	$14.15	$14.60	$15.00	$17.40	200%	30%	60%

Relative TSR(3)	3-Years	7th, 8th or 9th	4th, 5th or 6th	2nd or 3rd	1st	9th	50%	20%	10%

PSU Earnout Percentage:									161%

(1)AIG Parent Expenses includes corporate General Operating Expenses reported in Other Operations.
(2)In 2023, Cumulative Diluted Normalized AATI Attributable to AIG Common Shareholders Per Share* includes the adoption of Long-Duration Targeted Improvements pursuant to FASB accounting standard and is on a pre-deconsolidation of Corebridge basis. In 2024, the same metric was adjusted for the deconsolidation of Corebridge.
(3)Relative TSR is calculated in local currency based on the average closing stock prices for December 2022 and December 2025 adjusted for regular and special dividends paid over the performance period as well as any stock splits and spin-offs. Relative TSR Business Competitors comprised of AXA, Chubb, CNA Financial, The Hartford, Markel, Tokio Marine, Travelers and W.R. Berkley.
78  AIG 2026 PROXY STATEMENT

Compensation Discussion and Analysis    Indirect Elements of Compensation
Indirect Elements of Compensation
We provide named executives with a limited number of benefits and perquisites. These programs are generally aligned with those available to our other employees.
Welfare and Insurance Benefits
Named executives generally participate in the same broad-based health, life and disability benefit programs as other employees.
Retirement Benefits
We provide retirement benefits to eligible employees. The only plan in which U.S.-based named executives actively participate is a tax-qualified 401(k) plan. All participants, including U.S.-based named executives, receive Company matching contributions equal to 100 percent of the first six percent of their eligible compensation up to the Internal Revenue Code compensation limit, which in 2025 was $350,000. In accordance with this limit, each named executive received matching contributions of up to $21,000 in 2025. All employees who are eligible to participate in the plan automatically receive Company contributions of three percent of eligible compensation, in addition to any matching contributions, subject to Internal Revenue Code limits.
Mr. Hancock is based in the United Kingdom and receives a retirement benefit in the form of a salary supplement based upon an agreed percentage of his pensionable salary, subject to customary tax deductions.
Perquisites
We provide limited perquisites to named executives to facilitate the performance of their management responsibilities. For U.S.-based named executives, these perquisites include the use of Company pool cars and drivers for commuting purposes, legal and financial planning services and preventative health services. UK-based named executives are entitled to receive a car allowance, use of Company pool cars and drivers for commuting purposes and preventative health services.
We maintain certain security measures for the Chairman & CEO pursuant to our corporate security policy. Under the policy, the CMRC requires the use of corporate aircraft and other Company-provided transportation by our Chairman & CEO for business and personal travel, with an allowance of up to $195,000 per year for personal flights taken on the corporate aircraft. Any use for personal travel beyond the allowance must be reimbursed to the Company. We do not provide any excise tax payments, reimbursements or "gross ups" in connection with the Chairman & CEO's personal use of corporate aircraft. Use of the corporate aircraft by other senior executives for personal travel is generally prohibited, however, exceptions may be made in certain circumstances, such as medical emergencies.
Termination Practices and Policies
In line with market practice among our peers, we maintain the Executive Severance Plan for the benefit of the named executives other than Mr. Zaffino to offer competitive total compensation packages, help ensure retention and enable us to obtain a release of employment-related claims. In addition, we have entered into an employment agreement with Mr. Zaffino which provides for severance payments and benefits payable to him upon a qualifying termination of employment.
See page 91 for more information on our termination benefits and policies, including a description of the potential severance payments and benefits payable to Mr. Zaffino under his employment agreement.
AIG 2026 PROXY STATEMENT  79

Compensation Discussion and Analysis 2026 Incentive Plan Design
2026 Incentive Plan Design
In February 2026, the CMRC approved the design of the 2026 STI and LTI plans, including performance metrics and performance goals. The CMRC selected performance metrics for the incentive plans that are aligned to the Company’s short-term and long-term strategies, using a balanced approach that considers both the Company’s absolute and relative performance and prioritizes simplicity. The CMRC also considered market practices and feedback from shareholders. See page 58 for a description of the CMRC’s process for selecting the performance metrics and goals.
2026 Short-Term Incentive Plan
Our 2026 STI plan design reflects three equally weighted performance metrics aligned to delivery on our commitments. Other features of the 2026 STI plan remain the same as 2025. The performance metrics are:
■Accident Year Combined Ratio, as adjusted*
■Diluted AATI Attributable to AIG Common Shareholders Per Share*
■Core Operating ROE*
Each metric is evaluated on an absolute basis.
2026 Long-Term Incentive Plan
Design
Our 2026 LTI plan is designed to further align our executives’ interests with the interests of our shareholders. The four equally weighted performance metrics applicable to PSUs granted under the program are aligned to our long-term strategic objectives and include:
■Relative Calendar Year Combined Ratio, measured on an annual basis during the three-year performance period as compared to our Business Competitors
■Growth in Adjusted Tangible Book Value per Share* measured on an annual basis during the three-year performance period
■Improvement in Diluted AATI Attributable to AIG Common Shareholders Per Share*, measured on a cumulative basis at the end of the three-year performance period
■Relative Total Shareholder Return, measured on a cumulative basis at the end of the three-year performance period as compared to our Business Competitors
All of these performance metrics other than relative Total Shareholder Return have clearly defined “threshold,” “target,” “stretch,” and “maximum” goals and are aligned to our long-term strategic objectives. For the relative Total Shareholder Return metric, its goals and corresponding contribution to the PSU Earnout Percentage are:

TSR Ranking	Contribution to PSU Earnout Percentage

1st Place	200% of its weighting, capped at 100% if Company TSR is negative
2nd Place	175% of its weighting, capped at 100% if Company TSR is negative
3rd Place	150% of its weighting, capped at 100% if Company TSR is negative
4th Place	125% of its weighting, capped at 100% if Company TSR is negative
5th or 6th Place	100% of its weighting
7th Place	75% of its weighting
8th Place	50% of its weighting
9th Place	0%
Equity Vehicles
The 2026 LTI award granted to Mr. Zaffino is comprised of 75 percent PSUs and 25 percent stock options, continuing the award mix granted to Mr. Zaffino in 2024 and 2025. The LTI grants for our other named executives are comprised of 50 percent PSUs, 25 percent RSUs and 25 percent stock options.
80  AIG 2026 PROXY STATEMENT

Compensation Discussion and Analysis 2026 Incentive Plan Design
The stock options and RSUs issued to our named executives will vest ratably in thirds on the first, second and third anniversaries of the grant date, subject to each named executive’s continued service through each vesting date. The PSUs issued to our named executives are subject to a three-year time horizon, with cliff vesting on January 1, 2029.
AIG 2026 PROXY STATEMENT  81

Compensation Discussion and Analysis Managing Compensation Risk
Managing Compensation Risk
We remain committed to continually evaluating and enhancing our risk management control environment, risk management processes and ERM functions. Our compensation practices are essential parts of our approach to risk management and the CMRC regularly monitors our compensation programs to ensure they align with sound risk management principles.
Compensation Risk Review

In October 2025, the CMRC considered the annual compensation risk review findings with the Chief
Risk Officer to ensure compensation plans appropriately balance risk and reward. As recommended by the Chief Risk Officer, the CMRC continued to focus its review on incentive-based compensation
plans, which totaled 38 active non-salary plans for performance year 2024.	All incentive plans with payouts to active employees rated as low residual risk
ERM conducts an annual risk assessment of our incentive plans and assigns a rating of low, medium or high risk to each plan that considers certain objectives and criteria, including:
■Whether the design of the plan may encourage excessive or unnecessary risk-taking
■Whether the plan has appropriate safeguards in place to discourage fraudulent behavior
■Whether the plan incorporates appropriate risk mitigation, including deferrals, clawback conditions and capped payouts to reduce risk
■Whether incentive awards are based on pre-established performance goals, including risk-adjusted metrics
ERM's 2025 assessment included all active incentive sales plans across the Company and concluded that the plans were balanced and did not promote excessive risk-taking. All plans with payouts to active employees were rated as "low" risk.
Clawback Policies
We maintain two policies that support the recoupment of compensation in defined situations. The Financial Restatement Clawback Policy complies with the requirements of the NYSE. The AIG Clawback Policy goes beyond the requirements of the NYSE and applies to other triggering events in addition to a financial restatement. The AIG Clawback Policy also includes time-based awards in the types of compensation that can be clawed back.
No clawback-related actions were required for either policy in 2025. A copy of the Financial Restatement Clawback Policy and the AIG Clawback Policy were filed with our Annual Report on Form 10-K for the year ended December 31, 2025.

Financial Restatement Clawback Policy

Covered Employees	Current and former Section 16 Officers

Covered Compensation
■Incentive-based compensation awarded on the basis of financial reporting measures, including stock price and TSR, received during the three fiscal years preceding the date that it was (or should have been) determined that a restatement is necessary

Triggering Events	■Any financial restatement as defined within the policy

CMRC Role	■Administers the policy ■Approves the amounts to be recovered

82  AIG 2026 PROXY STATEMENT

Compensation Discussion and Analysis Managing Compensation Risk

Clawback Policy

Covered Employees	■Current and former executive officers ■All LTI recipients ■Any other employee at Grade 27 and above, as determined by the CMRC

Covered Compensation
■Generally, includes any bonus, equity or equity-based award, or any other incentive compensation granted since 2013, including time-based awards
■Compensation paid, and awards granted, while a covered employee

Triggering Events
Material financial restatement
Award or receipt of covered compensation based on materially inaccurate financial statements or performance metrics that are materially inaccurately determined
Failure of risk management, including a supervisory role or material violation of AIG's risk policies
An action or omission that results in material financial or reputational harm to AIG
Material failure to abide by any restrictive covenant agreement

CMRC Authority
■Determining whether a triggering event has occurred
■Determining whether recovery would cause a tax-qualified retirement plan to fail to meet requirements of the Internal Revenue Code, noting that in such instances recovery will be limited
■Ability to require forfeiture or repayment of all or any portion of any unpaid covered compensation or covered compensation paid in the 12 months preceding the triggering event
■The 12-month time horizon will be extended to a longer period if required by any applicable statute or regulation
■Delegate authority to local boards or remuneration committees to administer local regulatory requirements

Stock Ownership Guidelines
The CMRC oversees the implementation of executive stock ownership guidelines to further align executives’ interests with those of shareholders and to provide a meaningful personal interest in sustainable value creation. In 2025, the CMRC reviewed the Stock Ownership Guidelines and updated the policy to increase the guideline requirement for the CEO and simplify and clarify the policy.
All named executives are in compliance with the stock ownership guidelines.

Guideline Requirement	■Chief Executive Officer: ten times base salary ■Other Executive Officers: three times base salary

Eligible Shares
■Shares of AIG common stock in which the Executive Officer has a direct or indirect pecuniary interest
■RSUs awarded to the Executive Officer, other than RSUs awarded as part of a sign-on grant for a new hire
■PSUs and stock options do not qualify as eligible shares and are not counted toward the guideline requirement

Until Guideline Requirement is Reached
■An Executive Officer may not sell any shares of AIG common stock, other than 50 percent of the shares remaining after the payment of any exercise price and/or withholding taxes upon the exercise, vesting or settlement of an equity-based award granted to the Executive Officer by the Company

Post-Employment Requirement
■Executive Officers continue to be subject to the stock ownership guidelines, including the applicable retention requirements, for six months after the cessation of their Executive Officer status, regardless of whether their employment terminates

AIG 2026 PROXY STATEMENT  83

Compensation Discussion and Analysis Managing Compensation Risk
Insider Trading Policy and Prohibition on Hedging and Pledging
Our Insider Trading Policy and procedures govern the purchase, sale and other dispositions of our securities by our directors, officers and employees. We believe these policies and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable listing standards. For more details, please see the Insider Trading Policy filed with our Annual Report on Form 10-K for the year ended December 31, 2025.
Our Code of Conduct and Insider Trading Policy prohibit all employees, including named executives, from engaging in hedging transactions with respect to any AIG securities, including by trading in any derivative security relating to AIG’s securities. In particular, other than pursuant to a Company compensation or benefit plan or dividend distribution, no employee may acquire, write or otherwise enter into an instrument that has a value determined by reference to AIG securities, whether or not the instrument is issued by AIG. Examples include put and call options, forward contracts, collars and equity swaps relating to AIG securities. In addition, our Insider Trading Policy prohibits executive officers and directors from pledging AIG securities. None of our executive officers or directors have pledged any AIG securities.
Additional Information
Equity Awards Timing Policies and Practices
We do not grant option awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information based on option award grant dates or for the purpose of affecting the value of executive compensation. In addition, we do not take material nonpublic information into account when determining the timing and terms of such awards. Although we do not have a formal policy with respect to the timing of our option award grants, the CMRC has historically granted such awards on a predetermined annual schedule in February of each year. During 2025, the following stock options were granted within four business days prior to, or one business day following, the filing or furnishing of a periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of any Form 8-K that disclosed any nonpublic information:

Name	Grant Date	Number of Securities Underlying the Award	Exercise Price of the Award ($/Share)	Grant Date Fair Value of the Award ($)	Percentage Change in the Closing Market Price of the Securities Underlying the Award Between the Trading Day Ending Immediately Prior to the Disclosure of Material Nonpublic Information and the Trading Day Immediately Following the Disclosure of Material Nonpublic Information
					(%)

Peter Zaffino	2/18/2025	223,442	75.46	4,374,994.36	0.02
Keith Walsh	2/18/2025	31,920	75.46	624,993.60	0.02
Rose Marie Glazer	2/18/2025	31,920	75.46	624,993.60	0.02
Jonathan Hancock	2/18/2025	37,445	75.46	733,173.10	0.02
Claude Wade	2/18/2025	25,536	75.46	499,994.88	0.02
Use of Non-GAAP Financial Metrics
Certain performance metrics and their associated goals used in our incentive plans are “non-GAAP financial measures” under SEC rules. Appendix A explains how these measures are calculated from our audited financial statements.
Tax and Accounting Considerations
The CMRC sets named executive compensation in accordance with our compensation philosophy and continues to believe that retaining, attracting and motivating our employees with a compensation program that supports long-term value creation is in the best interests of our shareholders. In reaching decisions on executive compensation, the CMRC considers tax and accounting consequences, including that compensation in excess of $1 million paid to covered executive officers in a calendar year generally will not be deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code of 1986.
CMRC Interlocks and Insider Participation
Ms. Mills, Mr. Dunne, Ms. Murphy and Mr. Perez served as CMRC members during 2025. No CMRC member is or ever was an officer or employee of the Company. None of our executive officers is, or was during 2025, a member of the board of directors or compensation committee of another company that has, or had during 2025, an executive officer serving as a member of the Board or the CMRC.
84  AIG 2026 PROXY STATEMENT

Compensation Discussion and Analysis Compensation and Management Resources Committee Report
Compensation and Management Resources Committee Report
The CMRC has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on that review and discussion, the CMRC recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Form 10-K.
Compensation and Management Resources Committee
Linda A. Mills, Chair
James Dunne III
Diana M. Murphy
Juan R. Perez
AIG 2026 PROXY STATEMENT  85

2025 Executive Compensation

2025 Summary Compensation Table

Name and Principal Position as of December 31, 2025	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)

Peter Zaffino Chairman & Chief Executive Officer	2025	1,500,000	—		14,084,855	4,374,994	12,000,000	500,200	32,460,049
	2024	1,500,000	—		10,339,947	3,499,984	9,000,000	298,442	24,638,373
	2023	1,500,000	—		10,359,302	3,499,989	9,000,000	258,645	24,617,936

Keith Walsh Executive Vice President, Chief Financial Officer	2025	1,000,000	1,250,000	(5)	1,964,266	624,994	2,600,000	94,566	7,533,826
	2024	200,000	—		3,185,056	—	2,150,000	10,765	5,545,821

Rose Marie Glazer(4) Executive Vice President & General Counsel	2025	1,000,000	—		1,964,266	624,994	3,000,000	75,251	6,664,511

Jonathan Hancock(4) Executive Vice President, Chief Executive Officer, General Insurance	2025	1,084,793	—		2,304,165	733,173	3,778,426	108,495	8,009,052
	2024	1,023,848	—		1,738,710	590,484	3,250,000	57,922	6,660,964

Claude Wade Executive Vice President & Chief Digital Officer and Global Head of Business Operations & Claims	2025	1,000,000	—		1,571,349	499,995	3,550,000	81,506	6,702,850
	2024	1,000,000	1,224,000		1,104,208	374,988	3,500,000	87,301	7,290,497
	2023	1,000,000	1,793,000		1,103,095	374,994	3,350,000	86,772	7,707,861

(1)Stock and Option Awards. The amounts listed in these columns for 2025 represent the grant date fair values of: (i) all PSUs granted in 2025 based on target performance which was the probable outcome of the performance conditions at the grant date; (ii) all RSUs granted in 2025 and (iii) all stock options granted in 2025, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718, excluding the effect of estimated forfeitures. The amounts shown for the awards granted in 2025, in each case, were calculated using the assumptions described in Note 19 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2025. Further information regarding all stock-based awards granted in 2025 can be found on page 75. The following table presents the grant date fair value of the 2025 PSUs at target and maximum levels of performance:

Name	2025 PSUs Target ($)	2025 PSUs Maximum ($)

Peter Zaffino	14,084,855	28,169,711
Keith Walsh	1,341,419	2,682,808
Rose Marie Glazer	1,341,419	2,682,808
Jonathan Hancock	1,573,561	3,147,122
Claude Wade	1,073,087	2,146,175
All awards represented in the “Stock Awards” and “Option Awards” columns are subject to clawback under the Company's clawback policies.
(2)Non-Equity Incentive Plan Compensation. The amounts in this column for 2025 represent the awards earned under the STI Plan for 2025 performance as determined by the CMRC (and approved by the Board in the case of Mr. Zaffino) in the first quarter of 2026. See page 63 for further information.
All awards represented in the “Non-Equity Incentive Plan Compensation” column are subject to the Company's clawback policies.
(3)This column includes the aggregate incremental costs to the Company of perquisites and personal benefits.
86  AIG 2026 PROXY STATEMENT

2025 Executive Compensation 2025 Summary Compensation Table
(a)Perquisites. The following table details the aggregate incremental cost to the Company of perquisites received by each named executive in 2025.

Name	Personal Use of Company Pool Cars / Car Allowance ($)(i)	Personal Use of Aircraft ($)(ii)	Financial Planning / Tax Services ($)(iii)	Other ($)(iv)	Total ($)

Peter Zaffino	11,072	135,479	18,555	303,294	468,400
Keith Walsh	37,707	—	18,259	6,800	62,766
Rose Marie Glazer	43,451	—	—	—	43,451
Jonathan Hancock	65,906	—	—	—	65,906
Claude Wade	49,706	—	—	—	49,706
(i)Amounts in this column include the incremental costs of driver compensation, fuel and maintenance attributable to use of Company pool cars for commuting purposes. Mr. Hancock's amount includes his annual car allowance ($17,410) and the incremental costs of driver compensation, fuel and maintenance attributable to Company pool cars for commuting purposes ($48,495).
(ii)The CMRC requires personal use of corporate aircraft for Mr. Zaffino and has approved an allowance for Mr. Zaffino of up to $195,000 per calendar year. Amounts in this column include personal use by Mr. Zaffino and his spouse of corporate aircraft, calculated based on the aggregate incremental cost of the travel to the Company. For use of corporate aircraft, aggregate incremental cost is calculated based on the direct operating cost of the aircraft, including fuel, maintenance, airport fees and assessments, crew expenses and in-flight supplies and catering, as applicable. If an aircraft traveled empty before picking up or after dropping off Mr. Zaffino and in some cases his spouse in connection with personal travel, the cost associated with this “deadhead” segment would be included in the incremental cost attributable to overall travel. For use of corporate aircraft owned by a third-party vendor, aggregate incremental cost is calculated based on the cost-per-flight-hour charged by the vendor as well as costs of fuel, taxes, crew expenses and airport fees and assessments, as applicable. For further information, see page 79.
(iii)Amounts in this column reflect the value of financial planning services and tax preparation services made available to our named executives.
(iv)Amounts in this column reflect (1) for Mr. Zaffino, residential security ($128,365), executive medical services ($120,000) and the reimbursement of legal fees incurred in connection with his employment arrangements ($54,929) and (2) for Mr. Walsh, annual executive medical ($6,800).
(b)Other Benefits. This column also includes matching and non-elective Company contributions under the 401(k) plan in the amount of $31,500 for Mr. Zaffino, Mr. Walsh, Ms. Glazer and Mr. Wade. Mr. Hancock's amount includes a $40,984 cash allowance in lieu of pension in 2025 and $252 for a length of service award.
All named executives are covered under the AIG Basic Group Life Insurance Plan. This column also reflects life insurance premiums paid for the benefit of the named executive officers in the amount of $300 for Mr. Zaffino, Mr. Walsh, Ms. Glazer, and Mr. Wade, and $1,353 for Mr. Hancock.
We maintain a policy of directors’ and officers’ liability insurance for the directors and officers. The premium for this policy for the policy year ended October 31, 2025 was approximately $9.4 million and for the policy year ending October 31, 2026 is approximately $7.9 million.
(4)Ms. Glazer was not a named executive prior to 2025. Mr. Hancock was not a named executive prior to 2024 and his salary, non-equity incentive plan compensation and all other compensation were converted to US dollars using the December 2025 monthly average FX rate of 1.33925.
(5)For Mr. Walsh, this represents a buy-out of the equity foregone from his prior employer.
AIG 2026 PROXY STATEMENT  87

2025 Executive Compensation     2025 Grants of Plan-Based Awards
2025 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (# of Shares or Units)(2)			All Other Stock Awards (# of Shares or Units)(3)	All Other Option Awards (# of Securities Underlying Options)(4)	Exercise Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Equity Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (PSUs)	Target (PSUs)	Maximum (PSUs)

Peter Zaffino
2025 STI	02/18/2025	—	6,000,000	12,000,000	—	—	—	—	—	—	—
2025 PSUs	02/18/2025	—	—	—	86,667	173,335	346,670	—	—	—	14,084,855
2025 Options	02/18/2025	—	—	—	—	—	—	—	223,442	75.46	4,374,994
Keith Walsh
2025 STI	02/18/2025	—	1,500,000	3,000,000	—	—	—	—	—	—	—
2025 PSUs	02/18/2025	—	—	—	8,254	16,508	33,016	—	—	—	1,341,419
2025 RSUs	02/18/2025	—	—	—	—	—	—	8,254	—	—	622,847
2025 Options	02/18/2025	—	—	—	—	—	—	—	31,920	75.46	624,994
Rose Marie Glazer
2025 STI	02/18/2025	—	1,500,000	3,000,000	—	—	—	—	—	—	—
2025 PSUs	02/18/2025	—	—	—	8,254	16,508	33,016	—	—	—	1,341,419
2025 RSUs	02/18/2025	—	—	—	—	—	—	8,254	—	—	622,847
2025 Options	02/18/2025	—	—	—	—	—	—	—	31,920	75.46	624,994
Jonathan Hancock
2025 STI	02/18/2025	—	2,122,711	4,245,422	—	—	—	—	—	—	—
2025 PSUs	02/18/2025	—	—	—	9,682	19,365	38,730	—	—	—	1,573,561
2025 RSUs	02/18/2025	—	—	—	—	—	—	9,682	—	—	730,604
2025 Options	02/18/2025	—	—	—	—	—	—	—	37,445	75.46	733,173
Claude Wade
2025 STI	02/18/2025	—	2,000,000	4,000,000	—	—	—	—	—	—	—
2025 PSUs	02/18/2025	—	—	—	6,603	13,206	26,412	—	—	—	1,073,087
2025 RSUs	02/18/2025	—	—	—	—	—	—	6,603	—	—	498,262
2025 Options	02/18/2025	—	—	—	—	—	—	—	25,536	75.46	499,995
(1)Amounts shown reflect the range of possible cash payouts under the STI Plan for 2025 performance. Actual amounts earned, as determined by the CMRC (and, in the case of the award granted to Mr. Zaffino, as approved by the Board) in the first quarter of 2026, are reflected in the 2025 Summary Compensation Table under Non-Equity Incentive Plan Compensation. For more information on the 2025 STI awards, including the applicable performance metrics, please see page 63. For Mr. Hancock, his amounts were converted to US dollars using the December 2025 monthly average FX rate of 1.33925.
(2)Amounts shown reflect the potential range of 2025 PSUs that may be earned under the LTI Plan relative to the target amounts granted. Actual amounts earned are based on achieving pre-established goals across four financial objectives over the 2025-2027 performance period. Results will be certified by the CMRC in the first quarter of 2028. For more information on the 2025 PSUs, including the applicable performance metrics, please see page 75. PSUs accrue dividend equivalent rights beginning with the first dividend record date following the applicable grant date. The cash amount is subject to the same vesting and performance conditions as the related PSUs and is paid if and when the related PSUs are settled.
(3)Amounts shown reflect the grant of RSUs under the LTI Plan. For more information on these awards, please see page 74. RSUs accrue dividend equivalent rights beginning with the first dividend record date following the applicable grant date. The cash amount is subject to the same vesting conditions as the related RSUs and is paid if and when the related RSUs are settled.
(4)Amounts shown reflect the grant of stock options under the LTI Plan. For more information on these awards, please see page 74 and Note 19 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2025. Stock options have an exercise price equal to the closing price of our common stock on the NYSE on the date of grant.
(5)Amounts shown represent the grant date fair value of the awards determined in accordance with FASB ASC Topic 718 using the valuation methods and assumptions presented in Note 19 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2025.

88  AIG 2026 PROXY STATEMENT

2025 Executive Compensation Outstanding Equity Awards at December 31, 2025
Outstanding Equity Awards at December 31, 2025

	Options Awards(1)						Stock Awards
		Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)				Unvested (Not Subject to Performance Conditions)		Equity Incentive Plan Awards (Unearned and Unvested)
Name	Year Granted			Exercise Price ($)	Expiration Date	Award Type(2)	Number	Market Value ($)(3)	Number	Market Value ($)(3)

Peter Zaffino	2025	—	223,442	75.46	2/18/2035	2025 PSUs	—	—	260,002	22,243,171
	2024	66,514	133,029	68.13	2/20/2034	2024 PSUs	—	—	225,418	19,284,509
	2023	154,934	77,469	59.72	2/21/2033	2023 PSUs	274,163	23,454,644
	2022	196,048	—	61.61	2/22/2032	2022 Special RSUs	929,308	79,502,299
	2021	245,726	—	44.10	2/22/2031
	2020	251,461	—	32.43	3/11/2030
	2019	257,985	—	44.28	3/18/2029
	2018	133,256	—	55.94	3/13/2028
						Total	1,203,471	102,956,943	485,420	41,527,680
Keith Walsh	2025	—	31,920	75.46	2/18/2035	2025 PSUs	—	—	24,762	2,118,389
						2025 RSUs	8,254	706,129
						2024 Equity Buy-Out RSUs	23,566	2,016,071
						2024 Transition Sign-On RSUs	2,693	230,386
						Total	34,513	2,952,586	24,762	2,118,389
Rose Marie Glazer	2025	—	31,920	75.46	2/18/2035	2025 PSUs	—	—	24,762	2,118,389
	2024	11,877	23,755	68.13	2/20/2034	2025 RSUs	8,254	706,129
	2023	13,280	6,640	59.72	2/21/2033	2024 PSUs	—	—	26,835	2,295,734
	2022	18,237	—	61.61	2/22/2032	2024 RSUs	5,964	510,220
	2021	3,289	—	47.34	3/30/2031	2023 Special RSUs	5,071	433,824
	2021	10,683	—	44.10	2/22/2031	2023 PSUs	15,665	1,340,140
						2023 RSUs	1,623	138,847
						Total	36,577	3,129,160	51,597	4,414,123
Jonathan Hancock	2025	—	37,445	75.46	2/18/2035	2025 PSUs	—	—	29,047	2,484,970
	2024	11,221	22,444	68.13	2/20/2034	2025 RSUs	9,682	828,295
	2023	26,572	13,286	59.72	2/21/2033	2024 PSUs	—	—	25,353	2,168,949
	2022	38,668	—	61.61	2/22/2032	2024 RSUs	5,634	481,988
	2021	46,559	—	44.10	2/22/2031	2023 PSUs	15,673	1,340,825
	2020	10,512	—	30.71	8/13/2030	2023 RSUs	6,490	555,219
	2020	44,148	—	29.58	7/1/2030
						Total	37,479	3,206,327	54,400	4,653,919
Claude Wade	2025	—	25,536	75.46	2/18/2035	2025 PSUs	—	—	19,809	1,694,659
	2024	7,126	14,253	68.13	2/20/2034	2025 RSUs	6,603	564,886
	2023	16,600	8,300	59.72	2/21/2033	2024 PSUs	—	—	16,101	1,377,440
	2022	22,796	—	61.61	2/22/2032	2024 RSUs	3,578	306,097
						2023 PSUs	19,582	1,675,240
						2023 RSUs	2,027	173,409
						Total	31,790	2,719,632	35,910	3,072,099
AIG 2026 PROXY STATEMENT  89

2025 Executive Compensation Outstanding Equity Awards at December 31, 2025
(1)Stock Options. Stock options granted in all years have an exercise price equal to the closing price of the underlying shares of AIG Parent common stock on the NYSE on the date of grant, and, have a ten-year term from the date of grant. All of the stock options granted in 2025 vested as to one-third on February 18, 2026 and will vest as to the remaining thirds on February 18, 2027 and February 18, 2028. All of the stock options granted in 2024 vested as to one-thirds on each of February 20, 2025 and February 20, 2026, and will vest as to the remaining third on February 20, 2027. All of the stock options granted in 2023 were fully vested as of February 21, 2026. All of the stock options granted in 2022 were fully vested as of February 22, 2025 and all of the stock options granted in 2021 were fully vested as of January 2024. All of the stock options granted in 2020, 2019 and 2018 fully vested in January 2023, 2022 and 2021, respectively.
(2)Performance Share Units. PSUs accrue dividend equivalent rights beginning with the first dividend record date following the grant date. The dividend equivalent rights are subject to the same vesting and performance conditions as the related PSUs and are paid in cash at the same time the related PSUs are settled. No dividend equivalent rights are included in the PSU amounts shown above.
The 2023 PSUs vested on January 1, 2026 and are reported as earned as determined by the CMRC in the first quarter of 2026. Please see page 78.
All 2025 and 2024 PSUs are shown at stretch payout. Whether the 2025 or 2024 PSUs (and related dividend equivalent rights) will be earned at the level shown or a different level, or at all, depends on AIG's performance against metrics over a three-year performance period. Once earned, the 2025 and 2024 PSUs (and related dividend equivalent rights) will vest on January 1, 2028 and January 1, 2027, respectively.
Restricted Stock Units. RSUs accrue dividend equivalent rights, beginning with the first dividend record date following the grant date. The dividend equivalent rights are subject to the same vesting conditions as the related RSUs and are paid in cash at the same time the related RSUs are settled. No dividend equivalent rights are included in the RSU amounts shown above other than Mr. Zaffino's Special RSUs.
The 2025 RSUs will vest as to one-third on each of February 18, 2026, February 18, 2027 and February 18, 2028. The 2024 RSUs vested as to one-third on February 20, 2025, with the remaining RSUs vesting as to one-third each on February 20, 2026 and February 20, 2027. The 2023 RSUs vested as to one-third on each of February 21, 2024 and February 21, 2025, with the remaining RSUs vesting on February 21, 2026.
The 2022 Special RSUs reflect a grant to Mr. Zaffino that will cliff vest on November 10, 2027 or in the event of his retirement as per the terms of his 2022 employment agreement. For a description of Mr. Zaffino’s employment agreement, please see page 92.
Mr. Walsh’s 2024 Equity Buy-Out RSUs have vested as follows: 13,466 on October 21, 2025 and 12,456 on February 1, 2026 with 11,110 RSUs vesting on February 1, 2027.
Mr. Walsh’s 2024 Transition Sign-On RSUs vested as to one-third on October 21, 2025 and will vest as to one-third on each of October 21, 2026 and
October 21, 2027.
Ms. Glazer’s 2023 special RSUs vested as to one-third on December 15, 2024 and December 15, 2025, and the remaining one-third will vest on
December 15, 2026.
(3)Based on the closing price of our common stock on the NYSE on December 31, 2025 of $85.55.
90  AIG 2026 PROXY STATEMENT

2025 Executive Compensation    Option Exercises and Vesting of Stock-Based Awards During 2025
Option Exercises and Vesting of Stock-Based Awards During 2025

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)

Peter Zaffino	—	—	292,733	21,747,280
Keith Walsh	—	—	14,812	1,160,965
Rose Marie Glazer	34,954	1,466,418	28,958	2,205,827
Jonathan Hancock	—	—	35,005	2,626,842
Claude Wade	—	—	27,923	2,062,647
(1)The value realized is the difference between the fair market value of our common stock on the date of exercise and the exercise price of the option.
(2)For Mr. Walsh, represents Transition Sign-On and Equity Buy-Out RSUs that vested in October 2025. For all other named executives, represents the 2022 PSUs that vested in January 2025, and the third and final tranche of the 2022 RSUs, second tranche of the 2023 RSUs and first tranche of the 2024 RSUs that vested in February 2025. For Mr. Zaffino only, also includes the third and final tranche of a special RSU award made in 2020 (and related dividend equivalent units) that vested in December 2025. For Ms. Glazer only, also includes the second tranche of special RSUs that vested in December 2025.
Potential Payments on Termination
The Executive Severance Plan is maintained for executives, including the named executives other than Mr. Zaffino. The terms of the ESP are consistent with our compensation design philosophy as described on page 52.
Mr. Zaffino’s employment agreement provides for specific payments and benefits upon a termination of his employment.
Executive Severance Plan
Severance Benefits
The ESP provides for severance payments and benefits upon a termination by the Company without “Cause” or by a qualifying executive (including all of the participating named executives) for “Good Reason” (as such terms are defined in the ESP). In the event of a qualifying termination, subject to the participant’s timely execution and non-revocation of a release of claims and agreement to abide by certain restrictive covenants, a participant is generally eligible to receive:
■For qualifying terminations not in connection with a Change in Control (as such term is defined in the ESP), severance in an amount equal to the product of 1.5 times the sum of base salary and the average amount of STI paid for the preceding three completed calendar years. For qualifying terminations within two years following a Change in Control, enhanced severance in an amount equal to the product of 2 times the sum of base salary and the greater of (i) the average amount of STI paid to the executive for the preceding three completed calendar years, or (ii) the executive’s target STI for the most recently completed calendar year preceding the termination year.
■For terminations on and after April 1 (or January 1 in the case of a termination following a Change in Control) of the termination year, a pro-rata annual STI award for the year of termination based on the participant’s target amount and actual company (and/or, if applicable, business unit or function) performance, paid at the same time as such STI awards are regularly paid to similarly situated active employees.
If the qualifying termination occurs within twelve months after experiencing a reduction in base salary or annual STI target, the payments described above are calculated as if the qualifying termination occurred immediately prior to the reduction. Severance generally will be paid in a lump sum.
Participants are entitled to receive a $40,000 payment that may be applied towards supplemental health and life insurance coverage including health coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) for U.S. based employees and under a comparable medical continuation program for UK based employees. U.S. based employees are also entitled to receive one year of additional age and service under the Non-Qualified Retirement Plan and the Company medical plan solely for purposes of determining vesting and eligibility, not benefit accruals. The one year of additional age and service is also used for the purpose of determining eligibility to enroll in retiree medical coverage.
AIG 2026 PROXY STATEMENT  91

2025 Executive Compensation Potential Payments on Termination
Restrictive Covenants
Pursuant to the release of claims that each participant must execute to receive benefits under the ESP, each participant is generally prohibited from:
■Engaging in, being employed by, rendering services to or acquiring financial interests in certain businesses that compete with the Company for a period of six months after termination
■Interfering with our business relationships with customers, suppliers or consultants for a period of six months after termination
■Soliciting or participating in the solicitation or recruitment of our employees for a period of one year after termination
■Disclosing our confidential information at any time following termination
Zaffino Employment Agreement
We previously entered into an employment agreement with Mr. Zaffino in 2022 that provided for certain payments and benefits upon termination of his employment (the Zaffino Agreement). In connection with Mr. Zaffino’s notification to the Company of his intent to retire as CEO in 2026, we entered into an amendment to the Zaffino Agreement on January 6, 2026 (the Amendment). Under the Amendment, Mr. Zaffino continues to be employed as CEO until a new CEO is appointed, which is anticipated on or after June 1, 2026. Following the appointment of a new CEO, it is expected that Mr. Zaffino will continue to be employed as Executive Chair of the Board.
The Amendment clarifies that the Zaffino Agreement will no longer expire. The following describes the terms that are applicable to
Mr. Zaffino’s termination of employment under the Zaffino Agreement and the Amendment. For a description of Mr. Zaffino’s compensation arrangements pursuant to the Zaffino Agreement and the Amendment, please see page 45.
Severance Benefits
Subject to his execution of a release of claims and agreement to abide by certain restrictive covenants, Mr. Zaffino will be eligible to receive the following items in the event of a termination of his employment by the Company without “Cause” on or prior to the date he becomes eligible to retire or by Mr. Zaffino for “Good Reason.” Both “Cause” and “Good Reason” are defined in the Zaffino Agreement and the Amendment confirms that neither Mr. Zaffino’s transition from CEO to Executive Chair nor the related reduction in compensation will constitute “Good Reason.”
■For such a termination not in connection with a Change in Control (as defined in Mr. Zaffino's employment agreement), severance in an amount equal to the product of 1.5 times the sum of base salary and the average amount of STI paid for the preceding three completed calendar years. For such a termination within two years following a Change in Control, enhanced severance in an amount equal to the product of 2 times the sum of: (a) base salary and (b) the greater of (i) the average amount of STI paid for the preceding three completed calendar years and (ii) target STI.
■For such a termination not in connection with a Change in Control, a pro rata bonus for the year of termination based on the number of days employed during the calendar year of termination and actual achievement against the stated performance objectives (with any individual performance objectives deemed to have been achieved at 100 percent of target levels). For such a termination within two years following a Change in Control, then the pro rata bonus will be based on the greater of target STI and actual achievement as described in the preceding sentence. This pro rata bonus is referred to as the “Pro Rata Bonus.”
■Accelerated vesting of all outstanding equity awards (with any awards subject to performance conditions determined based on actual performance at the end of the applicable performance period). This accelerated vesting is referred to as the “Equity Acceleration.”
■Continued health coverage under COBRA, a $40,000 payment that may be applied towards continued health coverage and life insurance and one year of additional age and service for the purpose of determining eligibility to enroll in retiree medical coverage.
Severance generally will be paid in a lump sum within 60 days following termination of employment, subject to compliance with the requirements of IRC Section 409A.
In the event of a termination of Mr. Zaffino’s employment due to his death or disability, subject to his (or, if applicable, his representative’s or estate’s) execution of a release of claims and agreement (in the case of his disability) to abide by certain restrictive covenants, he is eligible to receive:
■Pro Rata Bonus; provided that if the termination is due to death, then the Pro Rata Bonus will be based on his target STI award.
■Equity Acceleration; provided that if the termination is due to death, then any applicable performance conditions will be deemed to have been earned at target levels.

92  AIG 2026 PROXY STATEMENT

2025 Executive Compensation Potential Payments on Termination
In the event of a termination of Mr. Zaffino’s employment due to his retirement or his involuntary termination without Cause after he becomes eligible to retire, subject to his execution of a release of claims and agreement to abide by specified restrictive covenants, he is eligible to receive:
■Pro Rata Bonus
■Equity Acceleration
Restrictive Covenants
Mr. Zaffino is subject to the following restrictive covenants pursuant to the Zaffino Agreement and the Amendment.

Type of Covenant	Description

Non-Solicitation	Mr. Zaffino is generally prohibited from soliciting or participating in the solicitation of our employees while employed by the Company and for a period of one year thereafter (the Restricted Period).

Confidentiality	Mr. Zaffino is generally prohibited from disclosing our confidential information at any time following termination of employment.

Non-Competition
Mr. Zaffino is generally prohibited from the following during the Restricted Period:
■engaging in, being employed by, rendering services to, or acquiring a financial interest in, certain businesses that compete with us, and
■interfering with our business relationships with customers, suppliers or consultants.

Andersen Employment Agreement
The following describes the terms of Mr. Andersen’s offer letter which was entered into with the Company on January 6, 2026. For a description of Mr. Andersen’s compensation arrangements, please see page 45.
Severance Benefits
Mr. Andersen’s offer letter does not provide for any payments or benefits upon termination of his employment, other than items for which he may be eligible under the ESP as described above. Further, Mr. Andersen is required to provide at least twelve months’ written notice to the Company if he chooses to resign.
Restrictive Covenants
Mr. Andersen is subject to the following restrictive covenants under his offer letter.

Type of Covenant	Description

Non-Solicitation
Mr. Andersen is generally prohibited from soliciting or participating in the solicitation of our employees while employed by the Company and for a period of one year thereafter (the Restricted Period).

Confidentiality	Mr. Andersen is generally prohibited from disclosing our confidential information at any time following termination of employment.

Non-Competition
Mr. Andersen is generally prohibited from the following during the Restricted Period:
■engaging in, being employed by, rendering services to, or acquiring a financial interest in, certain businesses that compete with us, and
■interfering with our business relationships with customers, suppliers or consultants.

AIG 2026 PROXY STATEMENT  93

2025 Executive Compensation Potential Payments on Termination
Treatment of LTI Awards
The LTI Plan provides for accelerated vesting of outstanding PSUs, RSUs and stock options, as applicable, in certain termination scenarios.
In the case of an executive officer's involuntary termination without Cause (without a Change in Control, as defined in the ESP as set forth above), retirement or disability, the participant’s outstanding LTI awards will vest. Earned PSUs will be determined based on actual performance for the whole performance period and the earned amount of PSUs and full amount of RSUs will be delivered on the normal settlement schedule.
Outstanding stock options will remain exercisable for three years after involuntary termination without Cause (or death or disability) or for the remaining contractual term of the option (if earlier). In the case of (i) retirement, or (ii) involuntary termination without Cause or voluntary termination with Good Reason following a Change in Control (as defined in the same manner as in the ESP as set forth above), stock options will remain exercisable through the original contractual term of the option.
Retirement eligibility requires attainment of age 60 with five years of service or attainment of age 55 with ten years of service.
In the case of a participant’s death during a PSU performance period or prior to adjudication for such performance period, an amount equal to the participant’s target amount of PSUs and the full amount of RSUs will vest and be delivered to the participant's estate by the later of the end of the calendar year or two and a half months following death.
In the case of a participant’s termination without Cause or resignation for Good Reason within 24 months following a Change in Control (defined in the same manner as in the ESP as set forth above) all outstanding RSUs vest, and if such termination occurs during the PSU performance period, the participant will receive the target amount of PSUs (unless the CMRC determines to use actual performance through the date of the Change in Control). In the case of such termination following the PSU performance period, the participant will receive the earned amount of PSUs. Any such RSUs and PSUs will be delivered by the end of the calendar year of termination or, if later, within two and a half months following the termination.
The treatment of Mr. Zaffino’s outstanding equity awards upon his termination of employment is described above in “—Zaffino Employment Agreement—Severance Benefits.”
94  AIG 2026 PROXY STATEMENT

2025 Executive Compensation Potential Payments on Termination
Quantification of Termination Payments and Benefits
The following table sets forth the compensation and benefits that would have been provided to the named executives if they had been terminated on December 31, 2025 under the circumstances indicated (including following a Change in Control). For Mr. Hancock's annual STI and severance amounts were converted to US dollars using the December 2025 monthly average FX rate of 1.33925.
Termination Payments and Benefits for the Named Executives as of December 31, 2025

Name	Annual Short-Term Incentive ($)(1)	Severance ($)(2)	Medical and Life Insurance ($)(3)	Unvested Options ($)(4)	Unvested Stock Awards ($)(5)	Total ($)

Peter Zaffino
By AIG for “Cause”	—	—	—	—	—	—
By AIG w/o “Cause”	7,980,000	15,165,000	40,000	6,572,919	132,734,192	162,492,111
By Executive w/o "Good Reason"	—	—	—	—	—	—
By Executive with "Good Reason"	7,980,000	15,165,000	40,000	6,572,919	132,734,192	162,492,111
Qualifying Termination following a Change in Control(6)	7,980,000	20,220,000	40,000	6,572,919	132,734,192	167,547,111
Death	6,000,000	—	—	6,572,919	123,358,432	135,931,351
Disability	7,980,000	—	—	6,572,919	132,734,192	147,287,111
Retirement(7)	—	—	—	—	—	—
Keith Walsh
By AIG for “Cause”	—	—	—	—	—	—
By AIG w/o “Cause”	1,995,000	4,725,000	40,000	322,073	4,464,637	11,546,710
By Executive w/o "Good Reason"	—	—	—	—	—	—
By Executive with "Good Reason"	1,995,000	4,725,000	40,000	—	—	6,760,000
Qualifying Termination following a Change in Control(6)	1,995,000	6,300,000	40,000	322,073	4,464,637	13,121,710
Death	1,500,000	—	—	322,073	4,464,637	6,286,710
Disability	1,995,000	—	—	322,073	4,464,637	6,781,710
Retirement(7)	—	—	—	—	—	—
Rose Marie Glazer
By AIG for “Cause”	—	—	—	—	—	—
By AIG w/o “Cause”	1,995,000	4,400,000	40,000	907,396	6,292,414	13,634,810
By Executive w/o "Good Reason"	—	—	—	—	—	—
By Executive with "Good Reason"	1,995,000	4,400,000	40,000	—	—	6,435,000
Qualifying Termination following a Change in Control(6)	1,995,000	5,866,667	40,000	907,396	6,292,414	15,101,477
Death	1,500,000	—	—	907,396	5,756,720	8,164,116
Disability	1,995,000	—	—	907,396	6,292,414	9,194,810
Retirement(7)	—	—	—	—	—	—
Jonathan Hancock
By AIG for “Cause”	—	—	—	—	—	—
By AIG w/o “Cause”	2,823,206	6,089,818	40,000	1,111,972	6,538,786	16,603,782
By Executive w/o "Good Reason"	—	—	—	—	—	—
By Executive with "Good Reason"	2,823,206	6,089,818	40,000	—	—	8,953,024
Qualifying Termination following a Change in Control(6)	2,823,206	8,119,757	40,000	1,111,972	6,538,786	18,633,721
Death	2,122,711	—	—	1,111,972	6,002,821	9,237,504
Disability	2,823,206	—	—	1,111,972	6,538,786	10,473,964
Retirement(7)	2,823,206	—	—	1,111,972	6,538,786	10,473,964
Claude Wade
By AIG for “Cause”	—	—	—	—	—	—
By AIG w/o “Cause”	2,660,000	6,375,000	40,000	720,335	4,951,520	14,746,855
By Executive w/o "Good Reason"	—	—	—	—	—	—
By Executive with "Good Reason"	2,660,000	6,375,000	40,000	—	—	9,075,000
Qualifying Termination following a Change in Control(6)	2,660,000	8,500,000	40,000	720,335	4,951,520	16,871,855
Death	2,000,000	—	—	720,335	4,281,879	7,002,214
Disability	2,660,000	—	—	720,335	4,951,520	8,331,855
Retirement(7)	—	—	—	—	—	—
AIG 2026 PROXY STATEMENT  95

2025 Executive Compensation Potential Payments on Termination
(1)These amounts represent annual STI payments for which the named executives would have been eligible had they been terminated on December 31, 2025. Under the ESP, earned STI awards are prorated based on the number of full months the executive was employed in the termination year. Except in the case of death or a qualifying termination following a Change in Control, STI payments under the ESP are based on the named executive’s target amount and actual business or function performance and paid at the same time such STI awards are regularly paid to similarly situated active employees. In the case of death, a named executive’s STI payment is based on target amount and paid as soon as administratively possible after the date of death (but in no event later than March 15th of the following year). In the case of a qualifying termination following a Change in Control, these STI payments are based on the better of the named executive’s target amount or target amount adjusted for actual business or function performance and paid at the same time such STI awards are regularly paid to similarly situated active employees. These amounts would have been solely in lieu of, and not in addition to, the annual STI award for 2025 actually paid to the named executives as reported in the 2025 Summary Compensation Table.
(2)Severance would have been paid as a lump sum cash payment as soon as practicable and in no event later than 60 days following the termination date. See descriptions of the ESP and "—Zaffino Employment Agreement" above for more information on severance payments and benefits.
(3)The amounts in this column reflect a lump sum payment of $40,000 that can be used to pay for continued healthcare and life insurance coverage following a qualifying termination. None of the named executives are eligible for Company-subsidized retiree medical benefits. The amounts do not include medical and life insurance benefits upon permanent disability or death to the extent that they are generally available to all salaried employees. All of the named executives are eligible participants under the AIG medical and life insurance plans.
(4)The amounts in this column represent the total value of unvested stock options as of December 31, 2025 that would accelerate upon termination, based on the difference between the exercise price of the options and the closing price of our common stock on the NYSE of $85.55 on December 31, 2025.
For the 2023, 2024 and 2025 stock option awards, the amounts in this column include the stock options vesting under the termination events described above. Generally, the vested 2023, 2024 and 2025 stock options will remain exercisable for three years after each such termination scenario. In no event will any 2023, 2024 and 2025 stock options remain exercisable after the initial ten-year expiration date.
(5)The amounts in this column represent the total market value (based on the closing sale price on the NYSE of $85.55 on December 31, 2025) of our common stock underlying unvested equity-based awards as of December 31, 2025.
For the 2023 PSU awards, the amounts in this column include the named executive’s actual earned PSUs for the 2023-2025 performance period that vested in January 2026 (as determined by the CMRC in the first quarter of 2026). 2023 PSU award amounts also include the dividend equivalent rights which were paid in cash when the earned shares were delivered. Target performance is reflected in the case of death.
In addition, the amounts in this column include, for all of the named executives, the outstanding 2024 and 2025 PSU awards assuming target performance and the full amount of their outstanding RSU awards. The 2024 and 2025 PSU and RSU award amounts include the value of accrued dividend equivalent rights on such awards.
For Mr. Zaffino, the amount in this column also includes the outstanding RSUs with respect to his 2022 RSU award and value of accrued dividend equivalent rights.
(6)This row includes amounts that would be paid under the ESP or the Zaffino Employment Agreement, as applicable, in the case of a termination without Cause or voluntary termination with Good Reason within 24 months following a Change in Control. The amount of PSUs vesting is shown (i) at the actual amounts earned for the 2023 PSUs (as determined by the CMRC in the first quarter of 2026) that vested in January 2026 and (ii) at target for the 2024 and 2025 PSUs.
(7)As of December 31, 2025, none of the named executives other than Mr. Hancock qualified as retirement eligible under any of the applicable plans or programs in which they participated.
96  AIG 2026 PROXY STATEMENT

2025 Executive Compensation Pay Ratio
Pay Ratio
The 2025 annual total compensation of the median employee identified by us (as described below) was $93,766, and Mr. Zaffino’s annualized 2025 total compensation for his role as Chief Executive Officer during 2025 was $32,460,049. Accordingly, our estimated 2025 pay ratio was 1 to 346.
As permitted by SEC rules, to identify the median employee, we used our active employee population (including both full-time and part-time employees) as of December 9, 2024 and used 2023 annual total compensation for that population comprising (1) annual base salary, (2) overtime payments, (3) target STI and LTI awards, in each case using 2024 targets for employees hired during 2023 who were not eligible for 2023 awards and (4) sales incentives. For employees hired in 2024 (who therefore did not have 2023 compensation), we used 2024 annual total compensation comprising (1) annual base salary, (2) overtime payments, (3) 2024 target STI and LTI awards and (4) an estimate of annual sales incentives based on a calculation of median 2023 sales incentives. We continue to use our median employee identified as of December 9, 2024 because there has not been any change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio.
As required by SEC rules, after identifying our median employee (who is located in the U.S.), we calculated 2025 annual total compensation for both our median employee and Mr. Zaffino using the same methodology that we use to determine our named executives' annual total compensation for the Summary Compensation Table.
SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratios reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. In addition, the median employee’s annual total compensation is unique to that individual and therefore is not an indicator of the annual total compensation of any other individual or group of employees.
Pay Versus Performance
We provide the following disclosure regarding executive compensation for our principal executive officers (PEOs) and Non-PEO named executive officers (Non-PEO NEOs) and Company performance for the fiscal years listed below in accordance with rules adopted by the SEC. The amounts in the table below do not reflect the actual amount of compensation earned or paid to our named executives, and the CMRC did not consider these amounts when making its incentive compensation decisions.

	Summary Compensation Table Total for Peter Zaffino(1) ($)	Summary Compensation Table Total for Brian Duperreault(1) ($)	Compensation Actually Paid to Peter Zaffino(1),(2),(3) ($)	Compensation Actually Paid to Brian Duperreault (1),(2),(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(1) ($)	Average Compensation Actually Paid to Non-PEO NEOs(1),(2),(3) ($)	Value of Initial Fixed $100 Investment based on:(4)		Net Income ($ Millions)	Accident Year Combined Ratio, as adjusted*(5) (%)
Year							TSR ($)	Peer Group TSR ($)

2025	32,460,049	—	67,983,800	—	6,915,060	8,606,869	253.09	234.32	3,097	88.3
2024	24,638,373	—	33,931,497	—	6,493,761	6,722,095	210.84	212.86	(926)	88.2
2023	24,617,936	—	38,715,733	—	8,096,539	6,186,239	192.10	157.12	3,878	87.7
2022	75,314,199	—	90,844,101	—	9,077,342	12,293,363	175.08	141.79	11,273	88.7
2021	21,905,220	13,969,537	52,445,392	45,269,700	10,476,911	20,741,560	153.92	119.28	10,906	91.0
(1)Peter Zaffino has been our PEO since March 2021. Brian Duperreault was our PEO prior to March 2021. Our other NEOs consisted of: Keith Walsh (2024, 2025), Jonathan Hancock (2024, 2025), Claude Wade (2023, 2024, 2025), Rose Marie Glazer (2025), Charles Fry (2024), Sabra Purtill (2023, 2024), Kevin Hogan (2021, 2022, 2023), Shane Fitzsimons (2022, 2023), Lucy Fato (2021, 2022, 2023), Mark Lyons (2021, 2023), David McElroy (2021, 2022, 2023), Doug Dachille (2021).
(2)The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.
(3)Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEOs and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column reflect the amounts from the Stock Awards and Option Awards columns set forth in the applicable Summary Compensation Table.

Year	Summary Compensation Table Total for Peter Zaffino ($)	Exclusion of Stock Awards and Option Awards for Peter Zaffino ($)	Inclusion of Equity Values for Peter Zaffino ($)	Compensation Actually Paid to Peter Zaffino ($)

2025	32,460,049	(18,459,849)	53,983,600	67,983,800
AIG 2026 PROXY STATEMENT  97

2025 Executive Compensation Pay Versus Performance

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)

2025	6,915,060	(2,571,801)	4,263,610	8,606,869
The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables. Please note that any columns included in the calculation of Compensation Actually Paid that contain a “0” did not have an amount in that category for that year.

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Peter Zaffino ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Peter Zaffino ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Peter Zaffino ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Peter Zaffino ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Peter Zaffino ($)	Total - Inclusion of Equity Values for Peter Zaffino ($)

2025	20,941,570	32,134,363	0	907,667	0	53,983,600

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)

2025	2,931,361	1,239,149	0	93,100	0	4,263,610
(4)The Peer Group TSR set forth in this table utilizes the S&P 500 Property & Casualty Insurance Index (S&P 500 Property & Casualty Insurance Index), which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in AIG's Annual Report on Form 10-K for the year ended December 31, 2025. The comparison assumes $100 was invested for the period starting December 31, 2020, through the end of the last listed year, in the Company and in the S&P 500 Property & Casualty Insurance Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.
(5)We determined AYCR, as adjusted* to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2025. We make adjustments to U.S. GAAP financial measures for purposes of this performance metric. See Appendix A for an explanation of how this metric is calculated from our audited financial statements.
Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Company Financial Performance Measures
The following charts set forth the relationship between Compensation Actually Paid (CAP) to our PEO, the Average CAP to our
Non-PEO NEOs, with the following three measures of financial performance, against the five most recently completed fiscal years:
■the cumulative TSR for the Company and the Peer Group
■our Net Income
■our Company-selected measure, AYCR, as adjusted*
98  AIG 2026 PROXY STATEMENT

2025 Executive Compensation Pay Versus Performance
Tabular List of Most Important Financial Performance Measures
The following table presents the financial performance measures that the Company considers the most important in linking Compensation Actually Paid to our PEOs and other Non-PEO NEOs for 2025 to Company performance. The measures in this table are not ranked.

Accident Year Combined Ratio, as adjusted*	Calendar Year Combined Ratio	Diluted Adjusted After-tax Income Attributable to AIG Common Shareholders Per Share*	Core Operating Return on Equity*	Relative Total Shareholder Return

*    We make adjustments to U.S. GAAP financial measures for purposes of this performance metric. See Appendix A for an explanation of how this metric is calculated from our audited financial statements.

AIG 2026 PROXY STATEMENT  99

2025 Executive Compensation Equity Compensation Plan Information
Equity Compensation Plan Information
The following table provides information about shares of our common stock that may be issued under compensation plans as of December 31, 2025.

Plan Category	Plan	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights(1)(2)		Weighted-Average Exercise Price of Outstanding Options and Rights ($)(1)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the Third Column)

Equity compensation plans approved by security holders	2010 Stock Incentive Plan	11,780	(3)	—		—	(4)
	2013 Plan	3,273,383	(5)	42.20	(6)	—	(4)
	2021 Plan	9,202,463	(7)	66.66	(6)	20,233,609	(8)

Total		12,487,626		55.08	(6)	20,233,609

(1)Shares underlying deferred stock units, restricted stock units and performance share units are deliverable without the payment of any consideration, and therefore these awards have not been taken into account in calculating the weighted-average exercise price.
(2)At December 31, 2025, we were also obligated to issue 42,130 shares in connection with previous exercises of stock options with deferred delivery.
(3)Represents shares reserved for issuance in connection with deferred stock units.
(4)No future awards will be made under these plans.
(5)Represents shares reserved for issuance in connection with outstanding (i) time-vested DSUs and (ii) stock options.
(6)Represents the weighted average exercise price of outstanding stock options.
(7)Represents shares reserved for issuance in connection with outstanding (i) time-vested DSUs, (ii) RSUs (including related dividend equivalents accrued through the fourth quarter of 2024 in the form of additional RSUs that will be settled in cash), (iii) 2023, 2024 and 2025 PSUs (at target level of performance) and (iv) stock options.
(8)Represents shares reserved for future issuance under the 2021 Plan (which replaced the 2013 Plan for awards granted on or after May 12, 2021). The number of shares available for issuance under the 2021 Plan would increase if and to the extent that (i) outstanding awards under the 2013 Plan are forfeited, expire, terminate or otherwise lapse or are settled in cash in whole or in part or (ii) outstanding awards under the 2021 Plan are forfeited, expire or are settled in cash in whole or in part, each as provided by the 2021 Plan. In addition, the number of shares available for issuance under the 2021 Plan could increase or decrease depending on actual performance and the number of 2023, 2024 and 2025 PSUs earned.

100  AIG 2026 PROXY STATEMENT

Report of the Audit Committee

The Audit Committee assists the Board in its oversight of:
■The integrity of our financial statements
■Our compliance with legal and regulatory requirements
■The independent auditor’s qualifications and independence
■The performance of our internal audit function
The Audit Committee’s specific duties and responsibilities are set forth in its charter, which is available on our website (www.aig.com). Management has primary responsibility for our financial statements, maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. PwC, the Audit Committee-appointed independent registered public accounting firm for the year ended December 31, 2025, is responsible for expressing opinions on our consolidated financial statements and on our internal control over financial reporting based on its audits. PwC is also expected to discuss with the Audit Committee any other matters it deems appropriate.
In performing its oversight responsibilities, the Audit Committee reviewed and discussed with management and PwC our consolidated audited financial statements as of and for the year ended December 31, 2025, and our internal control over financial reporting as of December 31, 2025. During the year, the Audit Committee also discussed with PwC and our internal auditor the overall scope and plans for their respective audits. The Audit Committee regularly meets with management and with PwC and holds executive sessions, including with PwC, the chief financial officer and chief internal auditor, to discuss their reviews, the evaluation of internal control over financial reporting and the overall quality of our financial reporting.
The Audit Committee has discussed with PwC the matters required by the SEC and PCAOB Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee and PwC have also discussed PwC's independence from management, including communications from PwC required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, Rule 3524, Audit Committee Pre-Approval of Certain Tax Services, and Rule 3525, Audit Committee
Pre-approval of Non-Audit Services Related to Internal Control Over Financial Reporting.
As discussed in Proposal 3, the Audit Committee pre-approves all audit and non-audit services to be provided by PwC, and the related fees for those services. The Audit Committee has concluded that PwC’s provision of non-audit services does not impair PwC’s independence as the external auditor.
PwC has reported to the Audit Committee that our audited financial statements are fairly presented in conformity with accounting principles generally accepted in the United States of America. The Audit Committee reviewed management’s assessment and report on the effectiveness of our internal control over financial reporting, as well as PwC’s audit report on the effectiveness of our internal control over financial reporting, which were both included in our Annual Report on Form 10-K for the year ended December 31, 2025. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board — and the Board approved — the inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC.
The Audit Committee recommended to the Board — and the Board approved — the appointment of PwC as our independent auditor for 2026.
Audit Committee
Peter R. Porrino, Chair
John C. Inglis
Vanessa A. Wittman
AIG 2026 PROXY STATEMENT  101

Ratify Appointment of PwC to Serve as Independent Auditor for 2026

What am I voting on?
We are asking shareholders to vote on a proposal to ratify the appointment of PwC to serve as our independent registered public accounting firm until the next annual meeting.

Voting Recommendation
The Board unanimously recommends a vote FOR the proposal to ratify the appointment of PwC to serve as our independent registered public accounting firm for 2026.

While ratification of the appointment of PwC is not required by our By-Laws, Certificate of Incorporation, or otherwise, the Board is submitting the selection of PwC to our shareholders for ratification as a matter of good corporate practice. The Board will take into consideration the shareholder vote, but the Audit Committee, in its discretion, may retain PwC (or select a different independent registered public accounting firm) at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Retention and Review of Independent Registered Public Accounting Firm
The Audit Committee evaluates, at least annually, PwC's qualifications, performance and independence, and every five years (or more frequently if the Audit Committee deems it appropriate), considers whether to select a different independent registered public accounting firm. PwC, or one of its predecessor firms, has been our independent audit firm since 1980. At this time, the Audit Committee and the Board believe that the continued retention of PwC as our independent registered public accounting firm is in the best interests of the Company and our shareholders.
Audit Partner Rotation
In accordance with SEC rules and PwC policies, audit partners are subject to rotation requirements that limit the number of consecutive years an individual partner may provide service to AIG. For lead and concurring audit partners, the limit is five years. The Audit Committee is involved in the selection of the lead audit partner. The selection process includes meetings with the candidate and members of the Audit Committee, including the chair, as well as consideration of the candidate by the full Audit Committee with input from Management. PwC’s most recent lead audit partner assumed the role in connection with the audit of our 2024 consolidated financial statements.
Auditor Independence
The Audit Committee assesses PwC’s independence throughout the year. This ongoing assessment includes:
■Reviewing with PwC its practices for maintaining independence and ensuring the rotation of the lead and concurring audit partners
■Reviewing and pre-approving all engagements with PwC for non-audit services to ensure that such services are compatible with maintaining the firm’s independence
■Regularly reviewing the hiring of PwC partners and other professionals to help ensure that PwC observes the applicable independence rules regarding such hiring practices

102  AIG 2026 PROXY STATEMENT

Proposal 3 – Ratify Appointment of PwC to Serve as Independent Auditor for 2026
Auditor Attendance at the Annual Meeting
Representatives from PwC are expected to participate in the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions from shareholders.
2025 and 2024 Fees

(in millions)	Audit Fees ($)	Audit-Related Fees ($)	Tax Fees ($)	All Other Fees ($)	Total ($)

2024	38.8	22.8	0.3	0.3	62.2
2025	34.5	19.7	1.2	—	55.4
Audit Fees. Audit fees are fees for the audit of our consolidated financial statements as well as subsidiary and statutory audits directly related to the performance of the consolidated audit. Audit fees include out-of-pocket expenses of $0.5 million in 2025 and $0.5 million in 2024.
Audit-Related Fees. Audit-related fees include assurance and related services that are traditionally performed by independent registered public accounting firms, including: audit and pre- and post-implementation reviews of systems, processes and controls; regulatory and compliance attestations; employee benefit plan audits; due diligence related to acquisitions and divestitures; statutory audits not directly related to the performance of the consolidated audit and financial accounting and reporting consultations.
Tax Fees. Tax fees are fees for tax return preparation, transaction-based tax reviews, review of tax accounting matters and other tax planning and consultations.
All Other Fees. All other fees include fees related to regulatory compliance reviews, information technology reviews, information resources, risk management services, business function reviews and other compliance reviews.
Review of Non-Audit Services
The Audit Committee reviews and pre-approves all audit and permitted non-audit services by PwC. It also considers proposed fees and regularly monitors approved non-audit fees to determine whether the services are compatible with maintaining the firm’s independence. Fees may not exceed the dollar caps without the Audit Committee’s approval. The Audit Committee approved all of PwC’s engagements and associated fees for 2024 and 2025.
Factors Considered in Proposal
The Audit Committee and the Board believe that the continued retention of PwC as our independent registered public accounting firm is in the best interests of the Company and our shareholders. In reaching this conclusion, the Audit Committee considered a number of factors, including:
■PwC's performance and that of the lead audit and other key engagement partners, including the quality of their audit work and accounting advice
■PwC's demonstrated understanding of our global businesses, accounting policies and practices and internal control over financial reporting
■PwC's demonstrated commitment to maintaining its independence from management
■The ongoing evaluation and monitoring of the appropriateness of PwC's fees for audit and non-audit services
■The most recent PCAOB inspection report on PwC's audit practices and quality control efforts
■The results of the Audit Committee’s ongoing and annual evaluation of PwC’s performance
AIG 2026 PROXY STATEMENT  103

Frequently Asked Questions About the Annual Meeting

Why Am I Receiving These Materials?
We are providing these proxy materials to you in connection with the solicitation by the Board of proxies to be voted at our 2026 Annual Meeting of Shareholders and at any postponed or reconvened meeting.
When and Where is the Annual Meeting?
We will hold our Annual Meeting in a virtual format on May 13, 2026, at 11:00 a.m. Eastern Time. The virtual meeting website is www.virtualshareholdermeeting.com/AIG2026.
Who Can Participate in the Annual Meeting?
Because the Annual Meeting will be held in a virtual format, shareholders who held our common stock as of the close of business on March 16, 2026, which is referred to as the “record date,” may participate from any geographic location with internet connectivity through a live audio webcast at www.virtualshareholdermeeting.com/AIG2026. Once on that website, you will need to log in using the 16-digit control number found on your proxy card, voting instruction form, notice of internet availability of proxy materials or email notification. You may log into the meeting’s website beginning at 10:45 a.m. Eastern Time on May 13, 2026.
Who Can Vote During the Annual Meeting?
All shareholders are entitled to vote before or during the Annual Meeting if they owned shares of our common stock on the record date. Please see “How Do I Vote?” on page 105 for more information about voting before or during the Annual Meeting. A list of shareholders of record as of the record date will be available for inspection by shareholders for any purpose that is germane to the meeting from May 1, 2026 to May 12, 2026. Shareholders may request the list by emailing AIGCorporateSecretary@AIG.com. A list of shareholders of record will also be available at www.virtualshareholdermeeting.com/AIG2026 during the Annual Meeting.
Will There be an Opportunity to Ask Questions During the Annual Meeting?
Time will be allotted after the adjournment of the formal meeting for a question-and-answer period. Shareholders will be able to submit questions relevant to the business of the meeting during the meeting through www.virtualshareholdermeeting.com/AIG2026 by typing the question into the indicated question box and clicking “Submit.” You will need your 16-digit control number found on your proxy card, voting instruction form, notice of internet availability of proxy materials or email notification.
Each shareholder may submit a maximum of two questions. We ask that questions be succinct and cover only one topic per question. Time may not permit the answering of every question. Questions from multiple shareholders on the same topic or that are otherwise related may be grouped and answered together to avoid repetition.
What Can I do if I Have Trouble Logging Into the Annual Meeting?
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting login page at www.proxyvote.com.
What is the Quorum Requirement for the Annual Meeting?
Under our By-Laws, a quorum is required to transact business at the Annual Meeting. A quorum is defined as a majority of the outstanding shares of our common stock as of the record date, present either virtually or in person or represented by proxy and entitled to vote. As of the record date, 534,866,770 shares of common stock were issued and outstanding. Abstentions and "broker non-votes" are counted as present and entitled to vote for purposes of determining a quorum. Each share of our common stock is entitled to one vote for each matter to be voted on at our Annual Meeting.
104  AIG 2026 PROXY STATEMENT

Frequently Asked Questions About the Annual Meeting
What is the Difference Between Holding Shares as a Shareholder of Record and as a Beneficial Owner of Shares Held in Street Name?
If your shares of our common stock are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered a “shareholder of record” of those shares.
If your shares are held in an account at a bank, brokerage firm or other intermediary, you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials, as well as a voting instruction form, from the intermediary holding your shares and, as a beneficial owner, you have the right to direct the intermediary as to how to vote them. Most individual shareholders are beneficial owners of shares held in street name.
How Do I Vote?
By Internet or Telephone
You can vote by internet or telephone. For shareholders who are voting shares that are not held in a Company-sponsored 401(k) or similar plan, internet and telephone voting facilities will be available 24 hours a day until 11:59 p.m. Eastern Time on May 12, 2026. For shareholders who are voting shares held in a Company-sponsored 401(k) or similar plan, internet and telephone voting facilities will be available 24 hours a day until 11:59 p.m. Eastern Time on May 10, 2026. To authenticate your internet or telephone vote, you will need to enter your 16-digit control number found on your proxy card, voting instruction form, notice of internet availability of proxy materials or email notification.
Internet: www.proxyvote.com.
Telephone: Available in the United States or Canada only. The telephone number is on your proxy card, voting instruction form, notice of internet availability of proxy materials or email notification.
If you vote online or by telephone, you do not need to return a proxy card or voting instruction form.
By Mail
You can also vote by returning the proxy card or voting instruction form enclosed with your printed proxy materials. Mark, sign and date your proxy card or voting instruction form and return it in the prepaid envelope that has been provided or return it to:
Vote Processing, c/o Broadridge Financial Solutions
51 Mercedes Way
Edgewood, NY 11717
For shareholders who are voting shares that are not held in a Company-sponsored 401(k) or similar plan, the proxy card or voting instruction form must be received by 10:00 a.m. Eastern Time, on May 13, 2026. For shareholders who are voting shares held in a Company-sponsored 401(k) or similar plan, the proxy card or voting instruction form must be received by 11:59 p.m. Eastern Time on May 10, 2026.
During the Annual Meeting
Shareholders as of the close of business on the record date, March 16, 2026, are entitled to virtually attend and vote during the Annual Meeting online at www.virtualshareholdermeeting.com/AIG2026.
If you have already voted online, by telephone or by mail, your vote during the Annual Meeting will supersede your earlier vote.
How Can I Revoke My Proxy or Change My Vote?
■If you voted by telephone or internet, access the method you used and follow the instructions for revoking a proxy
■If you mailed a proxy card, mail a new proxy card with a later date, which will override your earlier proxy card, or
■Vote virtually during the Annual Meeting at www.virtualshareholdermeeting.com/AIG2026.
AIG 2026 PROXY STATEMENT  105

Frequently Asked Questions About the Annual Meeting
How Will My Shares Be Voted?
Each share of common stock is entitled to one vote. Your shares will be voted in accordance with your instructions. In addition, if you have returned a signed proxy card or submitted voting instructions by telephone or the internet, the proxy holders will have, and intend to exercise, discretion to vote your shares in accordance with their best judgment on any matters not identified in this Proxy Statement that are brought to a vote at the Annual Meeting.
If your shares are registered in your name and you sign and return a proxy card or vote by telephone or the internet but do not give voting instructions on a particular proposal, the proxy holders will be authorized to vote your shares on that matter in accordance with the Board’s recommendation. If you hold your shares in street name and do not give voting instructions on a proposal, your broker is only permitted under the NYSE rules to vote your shares in its discretion on Proposal 3 (ratification of the appointment of the independent auditor) and is required to withhold a vote on each of the other proposals, resulting in a so-called “broker non-vote.” Broker non-votes will not be treated as a vote “for” or “against” the proposals and therefore will have no effect on the vote. Although the Board does not anticipate that any of the director nominees will be unable to stand for election as a director nominee at the Annual Meeting, if this occurs, the persons named as proxies on the proxy card will vote your shares in favor of such other person or persons as may be recommended by the NCGC and nominated by the Board. Alternatively, the Board may reduce its size.
If you participate in a Company-sponsored 401(k) or similar plan, you can direct the voting of your proportionate interest in shares of our common stock held within the plan by returning a voting instruction card or providing voting instructions by the internet or by telephone. In the event that the plan's trustee does not receive voting instructions from you, your shares will be voted by the trustee proportionally in the same manner as it votes our common stock as to which it has received voting instructions from plan participants.
How Do Abstentions Affect the Voting Results?

Proposal	Vote Required for Approval	Effect of Abstentions

Election of Directors	Majority of votes cast	No effect
Advisory Vote to Approve Named Executive Officer Compensation	Majority of votes cast	No effect
Ratify Appointment of PricewaterhouseCoopers LLP to Serve as Independent Auditor for 2026	Majority of votes cast	No effect
What Happens if a Director in an Uncontested Election Receives More Votes “Against” than “For”?
Under our By-Laws, directors in an uncontested election must receive more votes “for” their election than “against.” Under our Corporate Governance Guidelines, each nominee has submitted an irrevocable resignation that becomes effective upon (1) the nominee’s failure to receive the required vote and (2) the Board's acceptance of the resignation. The Board will accept that resignation unless the NCGC recommends, and the Board determines, that our best interests and the best interests of our shareholders would not be served by doing so.
Who Counts the Votes?
Broadridge Financial Solutions (Broadridge), an independent entity, will tabulate the votes. At the Annual Meeting, a representative of Broadridge will act as the independent Inspector of Election and in this capacity will supervise the voting, decide the validity of proxies and certify the results.
Who Pays for the Proxy Solicitation and How May the Company Solicit My Proxy?
We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, facsimile or other electronic means. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee of approximately $40,000. As required by the SEC and the NYSE, we also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.
Why Did I Receive a Notice of Internet Availability?
To conserve resources and reduce costs, we are sending most shareholders — as we are permitted to do under the SEC’s rules — a notice of internet availability of proxy materials. The notice explains how you can access proxy materials on the internet and how to obtain printed copies if you prefer. It also explains how you can choose either electronic or print delivery of proxy materials for future annual meetings.
How Can I Receive My Proxy Materials Electronically?
To conserve resources and reduce costs, we encourage shareholders to access their proxy materials electronically.
106  AIG 2026 PROXY STATEMENT

Frequently Asked Questions About the Annual Meeting
Before the Annual Meeting, you can sign up for electronic access when voting online at www.proxyvote.com. If you are a registered shareholder or a beneficial owner of shares held in street name, you can sign up at enroll.icsdelivery.com/aig to get electronic access to proxy materials for future meetings, rather than receiving them in the mail. Once you sign up, you will receive an email each year explaining how to access our Annual Report and Proxy Statement and how to vote online. Your enrollment for electronic access will remain in effect unless you cancel it, which you can do up to two weeks before the record date for any future meeting.
What if I Share the Same Address as Another Shareholder?
If you share an address with one or more shareholders, you may have received only a single copy of the Annual Report, Proxy Statement or notice of internet availability of proxy materials for your entire household. This practice, known as “householding,” is intended to reduce printing and mailing costs. If you are a registered shareholder and you prefer to receive a separate Annual Report, Proxy Statement or notice of internet availability of proxy materials this year or in the future, or if you are receiving multiple copies at your address and would like to enroll in “householding” and receive a single copy, contact EQ Shareholder Services at (888) 899-8293, or by mail to 1110 Centre Pointe Curve Ste 101, Mendota Heights, MN 55120. If you are a beneficial owner of shares held in street name, please contact your bank, brokerage firm or other intermediary to make your request. There is no charge for separate copies.
How Can I Receive a Copy of the 2025 Annual Report on Form 10-K?
We will provide, without charge, a copy of the Annual Report on Form 10-K for the year ended December 31, 2025 to any shareholder upon a request directed to Investor Relations (see page 108 for contact information).
Will Any Other Business be Presented at the Annual Meeting?
As of the date of this Proxy Statement, the Board knows of no other matter that will be properly presented for shareholder action at the Annual Meeting other than those matters discussed in this Proxy Statement. However, if any other matter requiring a vote of the shareholders properly comes before the Annual Meeting, then the individuals acting under the proxies solicited by the Board will have the discretion to vote on those matters for you.
How Do I Submit Proposals and Nominations for the 2027 Annual Meeting?
Shareholder Proposals to be Included in the Proxy Statement Under Rule 14a-8
To submit a shareholder proposal to be considered for inclusion in our Proxy Statement for the 2027 Annual Meeting under Rule 14a-8 of the Exchange Act, you must send the proposal to our Corporate Secretary by mail or email (see page 108 for contact information). The Corporate Secretary must receive the proposal in writing by 11:59 p.m. Eastern Time on December 1, 2026.
Shareholder Proposals to be Introduced at the 2027 Annual Meeting
To introduce a proposal for vote at the 2027 Annual Meeting (other than a shareholder proposal included in the Proxy Statement under Rule 14a-8 of the Exchange Act), our By-Laws require that you send advance written notice to our Corporate Secretary by mail (see page 108 for contact information) for receipt no earlier than January 13, 2027, and no later than 11:59 p.m. Eastern Time on February 12, 2027. This notice must include the information specified in our By-Laws, a copy of which is available on our website at www.aig.com.
Director Nominations at the 2027 Annual Meeting
Our By-Laws require that a shareholder who wishes to nominate a candidate for election as a director at the 2027 Annual Meeting (other than pursuant to the “proxy access” provisions of the By-Laws) must send advance written notice to the Corporate Secretary by mail (see page 108 for contact information) for receipt no earlier than January 13, 2027, and no later than 11:59 p.m. Eastern Time on February 12, 2027. This notice must include the information specified in our By-Laws, a copy of which is available on our website at www.aig.com.
In addition to complying with the advance notice provisions of our By-Laws, to nominate a candidate for election, shareholders must give timely notice that complies with the additional requirements of Rule 14a-19 of the Exchange Act, and which notice must be received no later than March 14, 2027.
Director Nominations by Proxy Access
An eligible shareholder who wishes to have a nominee of that shareholder included in our Proxy Statement for the 2027 Annual Meeting pursuant to the “proxy access” provisions of our By-Laws must send advance written notice to the Corporate Secretary (see page 108 for contact information) for receipt no earlier than November 1, 2026, and no later than 11:59 p.m. Eastern Time on December 1, 2026. This notice must include the information specified by the By-Laws, a copy of which is available on our website at www.aig.com.
AIG 2026 PROXY STATEMENT  107

Frequently Asked Questions About the Annual Meeting
How Do I Contact the Corporate Secretary’s Office?
Shareholders may contact the Corporate Secretary’s Office by one of two methods:
Write a Letter
American International Group, Inc.
Attn: Corporate Secretary
1271 Ave of the Americas
New York, NY 10020-1304
Send an Email
AIGCorporateSecretary@AIG.com
How Do I Contact Investor Relations?
Shareholders may contact Investor Relations by one of two methods:
Write a Letter
American International Group, Inc.
Attn: Investor Relations
1271 Ave of the Americas
New York, NY 10020-1304
Send an Email
IR@AIG.com
108  AIG 2026 PROXY STATEMENT

Other Important Information

Cautionary Note on Forward-Looking Statements
This Proxy Statement contains forward-looking statements which, to the extent they are not statements of historical or present fact, may constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are intended to provide management’s current expectations or plans for future operating and financial performance based on assumptions currently believed to be valid and accurate. Forward-looking statements are often preceded by, followed by or include words such as “will,” “believe,” “anticipate,” “expect,” “expectations,” “intend,” “plan,” “strategy,” “prospects,” “project,” “anticipate,” “should,” “guidance,” “outlook,” “view,” “target,” “goal,” “estimate,” and other words of similar meaning.
Forward-looking statements provide our current expectations or forecasts of future events, circumstances, results or aspirations, and are subject to significant risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from those set forth in such forward-looking statements. Certain of those risks and uncertainties are described in our Annual Report on Form 10-K for the year ended December 31, 2025. Forward-looking statements speak only as of the date of this Proxy Statement. We are not under any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Additional information as to factors that may cause actual results to differ materially from those expressed or implied in any forward-looking statements is disclosed from time to time in our SEC filings.
How to Communicate with the Board
Shareholders and other interested persons may communicate with the Board, the Lead Independent Director, or with one or more directors by:
■Writing a letter in care of the Corporate Secretary (see page 108 for contact information);
■Emailing BoardofDirectors@AIG.com; or
■Contacting the Compliance Help Line at 1-877-244-2210, menu item #3 (to access the AIG Compliance Help Line from outside the United States, dial the appropriate country code, wait for the prompt, then dial the number).
Communications relating to accounting, internal controls or auditing matters can be sent by:
■Writing a letter to the Chair of the Audit Committee in care of the Corporate Secretary (see page 108 for contact information); or
■Emailing BoardofDirectors@AIG.com.
The Corporate Secretary opens all communications and forwards them, as appropriate, pursuant to the Corporate Governance Guidelines. However, at the discretion of the Corporate Secretary, items unrelated to the directors’ duties and responsibilities as members of the Board may not be forwarded, including, without limitation, solicitations and advertising materials, unsolicited publications, job or product inquiries, invitations to conferences and other materials considered to be illegal, incoherent, trivial, irrelevant, and/or harassing.
Corporate Governance Information
Our By-Laws, Certificate of Incorporation, Corporate Governance Guidelines, Committee Charters, Director, Officer and Senior Financial Officer Code of Business Conduct and Ethics (and any amendments of or waivers from the code), Employee Code of Conduct and Supplier Code of Conduct are available on our website (www.aig.com). Printed copies of these documents will be provided, without charge, to any shareholder upon a request addressed to Investor Relations through the contact information provided on page 108.
AIG 2026 PROXY STATEMENT  109

Other Important Information
Transactions With Related Persons
We have a written policy requiring that the NCGC (or, in certain circumstances, the chair of the NCGC) determine whether to approve or ratify transactions exceeding $120,000 in which the Company is a participant and in which a related person — a director, nominee for director, executive officer, their respective immediate family members and 5 percent shareholders and their immediate family members— has a direct or indirect material interest. Under the policy, the NCGC determines whether each transaction presented to it should be approved (or, where applicable, ratified) based on whether the transaction is in, or is not inconsistent with, the best interests of the Company and its shareholders. Certain types of transactions are considered pre-approved by the NCGC, such as insurance and financial services transactions (including the purchase and sale of our products and services) entered into in the ordinary course of business on terms and conditions generally available in the marketplace and in accordance with applicable law.
From time to time, we engage in ordinary course, arm’s-length transactions with entities or affiliates of entities that are the beneficial owners of more than five percent of our outstanding common stock.
We did not have any other related persons transactions in 2025.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10 percent of our common stock to file reports with the SEC indicating their holdings of, and transactions in, our common stock. Based on review of these reports, and upon written representations from the reporting persons, we believe that all reports that were required to be filed under Section 16(a) during 2025 with respect to shares of our common stock were timely filed , except that, due to administrative error, a Form 4 was filed for Mr. Walsh on February 2, 2026 reporting five separate late-reported dividend reinvestments that occurred between December 30, 2024 and December 30, 2025. The total number of shares purchased by dividend reinvestment was 27.250.
Incorporation by Reference
No reports, documents or websites that are cited or referred to in this Proxy Statement shall be deemed to form part of, or to be incorporated by reference into, this Proxy Statement.
To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by us under the Securities Act or the Exchange Act, the Letter to Shareholders from Mr. Zaffino and Mr. Rice, the Letter to Shareholders from the CMRC and the sections of this Proxy Statement entitled “Report of the Compensation and Management Resources Committee” and “Report of the Audit Committee” (to the extent permitted by the SEC rules) shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.
The section titled “Directors, Executive Officers and Corporate Governance” of our Annual Report on Form 10-K filed with the SEC on February 12, 2026 is incorporated by reference to this Proxy Statement.
110  AIG 2026 PROXY STATEMENT

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Appendix A Non-GAAP Financial Measures

Certain of the operating performance measurements used by our management are “non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for “generally accepted accounting principles” in the U.S. The non-GAAP financial measures presented may not be comparable to similarly named measures reported by other companies.
We use the following operating performance measures because we believe they enhance the understanding of the underlying profitability of continuing operations and trends of our business segments. We believe they also allow for more meaningful comparisons with our insurance competitors.
■Adjusted Pre-tax Income (APTI) is derived by excluding the items set forth below from income from continuing operations before income tax:
—changes in the fair values of equity securities, AIG's investment in Corebridge and gain/loss on sale of shares;
—net investment income on Fortitude Reinsurance Company Ltd. (Fortitude Re) funds withheld assets held by AIG in support of Fortitude Re’s reinsurance obligations to AIG (Fortitude Re funds withheld assets);
—net realized gains and losses on Fortitude Re funds withheld assets;
—loss (gain) on extinguishment of debt;
—all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income on such economic hedges is reclassified from net realized gains and losses to specific APTI line items based on the economic risk being hedged (e.g. net investment income);
—income or loss from discontinued operations;
—net loss reserve discount benefit (charge);
—net results of businesses in run-off;
—non-operating pension expenses;
—net gain or loss on divestitures and other;
—non-operating litigation reserves and settlements;
—restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify our organization;
—the portion of favorable or unfavorable prior year reserve development for which we have ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain;
—integration and transaction costs associated with acquiring or divesting businesses;
—losses from the impairment of goodwill;
—non-recurring costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles; and
—income from elimination of the international reporting lag.
■Adjusted After-tax Income Attributable to AIG Common Shareholders (AATI) is derived by excluding the tax effected APTI adjustments described above, dividends on preferred stock and preferred stock redemption premiums, noncontrolling interest on net realized gains (losses), other non-operating expenses and the following tax items from net income attributable to AIG:
—deferred income tax valuation allowance releases and charges;
—changes in uncertain tax positions and other tax items related to legacy matters having no relevance to our current businesses or operating performance; and
—net tax charge related to the enactment of the Tax Cuts and Jobs Act.
A-1  AIG 2026 PROXY STATEMENT

Appendix A – Non-GAAP Financial Measures

	2025				2024
Years Ended December 31, (in millions, except per common share data)	Pre-tax	Total Tax (Benefit) Charge	Non- controlling Interests(1)	After Tax	Pre-tax	Total Tax (Benefit) Charge	Non- controlling Interests(1)	After Tax

Pre-tax income/net income (loss), including noncontrolling interests	$3,879	$782	$—	$3,097	$3,870	$1,170	$—	($926)
Noncontrolling interests(1)			(1)	(1)			(478)	(478)
Pre-tax income/net income (loss) attributable to AIG - including discontinued operations	$3,879	$782	($1)	$3,096	$3,870	$1,170	($478)	($1,404)
Dividends on preferred stock and preferred stock redemption premiums				—				22
Net income (loss) attributable to AIG common shareholders				$3,096				($1,426)
Changes in uncertain tax positions and other tax adjustments		(35)	—	35		(239)	—	239
Deferred income tax valuation allowance releases(2)		305	—	(305)		30	—	(30)
Changes in the fair values of equity securities, AIG's investment in Corebridge and gain/loss on sale of shares	(255)	(54)	—	(201)	(586)	(123)	—	(463)
(Gain) loss on extinguishment of debt and preferred stock redemption premiums	(5)	(1)	—	(4)	14	3	—	26
Net investment income on Fortitude Re funds withheld assets	(149)	(31)	—	(118)	(144)	(30)	—	(114)
Net realized losses on Fortitude Re funds withheld assets	70	15	—	55	39	8	—	31
Net realized losses on Fortitude Re funds withheld embedded derivative	166	34	—	132	75	16	—	59
Net realized losses(3)	973	145	—	828	428	95	—	333
(Income) loss from discontinued operations				—				3,626
Net gain on divestitures and other	(81)	(17)	—	(64)	(616)	(128)	—	(488)
Non-operating litigation reserves and settlements	(9)	(2)	—	(7)	—	—	—	—
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	105	22	—	83	105	22	—	83
Net loss reserve discount charge	48	10	—	38	226	47	—	179
Net results of businesses in run-off(4)	(4)	(1)	—	(3)	111	24	—	87
Non-operating pension expenses	15	3	—	12	—	—	—	—
Integration and transaction costs associated with acquiring or divesting businesses	136	29	—	107	39	8	—	31
Restructuring and other costs(5)	439	92	—	347	745	156	—	589
Non-recurring costs related to regulatory or accounting changes	16	3	—	13	18	4	—	14
Noncontrolling interests(1)			—	—			478	478
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$5,344	$1,299	($1)	$4,044	$4,324	$1,063	$—	$3,254
Weighted average diluted shares outstanding				570.3				657.3
Income (loss) per common share attributable to AIG common shareholders (diluted)				$5.43				($2.17)
Adjusted after-tax income per common share attributable to AIG common shareholders (diluted)				$7.09				$4.95
(1)Noncontrolling interest primarily relates to Corebridge and is the portion of Corebridge earnings that AIG did not own. Corebridge was consolidated until June 9, 2024. The historical results of Corebridge owned by AIG are reflected in the Income (loss) from discontinued operations, net of income taxes.
(2)The year ended December 31, 2025 includes a valuation allowance release related to our U.S. federal consolidated tax attribute carryforwards, as well as valuation allowance changes in certain foreign jurisdictions.
(3)Includes all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication and net realized gains and losses on Fortitude Re funds withheld assets.
(4)In the third quarter of 2025, AIG began excluding the net results of run-off businesses previously reported in General Insurance from Adjusted pre-tax income.
(5)In the years ended December 31, 2025 and 2024, Restructuring and other costs was primarily related to employee-related costs, including severance, and, in the year ended December 31, 2024, real estate impairment charges.
AIG 2026 PROXY STATEMENT  A-2

Appendix A – Non-GAAP Financial Measures
■Diluted Normalized Adjusted After-tax Income (AATI) Attributable to AIG Common Shareholders Per Share further adjusts diluted AATI attributable to AIG common shareholders per share for the effects of certain volatile or market-related items. We believe this measure is useful to investors for performance management because it presents the trends in diluted AATI attributable to AIG common shareholders per share without the impact of certain items that can experience volatility in our short-term results. Diluted normalized AATI attributable to AIG common shareholders per share is derived by excluding the following from AATI attributable to AIG common shareholders per share: the difference between actual and expected (1) catastrophe losses, net of reinsurance, (2) alternative investment returns, and (3) fair value changes on fixed maturity securities; Life and Retirement update of actuarial assumptions; and prior year loss reserve development, net of reinsurance and premium adjustments.
■Return on Equity (ROE) — Adjusted After-tax Income Excluding Investments related cumulative unrealized gains and losses recorded in Accumulated Other Comprehensive Income (Loss) (AOCI) adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets (collectively, Investments AOCI), Deferred Tax Assets (DTA) and AIG’s Ownership Interest in Corebridge (Core Operating Return on Equity) is used to show the rate of return on common shareholders’ equity excluding Investments AOCI, DTA and AIG’s ownership interest in Corebridge. We believe this measure is useful to investors because it eliminates the fair value of investments that can fluctuate significantly from period to period due to changes in market conditions. We also exclude the portion of DTA representing U.S. tax attributes related to net operating loss carryforwards (NOLs), corporate alternative minimum tax credits (CAMTCs) and foreign tax credits (FTCs) that have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As NOLs, CAMTCs and FTCs are utilized, the corresponding portion of the DTA utilized is included. We exclude AIG’s ownership interest in Corebridge since it is not a core long-term investment for AIG. We believe this metric provides investors with greater insight as to the underlying profitability of our property and casualty business. Core operating return on equity is derived by dividing actual or, for interim periods, annualized adjusted after-tax income attributable to AIG common shareholders by average AIG common shareholders’ equity, excluding Investments AOCI, DTA and AIG’s ownership interest in Corebridge (AIG core operating shareholders’ equity).

Years Ended December 31,	2025	2024

Actual or annualized net income (loss) attributable to AIG common shareholders(a)	$3,096	($1,426)
Actual or annualized adjusted after-tax income attributable to AIG common shareholders(b)	$4,044	$3,254
Average AIG common shareholders' equity(c)	$41,535	$44,051
Less: Average AIG's ownership interest in Corebridge	3,207	6,770
Less: Average Investments AOCI - AIG	(1,418)	(2,351)
Less: Average deferred tax assets	3,264	3,998
Average AIG core operating shareholders' equity(d)	$36,482	$35,634
Return on equity(a÷c)	7.5%	(3.2)%
Core operating return on equity(b÷d)	11.1%	9.1%
■Ratios: We, along with most property and casualty insurance companies, use the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. Our ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

A-3  AIG 2026 PROXY STATEMENT

Appendix A – Non-GAAP Financial Measures
■Accident Year Loss and Accident Year Combined Ratios, as Adjusted (Accident Year Loss Ratio, ex-CAT and Accident Year Combined Ratio, ex-CAT) exclude catastrophe losses (CATs) and related reinstatement premiums, prior year development (PYD), net of premium adjustments, and the impact of reserve discounting. Natural catastrophe losses are generally weather or seismic events, in each case, having a net impact on AIG in excess of $10 million and man-made catastrophe losses, such as terrorism and civil disorders that exceed the $10 million threshold. We believe that as adjusted ratios are meaningful measures of our underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. We also exclude prior year development to provide transparency related to current accident year results. Underwriting ratios are computed as follows:
—Loss Ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)
—Acquisition Ratio = Total acquisition expenses ÷ NPE
—General Operating Expense Ratio = General operating expenses ÷ NPE
—Expense Ratio = Acquisition ratio + General operating expense ratio
—Combined Ratio = Loss ratio + Expense ratio
—CATs and Reinstatement Premiums Ratio = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes] – Loss ratio
—Accident Year Loss Ratio, as Adjusted (AYLR, ex-CAT) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums + Adjustment for ceded premium under reinsurance contracts related to prior accident years]
—Accident Year Combined Ratio, as Adjusted (AYCR, ex-CAT) = AYLR ex-CAT + Expense ratio
—Prior Year Development net of reinsurance and prior year premiums Ratio = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums] – Loss ratio – CATs and reinstatement premiums ratio.

Underwriting Ratios General Insurance
	Years Ended December 31,
	2025	2024	2023	2022	2021

Loss ratio	59.0	59.8	58.9	60.8	64.2
Catastrophe losses and reinstatement premiums	(3.9)	(5.0)	(4.3)	(5.0)	(5.4)
Prior year development, net of reinsurance and prior year premiums	2.1	1.4	1.4	1.8	0.6
Accident year loss ratio, as Adjusted	57.2	56.2	56.0	57.6	59.4
Acquisition ratio	18.1	19.4	19.5	19.3	19.6
General operating expense ratio	13.0	12.6	12.2	11.8	12.0
Expense ratio	31.1	32.0	31.7	31.1	31.6
Combined ratio	90.1	91.8	90.6	91.9	95.8
AYCR, as adjusted	88.3	88.2	87.7	88.7	91.0

Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2025	2025	2025	2025	2024	2024	2024	2024

Loss ratio	56.7	55.9	58.3	65.3	59.7	60.7	61.0	58.0
Catastrophe losses and reinstatement premiums	(2.1)	(1.6)	(2.9)	(9.1)	(5.5)	(6.9)	(5.7)	(1.9)
Prior year development, net of reinsurance and prior year premiums	2.2	3.1	2.0	1.1	1.6	2.6	0.8	0.5
Accident year loss ratio, as Adjusted	56.8	57.4	57.4	57.3	55.8	56.4	56.1	56.6
Acquisition ratio	18.4	18.0	17.8	18.3	20.0	19.4	19.1	19.1
General operating expense ratio	13.7	12.9	13.2	12.2	12.8	12.5	12.4	12.7
Expense ratio	32.1	30.9	31.0	30.5	32.8	31.9	31.5	31.8
Combined ratio	88.8	86.8	89.3	95.8	92.5	92.6	92.5	89.8
AYCR, as adjusted	88.9	88.3	88.4	87.8	88.6	88.3	87.6	88.4
AIG 2026 PROXY STATEMENT  A-4

Appendix A – Non-GAAP Financial Measures

Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2023	2023	2023	2023	2022	2022	2022	2022	2021

Loss ratio	56.5	59.6	59.3	59.9	58.5	67.5	56.2	60.9	61.8
Catastrophe losses and reinstatement premiums	(2.1)	(6.9)	(3.9)	(4.2)	(3.8)	(9.8)	(1.8)	(4.5)	(2.9)
Prior year development, net of reinsurance and prior year premiums	0.9	2.7	1.0	1.0	2.3	0.9	2.9	1.1	0.3
Accident year loss ratio, as Adjusted	55.3	55.4	56.4	56.7	57.0	58.6	57.3	57.5	59.2
Acquisition ratio	20.0	19.1	19.5	19.6	19.8	18.2	19.5	19.8	19.2
General operating expense ratio	12.6	11.8	12.1	12.4	11.6	11.6	11.7	12.2	11.4
Expense ratio	32.6	30.9	31.6	32.0	31.4	29.8	31.2	32.0	30.6
Combined ratio	89.1	90.5	90.9	91.9	89.9	97.3	87.4	92.9	92.4
AYCR, as adjusted	87.9	86.3	88.0	88.7	88.4	88.4	88.5	89.5	89.8

Year Ended December 31, 2025	International Commercial	Global Personal

Loss ratio	55.7	57.5
Catastrophe losses and reinstatement premiums	(2.2)	(3.9)
Prior year development, net of reinsurance and prior year premiums	0.9	0.6
Accident year loss ratio, as Adjusted	54.4	54.2
Acquisition ratio	16.9	27.3
General operating expense ratio	14.3	14.2
Expense ratio	31.2	41.5
Combined ratio	86.9	99.0
AYCR, as adjusted	85.6	95.7
■Book Value per share, excluding Investments AOCI, Goodwill, Value of Business Acquired, Value of Distribution Channel Acquired and Other Intangible Assets (Adjusted Tangible Book Value per Share) is used to provide a useful measure of the realizable shareholder value on a per share basis after eliminating the fair value of investments that can fluctuate significantly from period to period due to changes in market conditions and Fortitude Re funds withheld assets since these fair value movements are economically transferred to Fortitude Re. Adjusted tangible book value per share is derived by dividing AIG adjusted common equity, excluding intangible assets, (AIG adjusted tangible common shareholders’ equity) by total common shares outstanding.
A-5  AIG 2026 PROXY STATEMENT

AIG

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V90303-P46894

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN INTERNATIONAL GROUP, INC.

The Board of Directors recommends a vote FOR each of the following director nominees:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. JAMES COLE, JR.	☐	☐	☐
1b. JOHN (CHRIS) INGLIS	☐	☐	☐
1c. COURTNEY LEIMKUHLER	☐	☐	☐
1d. LINDA A. MILLS	☐	☐	☐
1e. DIANA M. MURPHY	☐	☐	☐
1f. JUAN R. PEREZ	☐	☐	☐
1g. PETER R. PORRINO	☐	☐	☐
1h. JOHN G. RICE	☐	☐	☐
1i. VANESSA A. WITTMAN	☐	☐	☐
1j. PETER ZAFFINO	☐	☐	☐

The Board of Directors recommends a vote FOR Proposals 2 and 3:	**For**	**Against**	**Abstain**
2. Advisory Vote to Approve Named Executive Officer Compensation.	☐	☐	☐
3. Ratify Appointment of PricewaterhouseCoopers LLP to Serve as Independent Auditor for 2026.	☐	☐	☐

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Signature [PLEASE SIGN WITHIN BOX] Date

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V90304-P46894

Annual Meeting of Shareholders of American International Group, Inc.
Wednesday, May 13, 2026, 11:00 a.m. Eastern Time

This Proxy is Solicited on Behalf of the Board of Directors of American International Group, Inc.

Peter Zaffino, Keith Walsh and Rose Marie Glazer (the "Proxyholders"), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of American International Group, Inc. to be held virtually via the Internet at http://www.virtualshareholdermeeting.com/AIG2026 at 11:00 a.m. (Eastern Time) on May 13, 2026, or at any postponement or adjournment thereof.

Shares represented by this Proxy will be voted in accordance with the instructions provided by the shareholder. If no such instructions are provided, the Proxyholders will have authority to vote FOR each of the nominees for election and FOR Proposals 2 and 3 and otherwise as determined in their discretion. Also, in their discretion, the Proxyholders are authorized to vote upon such other business as may properly come before the meeting.

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